   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                           RELIASTAR FINANCIAL CORP.
           (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                       6311                         41-1620373
   (STATE OR OTHER
    JURISDICTION OF
     INCORPORATION
          OR              (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
     ORGANIZATION)        CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                           20 WASHINGTON AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 372-5432
                         (ADDRESS AND TELEPHONE NUMBER
                OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                RICHARD R. CROWL
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           RELIASTAR FINANCIAL CORP.
                           20 WASHINGTON AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 372-5432
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

            THOMAS G. MORGAN                            JOSEPH P. RICHARDSON
          FAEGRE & BENSON LLP                              BRYAN CAVE LLP
          2200 NORWEST CENTER                         TWO NORTH CENTRAL AVENUE
        90 SOUTH SEVENTH STREET                              SUITE 2200
      MINNEAPOLIS, MINNESOTA 55402                     PHOENIX, ARIZONA 85004
             (612) 336-3000                                (602) 364-7000

   Approximate date of commencement of proposed sale of the securities to the public: UPON THE EFFECTIVE TIME OF THE MERGER DESCRIBED HEREIN.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM PROPOSED MAXIMUM
    SECURITIES TO BE        AMOUNT TO BE    OFFERING PRICE      AGGREGATE          AMOUNT OF
       REGISTERED          REGISTERED(1)     PER UNIT(2)    OFFERING PRICE(2) REGISTRATION FEE(3)
-------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value, including Rights
 to Purchase Preferred
 Stock (4)..............  2,544,039 shares      $62.88         $96,368,178            $ 0
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Based upon the assumed maximum number of shares of ReliaStar Financial Corp. common stock that may be issued in the merger described herein, which is based upon the estimated number of shares of Pilgrim Capital Corporation common stock that may be outstanding immediately before the merger (5,088,077 shares) and stock consideration of .50 of a share of ReliaStar common stock for each such outstanding share of Pilgrim.
(2) Estimated solely for the purpose of calculating the registration fee, under Rule 457(f)(1) and (3), based upon the average of the reported high and low sale prices per share of Pilgrim common stock on September 10, 1999 of $31.44 divided by the exchange ratio of .50, and after subtracting estimated cash consideration of $63,600,963 payable to Pilgrim stockholders.
(3) Under Rule 457(b), the fee is after deduction of $35,587 paid with respect to the transaction pursuant to Section 14(g) of the Securities Exchange Act of 1934.
(4) Rights to Purchase Preferred Stock are initially attached to and trade with ReliaStar common stock. Value attributable to the Rights, if any, is reflected in the market price for ReliaStar common stock.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PILGRIM CAPITAL CORPORATION
                      40 NORTH CENTRAL AVENUE, SUITE 1200
                             PHOENIX, ARIZONA 85004

Dear Stockholders:

   We will hold a special meeting of stockholders at our headquarters at 40 North Central Avenue, 12th floor, Phoenix, Arizona on October 26, 1999 at 9:00 a.m. local time.

   At the meeting, you will be asked to consider and vote on a proposal to approve a merger agreement with ReliaStar Financial Corp. and its wholly owned subsidiary Northstar Holding, Inc. pursuant to which Pilgrim will be merged into Northstar. Upon consummation of the merger, each outstanding share of Pilgrim common stock will be converted into the right to receive .50 shares of ReliaStar common stock and cash in the amount of $12.50, subject to possible adjustments. ReliaStar is a diversified financial services company that provides a variety of insurance and investment products and services.

   The merger will provide you an opportunity for continued equity participation in a larger, more diversified enterprise with increased aggregate equity value and improved stockholder liquidity. This transaction will capitalize on the tremendous value Pilgrim has built since 1995, and at the same time permit you to continue your investment in Pilgrim's future as part of a larger, more diverse financial services company with impressive resources and vision.

   AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THIS MERGER AND CONCLUDED THAT IT IS IN THE BEST INTERESTS OF PILGRIM AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.

   Attached is a notice of special meeting of stockholders and a proxy statement/prospectus relating to the merger. The proxy statement/prospectus describes the merger in greater detail, and we encourage you to read it carefully.

   You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. Your vote is very important.

                                          Sincerely,

                                          Robert W. Stallings
                                          Chairman of the Board

                          PILGRIM CAPITAL CORPORATION
                      40 NORTH CENTRAL AVENUE, SUITE 1200
                             PHOENIX, ARIZONA 85004

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

   A special meeting of stockholders of Pilgrim Capital Corporation will be held at our headquarters located at 40 North Central Avenue, 12th floor, Phoenix, Arizona on October 26, 1999, at 9:00 a.m., local time. The purpose of the special meeting is to consider and vote on a proposal to approve a merger agreement with ReliaStar Financial Corp. and its wholly owned subsidiary Northstar Holding, Inc. that will cause Pilgrim to be merged into Northstar.

   No other business will be considered at the meeting.

   The proposal is more fully described in the proxy statement/prospectus that accompanies this notice, which you should read carefully.

   We have fixed the close of business on September 17, 1999 as the record date for the determination of our stockholders entitled to vote at this meeting.

                                          By Order of the Board of Directors

                                          James M. Hennessy
                                          Executive Vice President and
                                          Corporate Secretary

Phoenix, Arizona
September 17, 1999

   TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                           PROXY STATEMENT/PROSPECTUS

                 PROXY STATEMENT OF PILGRIM CAPITAL CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 26, 1999

                               ----------------

                    PROSPECTUS OF RELIASTAR FINANCIAL CORP.
                             SHARES OF COMMON STOCK

                               ----------------

   The board of directors of Pilgrim Capital Corporation has approved a merger with ReliaStar Financial Corp. under a merger agreement dated July 22, 1999. Pilgrim's board of directors has called a special meeting of Pilgrim's stockholders to vote on a proposal to approve the merger agreement and the merger.

   In the merger, ReliaStar will issue to Pilgrim stockholders $12.50 in cash and .50 of a share of ReliaStar common stock for each share of Pilgrim common stock held by them, subject to possible adjustments. On September 13, 1999, the closing sale price per share for ReliaStar common stock was $43.50. If the average price of ReliaStar common stock shortly before the completion of the merger were equal to that price, then the value of the consideration to be received in exchange for each share of Pilgrim common stock would be $34.25, assuming no price adjustment. See pages 23-24 for discussion and examples of the possible adjustments in the merger consideration.

   THE BOARD OF DIRECTORS OF PILGRIM HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

   SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN ANALYZING THE PROPOSAL.

   This proxy statement/prospectus is being mailed to Pilgrim's stockholders on or about September 22, 1999. This document also constitutes the prospectus of ReliaStar with respect to the shares of ReliaStar common stock to be issued in the merger, which are listed on the New York Stock Exchange under the symbol "RLR."

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF RELIASTAR COMMON STOCK OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 17, 1999.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Questions and Answers About the Merger...................................   1
Summary..................................................................   3
  The Merger.............................................................   3
  The Merger Agreement...................................................   4
  Recommendation of the Pilgrim Board and Reasons for the Merger.........   4
  Additional Interests of Pilgrim's Officers and Directors in the
   Merger................................................................   5
  Fairness Opinion with Respect to the Merger............................   5
  The Companies..........................................................   5
  The Pilgrim Capital Corporation Special Meeting........................   6
  Comparative Per-Share Market Data......................................   7
  Selected Historical Financial Data.....................................   8
  Comparative Unaudited Per-Share Data...................................  10
  Share Price and Dividend Data..........................................  11
Risk Factors.............................................................  12
  Risks Relating to the Merger...........................................  12
  Risks Relating to ReliaStar............................................  12
General Information......................................................  14
Background of the Merger.................................................  15
Pilgrim's Reasons for the Merger and Recommendation of the Pilgrim Board
 of Directors............................................................  17
  Pilgrim's Reasons for the Merger.......................................  17
  Recommendation of Pilgrim's Board of Directors.........................  18
ReliaStar's Reasons for the Merger.......................................  18
Opinion of Pilgrim's Financial Advisor...................................  18
The Merger...............................................................  22
  Merger Consideration...................................................  22
  Effective Time and Effect of the Merger................................  24
  Exchange of Shares.....................................................  24
  Employee Benefit Plans and Stock Options...............................  24
  Conditions to Completion of the Merger.................................  25
  Representations and Warranties.........................................  26
  Conduct of Business Before the Merger..................................  26
  Amendment and Waiver...................................................  26
  Termination............................................................  26
  Expenses and Termination Payments......................................  27
  No Solicitation of Alternative Transactions............................  27
  Interests of Certain Persons in the Merger.............................  27
  Federal Income Tax Consequences........................................  28
  Business and Management After the Merger...............................  30
  Restrictions on Sales of Shares by Affiliates of Pilgrim and
   ReliaStar.............................................................  30
Dissenters' Rights.......................................................  31
Share Ownership by Principal Stockholders, Management and Directors of
 Pilgrim.................................................................  31
Forward-Looking Information..............................................  33
Business of ReliaStar....................................................  33
Business of Pilgrim......................................................  34
Description of ReliaStar Capital Stock...................................  35
  Common Stock...........................................................  35
  Preferred Stock........................................................  35
  Dividends..............................................................  35

                                      (i)

                                                                           PAGE
                                                                           ----
  Voting Rights...........................................................  36
  Liquidation.............................................................  37
  Share Rights Agreement..................................................  37
  Limitations on Change in Control........................................  38
  Limitation on Certain Liability of Directors and Indemnification........  39
  Transfer Agent..........................................................  39
Comparative Rights of Stockholders of Pilgrim and ReliaStar...............  39
  General.................................................................  39
  Voting Rights...........................................................  39
  Charter Amendments......................................................  39
  Transactions with Interested Shareholders...............................  40
  Consideration of Other Constituencies...................................  40
  Share Rights Agreement..................................................  41
Where You Can Find More Information.......................................  41
Legal Matters.............................................................  42
Experts...................................................................  42
Stockholder Proposals.....................................................  42
Independent Auditors......................................................  43
Exhibit A--Agreement and Plan of Merger................................... A-1
Exhibit B--Opinion of Putnam, Lovell, de Guardiola & Thornton, Inc........ B-1
Exhibit C--Delaware General Corporation Law Section 262................... C-1

                                      (ii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A: You will receive $12.50 in cash and .50 of a share of ReliaStar common stock for each share of Pilgrim common stock that you hold. ReliaStar will not issue fractional shares of common stock. Instead, Pilgrim stockholders entitled to a fractional share will receive cash in the amount of the fraction times ReliaStar's average share price during a five-day pricing period shortly before the merger.

Q:ARE THERE ANY POSSIBLE ADJUSTMENTS TO WHAT I WILL RECEIVE IN THE MERGER?

A: Yes, there are two possible adjustments. First, if redemptions of Pilgrim's mutual fund assets exceed sales of those assets by approximately $780 million between July 22, 1999 and the completion of the merger, then the merger consideration will be reduced based on a formula discussed in the main body of this document. This adjustment recognizes the fact that the advisory fees related to the funds' assets under management are the primary source of Pilgrim's revenues. From July 22, 1999 through September 10, 1999, sales exceeded redemptions by approximately $75 million. As a result, redemptions would have to exceed sales by $855 million after September 10, 1999 before this adjustment would occur. Second, if ReliaStar's average share price exceeds $42 during the pricing period before closing, ReliaStar may choose to pay the incremental portion of the higher purchase price in cash instead of stock. That incremental cash portion is limited, however, in order to maintain tax-free reorganization treatment for the merger. See pages 23-24 for discussion and examples of these possible adjustments.

Q: WHAT PERCENTAGE OF RELIASTAR'S STOCK OWNERSHIP WILL FORMER PILGRIM
   STOCKHOLDERS HOLD AFTER THE MERGER?

A: Former Pilgrim stockholders will hold approximately 3% of ReliaStar's outstanding common stock.

Q:WHAT KIND OF PREMIUM TO THE PRICE OF PILGRIM'S STOCK IS IMPLIED BY THE MERGER CONSIDERATION?

A: The merger consideration represents a premium of 19% over the closing price of the Pilgrim common stock on the day before the merger agreement was signed and a premium of 68% over the closing price per share one month earlier.

Q:WHY DID PILGRIM SEEK A MERGER WITH RELIASTAR?

A. Pilgrim's board believes that the consideration to be received in the merger maximizes value for Pilgrim's stockholders. The merger will provide you an opportunity for continued equity participation in a larger, more diversified enterprise with increased aggregate equity value and improved stockholder liquidity. This transaction will capitalize on the tremendous value Pilgrim has built since 1995, and at the same time permit you to continue your investment in Pilgrim's future as part of a larger, more diverse financial services company with impressive resources and vision.

Q:WHY DID RELIASTAR SEEK TO ACQUIRE PILGRIM?

A. The acquisition of Pilgrim represents an opportunity to strengthen ReliaStar's presence in the mutual fund marketplace and expand its product line. This acquisition will help achieve economies of scale in the mutual fund business, putting ReliaStar in a stronger position to attract and retain assets, afford top asset-management talent, reduce unit costs, and increase profitability from the mutual fund business. ReliaStar views Pilgrim as an attractive acquisition because of Pilgrim's complementary funds and distribution, its strong asset managers and product performance, and its experienced management team.

Q:WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting of Pilgrim's stockholders.

Q:WHAT DO I DO IF I WANT TO CHANGE MY VOTE LATER?

A: Just send in a later-dated, signed proxy card to Pilgrim's Corporate
   Secretary so that it is received before the stockholders' meeting or attend the meeting in person and vote.

Q:IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker, which will have the effect of a vote against the merger.

Q:SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Norwest Bank Minnesota, National
   Association, the exchange agent for the merger, will send you written instructions for exchanging your stock certificates.

Q:WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect that the approval of Pilgrim's stockholders will be the last condition to the completion of the merger. The merger should be completed within three business days after the stockholders' meeting.

Q:WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PILGRIM'S STOCKHOLDERS?

A: Generally, you will not recognize a gain or a loss with respect to the receipt of ReliaStar common stock in exchange for your shares of Pilgrim common stock. Receipt of the cash portion of the merger consideration generally would be taxable.

Q:DOES RELIASTAR PAY DIVIDENDS?

A: Yes. Subject to board approval, ReliaStar pays regular quarterly dividends in February, May, August, and November of each year. ReliaStar's current annualized dividend rate is $.82 per share.

Q:WHOM SHOULD I CALL WITH QUESTIONS?

A: Pilgrim stockholders should call Pilgrim Investor Relations at 1-800-992-
   0180 with any questions about the merger. You may also obtain additional information about ReliaStar and Pilgrim from documents each company files with the Securities and Exchange Commission by following the instructions in the section "Where You Can Find More Information" beginning on page 41.

                                    SUMMARY

   The following is a summary of material information contained in this proxy statement/prospectus. For more information, you should refer to the information in the main body of this proxy statement/prospectus along with the exhibits and the information incorporated by reference. A copy of the merger agreement is attached as Exhibit A to this proxy statement/prospectus and incorporated by reference. You should refer to that agreement for a complete statement of the terms of the merger, because it is the legal document that governs the merger.

THE MERGER

   Structure of the Merger. This proxy statement/prospectus relates to the proposed merger of Pilgrim with Northstar Holding, Inc., a wholly owned subsidiary of ReliaStar and the holding company for ReliaStar's mutual fund operations. Northstar will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of ReliaStar.

   Conversion of Shares. At the completion of the merger, each outstanding share of Pilgrim common stock, other than shares held by persons who have properly asserted statutory dissenters' rights under Delaware law, will be converted into the right to receive $12.50 in cash and .50 of a share of ReliaStar common stock, subject to possible adjustments discussed in the next paragraph. ReliaStar will not issue fractional shares of ReliaStar common stock. Instead, Pilgrim stockholders entitled to a fractional share will be entitled to receive an amount in cash equal to the fraction times ReliaStar's average share price during the five-day pricing period before the merger.

   Possible Adjustments to Merger Consideration. There are two possible adjustments to the consideration that you will receive in the merger. First, if the assets under management for Pilgrim's family of mutual funds total less than approximately $4.49 billion on the closing date of the merger, then the merger consideration will be reduced based on a formula discussed in the main body of this document. This adjustment recognizes the fact that the advisory fees related to the funds' assets under management are the primary source of Pilgrim's revenues. As of September 10, 1999, the assets under management totaled $5.352 billion. Second, if ReliaStar's average share price exceeds $42 during the pricing period before closing, ReliaStar may elect to pay some or all of the incremental portion of the higher purchase price in cash instead of stock. That incremental cash portion is limited, however, in order to maintain tax-free reorganization treatment for the merger. See pages 23-24 for discussion and examples of these possible adjustments.

   Federal Income Tax Consequences. The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. That means that Pilgrim stockholders would generally not recognize gain or loss on the receipt of shares of ReliaStar common stock in the merger. Payments of the cash portion of the merger consideration and cash received in lieu of fractional shares generally would be taxable, however. You are urged to consult with your tax adviser to determine the specific tax consequences of the merger to you.

   Dissenters' Rights in the Merger. Under Delaware law, each holder of shares of Pilgrim common stock is entitled to object to the merger and to demand payment for the holder's shares of Pilgrim common stock in cash if the holder complies with strict statutory procedures. Please see "Dissenters' Rights" beginning on page 31 for a discussion of these procedures. It is a condition to completing the merger that holders of not more than 7.5% of Pilgrim's outstanding common stock shall have asserted dissenters' rights.

   Comparative Rights of Pilgrim Stockholders Before and After the Merger. Both ReliaStar and Pilgrim are Delaware corporations. The rights of Pilgrim stockholders are currently governed by Pilgrim's certificate of incorporation and bylaws. After the completion of the merger, Pilgrim stockholders will become stockholders of ReliaStar and their rights will then be governed by ReliaStar's certificate of incorporation and bylaws. There are differences between the rights of Pilgrim stockholders and the rights of ReliaStar stockholders. These differences include the additional anti-takeover provisions contained in ReliaStar's certificate of incorporation and the fact that ReliaStar has adopted a share rights plan whereas Pilgrim has not. Each of these factors may have the effect of discouraging or delaying a change of control of ReliaStar that is not approved by ReliaStar's board of directors.

   Surrender of Share Certificates. Stockholders of Pilgrim should not surrender their stock certificates until they receive transmittal materials, which will be mailed following the completion of the merger.

THE MERGER AGREEMENT

   Completion of the Merger. Subject to the conditions contained in the merger agreement, ReliaStar and Pilgrim expect to complete the merger on or about October 26, 1999.

   Conditions to the Merger. The obligations of ReliaStar and Pilgrim to complete the merger are subject to a number of conditions, including, among others, that the merger agreement and the merger shall have been approved by Pilgrim's stockholders and that the change of control of Pilgrim shall have been approved by the stockholders of the Pilgrim family of mutual funds and a limited number of institutional investors for whom Pilgrim acts as collateral manager. Neither ReliaStar nor Pilgrim is aware of any regulatory approvals that are necessary to consummate the merger that have not been obtained.

   Termination Payments. If the merger agreement is terminated, the companies have agreed to the following payments:

  . If the agreement is terminated because Pilgrim's stockholders do not approve the merger, or because Pilgrim's board of directors withdraws or adversely modifies its recommendation of the merger, or because of a material breach by Pilgrim, then

    (1) Pilgrim has agreed to reimburse ReliaStar's expenses incurred in connection with the merger, up to $2 million; and

    (2) if, within one year of the termination date, a third party acquires Pilgrim or a substantial portion of its stock or assets, then Pilgrim has agreed to pay ReliaStar an additional $8 million.

  . If the agreement is terminated because of a material breach by ReliaStar, then ReliaStar has agreed to reimburse Pilgrim's expenses incurred in connection with the merger, up to $2 million.

   No Solicitation of Other Offers. In the merger agreement, Pilgrim has agreed not to solicit or encourage offers for, or provide any confidential information relating to, any acquisition of Pilgrim or of a substantial portion of its assets, other than the merger with ReliaStar. However, Pilgrim may supply information to third parties and cooperate or engage in discussions with third parties relating to an acquisition transaction, but only if the third-party offer is likely to be superior to ReliaStar's and the Pilgrim board of directors is required by its fiduciary duties to take those actions.

   Accounting Treatment. The merger will be accounted for under the "purchase" method of accounting. That means that ReliaStar will record the excess of the purchase price of Pilgrim over the fair market value of Pilgrim's assets as goodwill.

RECOMMENDATION OF THE PILGRIM BOARD AND REASONS FOR THE MERGER

   AFTER CAREFULLY EVALUATING BOTH POSITIVE AND NEGATIVE FACTORS RELATING TO THE MERGER, THE BOARD OF DIRECTORS OF PILGRIM DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF PILGRIM AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT PILGRIM STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND

THE MERGER. The merger will provide you an opportunity for continued equity participation in a larger, more diversified enterprise with increased aggregate equity value and improved stockholder liquidity. This transaction will capitalize on the tremendous value Pilgrim has built since 1995, and at the same time permit you to continue your investment in Pilgrim's future as part of a larger, more diverse financial services company with impressive resources and vision. In reaching this determination, the Pilgrim board considered that the price per share implied by the merger consideration, as of the last trading day prior to the announcement of the merger, represents a premium of more than 19% over the closing price of Pilgrim common stock that day and a premium of more than 68% over the closing price on the 30th day before that announcement.

ADDITIONAL INTERESTS OF PILGRIM'S OFFICERS AND DIRECTORS IN THE MERGER

   When considering the recommendation of Pilgrim's board, you should be aware that certain Pilgrim directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

  . Robert W. Stallings, the Chairman and Chief Executive Officer of Pilgrim, will be President and Chief Executive Officer of the combined mutual fund organization after the merger.

  . The other executive officers of Pilgrim will be executive officers of the combined mutual fund organization after the merger.

  . As of the record date, directors and executive officers of Pilgrim and their affiliates beneficially own approximately 29.78% of the outstanding Pilgrim shares.

FAIRNESS OPINION WITH RESPECT TO THE MERGER

   In deciding to approve the merger, Pilgrim's board of directors considered the July 22, 1999 opinion of its financial advisor, Putnam, Lovell, de Guardiola & Thornton, Inc., that, on that date, the consideration to be paid by ReliaStar in the merger is fair to the stockholders of Pilgrim, from a financial point of view.

   A COPY OF THE PUTNAM, LOVELL OPINION IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS. YOU SHOULD READ THE OPINION IN ITS ENTIRETY FOR INFORMATION ON THE ASSUMPTIONS MADE, AND MATTERS CONSIDERED, BY PUTNAM LOVELL IN RENDERING ITS OPINION.

THE COMPANIES

   ReliaStar. ReliaStar Financial Corp. is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, life and health reinsurance, retirement plans, mutual funds, bank products, and personal finance education. Based on revenues, ReliaStar is the 8th largest publicly held life insurance holding company in the United States and at June 30, 1999, had $24.0 billion in assets under management and life insurance in force of $307.3 billion. When we refer to "ReliaStar" in this document, we are referring to ReliaStar Financial Corp. and its subsidiaries as a whole, unless the context requires otherwise.

   ReliaStar's principal executive offices are located at 20 Washington Avenue South, Minneapolis, Minnesota 55401, and its telephone number is (612) 372-5432.

   Pilgrim. Pilgrim Capital Corporation (formerly Pilgrim America Capital Corporation) is a Phoenix-based holding company that, through its subsidiaries, provides investment management and related services for mutual funds and structured finance products. At June 30, 1999, Pilgrim managed over $5.2 billion in mutual fund assets and over $2.3 billion in structured finance products. In this document, we use "Pilgrim" to refer to Pilgrim Capital Corporation and its subsidiaries as a whole, unless the context otherwise requires.

   Pilgrim's executive offices are located at 40 North Central Avenue, 12th floor, Phoenix, Arizona 85004, and its telephone number is (602) 417-8100.

   The Combined Company. ReliaStar is a diversified financial services company that provides a variety of insurance and investment products and services. ReliaStar's new mutual fund organization will have a family of 32 mutual funds representing assets under management of approximately $12 billion and combined annual sales of $2 billion. The merger presents new cross-selling opportunities for the combined company such as ReliaStar's use of the Pilgrim family of mutual funds in ReliaStar's equity-based products, including variable life insurance, variable annuities, and 401(k) plans, in addition to selling the funds as stand-alone products. ReliaStar's fixed and variable annuities and 401(k) plans will be marketed through Pilgrim's distribution channels.

THE PILGRIM CAPITAL CORPORATION SPECIAL MEETING

 Date, Time, Place and Purpose of Pilgrim's Meeting

   The special meeting of stockholders of Pilgrim will be held at 9:00 a.m., local time, on October 26, 1999 at Pilgrim's offices located at 40 North Central Avenue, 12th floor, Phoenix, Arizona. At the meeting, stockholders at the close of business on the record date of September 17, 1999 will be asked to approve the merger agreement and the merger. No other business will be conducted at the meeting.

 Record Date and Outstanding Shares

   Only holders of record of Pilgrim common stock at the close of business on the record date are entitled to vote at the meeting. As of that time, there were 5,088,077 shares of Pilgrim common stock outstanding and entitled to vote, held of record by approximately 330 stockholders, although Pilgrim believes that there are more than 2,000 beneficial owners of its common stock. Each stockholder is entitled to one vote for each share of Pilgrim common stock held as of the record date.

 Quorum

   The required quorum for the transaction of business at the meeting is a majority of the shares of Pilgrim common stock outstanding on the record date.

 Vote Required

   The affirmative vote of a majority of the outstanding shares of Pilgrim common stock is required to approve the merger agreement and the merger.

 Share Ownership of Management and Certain Stockholders

   On the record date, directors, executive officers and affiliates of Pilgrim as a group beneficially owned 1,797,610 shares of Pilgrim common stock, or approximately 29.78% of the outstanding shares on that date.

 Abstentions; Broker Non-Votes

   Abstentions will be included in determining the number of shares present and voting at the meeting for purposes of a quorum, but will be deemed to be votes against the merger. Broker non-votes will similarly count as votes against the merger.

 Expenses of Proxy Solicitation

   Pilgrim will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Pilgrim and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Pilgrim will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, Pilgrim will reimburse them for their reasonable expenses.

 Voting of Proxies

   The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Pilgrim board of directors for use at the meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise deliver it to Pilgrim. All properly signed proxies received by Pilgrim prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger.

 How to Revoke Your Proxy

   You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

  . delivering to Pilgrim's Corporate Secretary, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

  . signing and delivering a proxy relating to the same shares and bearing a later date, or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

COMPARATIVE PER-SHARE MARKET DATA

   To assist your analysis of the proposed merger, the following table lists the closing prices per share for ReliaStar common stock and Pilgrim common stock on July 22, 1999, which was the last trading day before the public announcement of the merger, and on September 13, 1999. The table also lists for those dates the equivalent per-share price for Pilgrim common stock, which equals $12.50 plus the product of the closing share price of ReliaStar common stock on the relevant date multiplied by .50. Please remember, however, that the merger consideration is subject to possible adjustments and that the market price of ReliaStar common stock will fluctuate. You should obtain a current quote for ReliaStar common stock before voting or if you are considering changing your vote.

                                                    RELIASTAR PILGRIM  PILGRIM
                                                     COMMON   COMMON  EQUIVALENT
                                                      STOCK    STOCK  PER-SHARE
                                                    --------- ------- ----------
July 22, 1999......................................  $47.50   $29.94    $36.25
September 13, 1999.................................  $43.50   $31.56    $34.25

SELECTED HISTORICAL FINANCIAL DATA

   ReliaStar's selected historical financial data presented below as of and for the five fiscal years ended December 31, 1998 are derived from the financial statements of ReliaStar Financial Corp. and its subsidiaries. Data as of and for the six-month periods ended June 30, 1999 and 1998 have been derived from unaudited financial statements of ReliaStar. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected financial data should be read in conjunction with ReliaStar's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this proxy statement/prospectus.

                   RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                           SIX MONTHS ENDED
                               JUNE 30,                    YEAR ENDED DECEMBER 31,
                          -------------------  --------------------------------------------------
                            1999      1998       1998       1997      1996      1995       1994
                          --------- ---------  ---------  --------- --------- ---------  --------
OPERATING DATA:
Premiums................  $   559.4 $   492.3  $ 1,014.1  $   887.9 $   836.9 $   851.5  $  726.9
Net Investment Income...      559.6     548.7    1,116.9    1,006.3     929.6     884.3     613.4
Realized Investment
 Gains (Losses).........        1.6      17.5       17.6       11.7      11.2       4.9     (27.4)
Policy and Contract
 Charges................      221.8     202.7      427.6      332.9     245.9     218.5     136.2
Other Income............      126.6     150.2      272.0      238.8     143.4     114.4     102.4
                          --------- ---------  ---------  --------- --------- ---------  --------
 Total Revenues.........    1,469.0   1,411.4    2,848.2    2,477.6   2,167.0   2,073.6   1,551.5
Benefits and Expenses...    1,246.2   1,187.9    2,447.1    2,122.7   1,866.1   1,816.7   1,391.5
Income Tax Expense......       80.1      79.5      143.0      125.7     105.0      89.7      56.6
Dividends on Preferred
 Securities of
 Subsidiaries, Net of
 Tax....................        6.6       6.6       13.2       10.4       5.0       0.0       0.0
                          --------- ---------  ---------  --------- --------- ---------  --------
Income from Continuing
 Operations.............      136.1     137.4      244.9      218.8     190.9     167.2     103.4
Income (Loss) from
 Discontinued
 Operations,
 Net of Tax.............        0.0      (3.4)      (7.2)       3.2       2.1      (3.5)      1.7
                          --------- ---------  ---------  --------- --------- ---------  --------
 Net Income.............  $   136.1 $   134.0  $   237.7  $   222.0 $   193.0 $   163.7  $  105.1
                          ========= =========  =========  ========= ========= =========  ========
 Net Income Available to
  Common Shareholders...  $   136.1 $   134.0  $   237.7  $   222.0 $   187.8 $   155.4  $   96.8
                          ========= =========  =========  ========= ========= =========  ========
EARNINGS PER COMMON
 SHARE:
Basic:
 Income from Continuing
  Operations............  $    1.54 $    1.51  $    2.69  $    2.55 $    2.51 $    2.19  $   1.60
 Income (Loss) from
  Discontinued
  Operations............       0.00     (0.04)     (0.08)      0.04      0.03     (0.05)     0.03
                          --------- ---------  ---------  --------- --------- ---------  --------
 Net Income.............  $    1.54 $    1.47  $    2.61  $    2.59 $    2.54 $    2.14  $   1.63
                          ========= =========  =========  ========= ========= =========  ========
Diluted:
 Income from Continuing
  Operations............  $    1.52 $    1.48  $    2.64  $    2.51 $    2.35 $    2.04  $   1.47
 Income (Loss) from
  Discontinued
  Operations............       0.00     (0.04)     (0.08)      0.04      0.02     (0.05)     0.03
                          --------- ---------  ---------  --------- --------- ---------  --------
 Net Income.............  $    1.52 $    1.44  $    2.56  $    2.55 $    2.37 $    1.99  $   1.50
                          ========= =========  =========  ========= ========= =========  ========
DIVIDENDS PAID PER
 COMMON SHARE:..........  $   0.390 $   0.340  $   0.710  $   0.605 $   0.545 $   0.488  $  0.438
BALANCE SHEET DATA (END
 OF PERIOD):
Invested Assets.........  $14,581.5 $14,626.4  $14,909.1  $14,420.5 $11,996.3 $11,814.2  $7,918.2
Other Assets............    8,764.7   7,422.0    7,699.6    6,580.3   4,710.7   3,705.0   2,448.6
                          --------- ---------  ---------  --------- --------- ---------  --------
 Total Assets...........   23,346.2  22,048.4   22,608.7   21,000.8  16,707.0  15,519.2  10,366.8
Notes and Mortgages
 Payable................      615.7     647.9      509.4      593.5     407.5     422.3     194.6
Other Liabilities.......   20,593.0  19,006.1   19,736.8   18,154.4  14,760.9  13,676.8   9,373.7
                          --------- ---------  ---------  --------- --------- ---------  --------
 Total Liabilities......   21,208.7  19,654.0   20,246.2   18,747.9  15,168.4  14,099.1   9,568.3
Trust-Originated
 Preferred Securities...      242.5     242.1      242.3      241.9     120.9       0.0       0.0
Shareholders' Equity
 Preferred..............        0.0       0.0        0.0        0.0       0.0      68.7      67.9
 Common.................    1,895.0   2,152.3    2,120.2    2,011.0   1,417.7   1,351.4     730.6
Book Value Per Common
 Share..................      21.91     23.56      23.86      22.24     17.71     17.44     11.35

   Pilgrim's unaudited selected historical financial data as of and for the five years ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998 are derived from the financial statements of Pilgrim Capital Corporation and its subsidiaries. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. This selected financial data should be read in conjunction with Pilgrim's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this proxy statement/prospectus. Although Pilgrim uses September 30 as a fiscal year-end, the following data are presented in conformity with ReliaStar's December 31 year-end.

                  PILGRIM CAPITAL CORPORATION AND SUBSIDIARIES
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                 SIX MONTHS
                                 ENDED JUNE
                                     30,         YEAR ENDED DECEMBER 31,
                                 ----------- ----------------------------------
                                 1999  1998  1998  1997   1996    1995    1994
                                 ----- ----- ----- -----  -----  ------  ------
OPERATING DATA:
Total Revenues.................  $26.0 $22.0 $48.4 $24.2  $15.8  $  9.7  $  0.0
Expenses.......................   14.5  14.2  30.0  16.0   15.7    10.8     0.0
Income Tax Expense (Benefit)...    4.7   3.2   7.6  (3.8)  (1.8)    0.0     0.0
Income (Loss) from Continuing
 Operations....................    6.8   4.6  10.8  12.0    1.9    (1.1)    0.0
Income (Loss) from Discontinued
 Operations....................    0.0   0.0   0.0   0.4    0.0    (4.4)  (11.9)
                                 ----- ----- ----- -----  -----  ------  ------
  Net Income (Loss)............  $ 6.8 $ 4.6 $10.8 $12.4  $ 1.9  $ (5.5) $(11.9)
                                 ===== ===== ===== =====  =====  ======  ======
  Net Income (Loss) Available
   to Common Shareholders......  $ 6.8 $ 4.6 $10.8 $12.4  $ 1.9  $ (5.5) $(11.9)
                                 ===== ===== ===== =====  =====  ======  ======
EARNINGS (LOSS) PER COMMON
 SHARE:
Basic:
  Income (Loss) from Continuing
   Operations..................  $1.30 $0.80 $1.91 $2.07  $0.27  $(0.15) $ 0.00
  Income (Loss) from
   Discontinued Operations.....   0.00   0.0   0.0  0.07    0.0   (0.60)  (1.51)
                                 ----- ----- ----- -----  -----  ------  ------
  Net Income (Loss)............  $1.30 $0.80 $1.91 $2.14  $0.27  $(0.75) $(1.51)
                                 ===== ===== ===== =====  =====  ======  ======
Diluted:
  Income (Loss) from Continuing
   Operations..................  $1.13 $0.70 $1.67 $1.89  $0.27  $(0.15) $ 0.00
  Income (Loss) from
   Discontinued Operations.....    0.0   0.0   0.0  0.06    0.0   (0.60)  (1.51)
                                 ----- ----- ----- -----  -----  ------  ------
  Net Income (Loss)............  $1.13 $0.70 $1.67 $1.95  $0.27  $(0.75) $(1.51)
                                 ===== ===== ===== =====  =====  ======  ======
DIVIDENDS PAID PER COMMON
 SHARE:........................  $ 0.0 $ 0.0 $ 0.0 $ 0.0  $ 0.0  $  0.0  $  0.0
BALANCE SHEET DATA (END OF
 PERIOD):
Total Assets...................  $89.4 $72.8 $62.4 $57.3  $43.1  $ 43.8  $ 89.1
Total Liabilities..............   42.5  26.1  17.1  14.0   12.4     8.3    46.4
Preferred Stock................    0.0   0.0   0.0   0.0    0.0     0.3     1.0
Shareholders' Equity Common....   46.9  46.7  45.3  43.3   30.7    35.2    41.7
Book Value Per Common Share....   8.97  8.12  8.04  7.46   4.44    4.80    5.30

COMPARATIVE UNAUDITED PER-SHARE DATA

   The following tables present historical per-share data of ReliaStar and Pilgrim and combined per-share data on an unaudited pro-forma basis after giving effect to the merger. These data should be read in conjunction with the selected historical financial data and the separate historical financial statements of ReliaStar and Pilgrim and notes to those statements included elsewhere or incorporated by reference in this proxy statement/prospectus. The pro forma information is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                                          SIX MONTHS ENDED       YEAR ENDED
                                            JUNE 30, 1999     DECEMBER 31, 1998
                                        --------------------- -----------------
INCOME FROM CONTINUING OPERATIONS PER
 COMMON SHARE:
  Basic:
    Historical ReliaStar...............         $1.54               $2.69
    Historical Pilgrim.................          1.30                1.91
    Pro Forma Combined.................          1.50                2.59
    Pro Forma Equivalent for One Share
     of Pilgrim Common Stock...........          1.20                2.07
  Diluted:
    Historical ReliaStar...............         $1.52               $2.64
    Historical Pilgrim.................          1.13                1.67
    Pro Forma Combined.................          1.48                2.55
    Pro Forma Equivalent for One Share
     of Pilgrim Common Stock...........          1.18                2.03
  Dividends Paid per Common Share:
    Historical ReliaStar...............         $0.39               $0.71
    Historical Pilgrim.................            --                  --
    Pro Forma Combined.................          0.39                0.71
    Pro Forma Equivalent for One Share
     of Pilgrim Common Stock...........          .311                .566
                                           BOOK VALUE PER
                                        SHARE OF COMMON STOCK
                                            JUNE 30, 1999
                                        ---------------------
Historical ReliaStar...................        $21.91
Historical Pilgrim.....................          8.97
Pro Forma Combined.....................         22.61
Pro Forma Equivalent for One Share of
 Pilgrim Common Stock..................         18.03

SHARE PRICE AND DIVIDEND DATA

   The common stock of each of ReliaStar and Pilgrim is listed and principally traded on the New York Stock Exchange under the symbol "RLR" for ReliaStar and "PFX" for Pilgrim.

   The following table shows, for the calendar periods indicated, the reported high and low sale prices on the New York Stock Exchange for ReliaStar common stock and through January 5, 1999 on the Nasdaq National Market and since January 6, 1999 on the New York Stock Exchange for Pilgrim common stock. The table also shows historical dividend information for ReliaStar. Pilgrim has not paid cash dividends on its common stock during the periods presented.

                                                                      PILGRIM
                                                  RELIASTAR           COMMON
                                               COMMON STOCK(1)       STOCK(2)
                                            ---------------------- -------------
                                             HIGH   LOW   DIVIDEND  HIGH   LOW
                                            ------ ------ -------- ------ ------
1997:
  First Quarter............................ $32.69 $27.00  $.140   $ 7.08 $ 4.58
  Second Quarter...........................  36.75  28.63   .155    10.42   6.00
  Third Quarter............................  40.19  35.66   .155    13.83   9.33
  Fourth Quarter...........................  41.56  33.63   .155    16.50  11.33
1998:
  First Quarter............................ $48.75 $39.75  $.155   $23.25 $11.67
  Second Quarter...........................  49.94  41.75   .185    27.00  14.67
  Third Quarter............................  52.44  36.44   .185    28.38  16.75
  Fourth Quarter...........................  48.44  29.00   .185    25.00  12.88
1999:
  First Quarter............................ $48.44 $39.56  $.185   $25.75 $19.00
  Second Quarter...........................  43.94  34.88   .205    20.88  19.00
  Third Quarter (through
   September 13)...........................  49.81  41.81   .205    33.81  19.50

--------
(1) Adjusted to reflect a 2-for-1 stock split during September 1997.
(2) Adjusted to reflect a 3-for-2 stock split on May 1, 1998.

                                  RISK FACTORS

RISKS RELATING TO THE MERGER

 Fixed Exchange Ratio May Limit the Value of ReliaStar Stock Received by Pilgrim Stockholders

   In the merger, each outstanding share of Pilgrim common stock will be converted into the right to receive $12.50 in cash and 0.50 of a share of ReliaStar common stock, subject to the possible adjustments discussed in the next paragraph and elsewhere in this proxy statement/prospectus. There will be no other adjustments of the exchange ratio based on fluctuations in the market price of ReliaStar common stock. Consequently, the value of the ReliaStar common stock that you expect to receive in the merger could vary from the date that you submit your proxy until the consummation of the merger. You are urged to obtain a current quotation for ReliaStar common stock before voting or if you are considering changing your vote.

 Because the Merger Consideration is Subject to Adjustment, the Tax Consequences of the Merger to You May Be Altered and the Consideration You Expect to Receive May Be Reduced

   There are two possible adjustments to the consideration that you will receive in the merger. The first adjustment is based on ReliaStar's average share price over a five-day period shortly before the effective time of the merger. This adjustment may change the allocation of the merger consideration between cash and stock, which may affect the tax consequences of the merger to you. The second adjustment is based on the assets under management of the Pilgrim family of mutual funds as of the closing date of the merger. This adjustment may reduce, but not increase, the consideration payable by ReliaStar to you. Although the formula for determining this adjustment is listed in this proxy statement/prospectus, the amount of any such adjustment will not be known until after you submit your proxy or vote.

 If ReliaStar and Pilgrim Cannot Effectively Integrate Their Operations, Then Potential Benefits of the Merger May Not Be Realized

   ReliaStar and Pilgrim will have to integrate Pilgrim's and Northstar's mutual fund management teams, operations, distribution channels, and sales and marketing efforts. If the companies are not successful in this integration, then ReliaStar's anticipated benefits from this merger may not be realized.

RISKS RELATING TO RELIASTAR

 Aggressive Competition in ReliaStar's Industry Could Adversely Affect Its Earnings and Distribution Channels

   Aggressive competition in insurance premiums or other product fees and commissions could adversely affect ReliaStar's earnings and ability to retain distributors. ReliaStar competes with the largest financial service companies in the United States. Many of these companies are much larger and have more resources than ReliaStar. The products sold by ReliaStar are similar to those sold by its competitors. ReliaStar must compete to attract and retain customers and distributors. Innovative products, strong support for distributors, and excellent customer service are required to successfully compete in these markets.

 Changes in General Market Conditions Affect Sales of ReliaStar's Products and May Reduce Its Revenues

   The products sold by ReliaStar provide value to its customers, in part, through crediting equity gains and losses and fixed-interest income. Changes in the strength of the equity and fixed-income markets may make some products unattractive to ReliaStar's customers and thus adversely affect ReliaStar's sales. For example, ReliaStar has experienced a decline in new sales of fixed-income products in the recent low-interest-rate environment.

 Increased Levels of Policy Claims May Adversely Affect ReliaStar's Earnings

   Many of ReliaStar's products provide customers with benefits in the event of death or disability. It is not possible to predict with certainty when claims will occur. If ReliaStar incurs more claims than expected in any period, its earnings will be adversely affected. ReliaStar maintains reinsurance and other similar arrangements with many reinsurers in an attempt to minimize fluctuations related to the incidence of claims.

 A Downgrade of ReliaStar's Claims-Paying or Credit Ratings Could Reduce Its Sales and Increase Its Costs of Borrowing

   ReliaStar's insurance products and debt instruments are rated by a number of public rating agencies. Favorable ratings are necessary to reach certain customer markets. These ratings also affect ReliaStar's cost of borrowing. A reduction in one or more ratings could adversely affect ReliaStar's sales or the cost it pays to borrow. ReliaStar monitors its businesses and financial condition in an effort to maintain the ratings required to achieve its business objectives.

 Changes in Legislation Regulating Financial Institutions Could Result in ReliaStar Facing Stronger Competition

   The United States Congress is considering legislation that would eliminate many of the restrictions on affiliations among banks, insurance companies, and brokers. Enactment of this or similar legislation could result in larger, more diversified financial service companies that have more resources than ReliaStar's current competitors, giving them a competitive advantage. The impact of such legislation, if any, on ReliaStar's financial condition and prospects cannot be predicted at this time.

 The Insolvency of Unrelated Insurance Companies Could Subject ReliaStar to Additional Costs

   Through a system of state associations, the insurance industry maintains guaranty funds to provide protection to customers if an insurer becomes insolvent. These associations assess member insurers to provide benefits to the customers of insolvent insurers. If one or more substantial insurance companies become insolvent, ReliaStar's required contributions to these guaranty funds could increase materially.

 The Insurance Industry is Subject to Frequent Litigation, Which May Result in Large Payments by Insurers

   ReliaStar frequently is a party to litigation as a routine part of its insurance business. Some cases seek large amounts of punitive damages or damages on a class basis. Juries considering similar claims in a number of jurisdictions have awarded large punitive damage awards against insurers. Settlement of class actions have resulted in large payments by other insurers. Although ReliaStar does not believe it will become liable for damages of that type, the risk that such damages may be imposed is inherent in its business.

 The Inability of Computer Systems to be Year 2000 Compliant Could Adversely Affect ReliaStar's Operations

   ReliaStar is dependant on many electronic data processing systems to administer its business. Since 1995, ReliaStar has been working to ensure that the arrival of the Year 2000 will not adversely affect its operations. ReliaStar has modified and successfully tested all of its core business applications and has determined that they are Year 2000 compliant. ReliaStar has also made diligent inquiry of suppliers and vendors with which it does business to assure that these companies are fully prepared. ReliaStar believes that it and its key suppliers are compliant and does not expect any interruptions in services or operations. An unanticipated failure of a major operating system, however, could have a material adverse affect on ReliaStar. Although ReliaStar has contingency plans in place, it is not reasonably possible to develop contingency plans that would comprehensively address a widespread system failure.

                              GENERAL INFORMATION

   Pilgrim is delivering this proxy statement/prospectus to you and other Pilgrim stockholders in connection with the solicitation of proxies by the Pilgrim board of directors for use at the special meeting to be held on October 26, 1999, and at any adjournments or postponements of that meeting. The special meeting has been called for the purpose of voting upon a proposal to approve the merger agreement and the merger. This proxy statement/prospectus also constitutes the prospectus of ReliaStar with respect to shares of ReliaStar common stock to be issued in the merger.

   The merger will be accomplished by a merger of Pilgrim with Northstar Holding, Inc., a wholly owned subsidiary of ReliaStar and the holding company for ReliaStar's mutual fund operations. Northstar will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of ReliaStar. ReliaStar's combined mutual fund organization will have a family of 32 mutual funds representing assets under management of approximately $12 billion and combined annual sales of $2 billion.

   In the merger, all the outstanding shares of Pilgrim common stock will be converted into the right to receive cash and shares of ReliaStar common stock. ReliaStar stockholders will continue to hold their shares of ReliaStar common stock, without any change.

 Date, Time, Place and Purpose of Pilgrim's Meeting

   The special meeting of stockholders of Pilgrim will be held at 9:00 a.m., local time, on October 26, 1999 at Pilgrim's offices located at 40 North Central Avenue, 12th floor, Phoenix, Arizona. At the meeting, stockholders at the close of business on the record date of September 17, 1999 will be asked to approve the merger agreement and the merger. No other business will be conducted at the meeting.

 Record Date and Outstanding Shares

   Only holders of record of Pilgrim common stock at the close of business on the record date are entitled to vote at the meeting. As of that time, there were 5,088,077 shares of Pilgrim common stock outstanding and entitled to vote, held of record by approximately 330 stockholders, although Pilgrim believes that there are more than 2,000 beneficial owners of its common stock. Each stockholder is entitled to one vote for each share of Pilgrim common stock held as of the record date.

 Quorum

   The required quorum for the transaction of business at the meeting is a majority of the shares of Pilgrim common stock outstanding on the record date.

 Vote Required

   The affirmative vote of a majority of the outstanding shares of Pilgrim common stock is required to approve the merger agreement and the merger.

 Share Ownership of Management and Certain Stockholders

   On the record date, directors, executive officers and affiliates of Pilgrim as a group beneficially owned 1,797,610 shares of Pilgrim common stock, or approximately 29.78% of the outstanding share on that date.

 Abstentions; Broker Non-Votes

   Abstentions will be included in determining the number of shares present and voting at the meeting for purposes of a quorum, but will be deemed to be votes against the merger. Broker non-votes will similarly count as votes against the merger.

 Expenses of Proxy Solicitation

   Pilgrim will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Pilgrim and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Pilgrim will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, Pilgrim will reimburse them for their reasonable expenses.

 Voting of Proxies

   The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Pilgrim board of directors for use at the meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise deliver it to Pilgrim. All properly signed proxies received by Pilgrim prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger.

 How to Revoke Your Proxy

   You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

  . delivering to Pilgrim's Corporate Secretary, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

  . signing and delivering a proxy relating to the same shares and bearing a later date, or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

                            BACKGROUND OF THE MERGER

   Pilgrim began providing investment management and distribution services to three open-end funds and two closed-end funds in April 1995 when it acquired assets of Pilgrim Group, Inc., an investment management company that was not affiliated with Pilgrim. Since that acquisition, in order to maximize long-term value for its stockholders, Pilgrim has reviewed a variety of strategies to increase the number of mutual funds it manages and to increase the channels through which its mutual funds are distributed. Late in 1997, Pilgrim hired Putnam, Lovell, de Guardiola & Thornton, Inc. to assist Pilgrim in identifying potential acquisitions of mutual fund management companies and potential partnerships, alliances or other business combinations that would permit it to expand the network through which Pilgrim mutual funds are distributed.

   During 1998, Putnam Lovell distributed information packages regarding Pilgrim to a number of third parties, including ReliaStar. None of these contacts resulted in Pilgrim's receipt of a proposal concerning a transaction. By the end of December 1998, the term of Pilgrim's engagement of Putnam Lovell ended until it was reengaged in May 1999.

   Near the end of 1998, Putnam Lovell approached Pilgrim with a potential transaction between Pilgrim and Nicholas-Applegate Capital Management, Inc. In January 1999, Pilgrim and Nicholas-Applegate entered into an agreement pursuant to which Pilgrim acquired the rights to manage and distribute 11 open-end retail Nicholas-Applegate mutual funds with net assets totaling $1.4 billion.

   In early 1999, ReliaStar advised Pilgrim that it had hired Merrill Lynch & Co. to evaluate a potential transaction involving Northstar and Pilgrim. During the week of January 22, 1999, Robert W. Stallings and other officers of Pilgrim met with Mark Lipson, Chief Executive Officer of Northstar, to explore and discuss possible transactions between the two companies. On January 29, 1999, Mr. Stallings advised Mr. Lipson that Pilgrim's board of directors had authorized Pilgrim to consummate the transaction with Nicholas-Applegate and that Pilgrim was terminating discussions with ReliaStar.

   In late April 1999, Merrill Lynch approached Putnam Lovell to propose a potential business combination between ReliaStar and Pilgrim. Putnam Lovell advised Merrill Lynch that Putnam Lovell was not currently engaged by Pilgrim and was representing Nicholas-Applegate in connection with Pilgrim's acquisition of the rights to manage and distribute certain Nicholas-Applegate funds. Shortly after the consummation of the transaction with Nicholas-Applegate, Pilgrim hired Putnam Lovell to advise it in connection with the proposal ReliaStar had made through Merrill Lynch.

   Putnam Lovell provided Merrill Lynch with confidential information pertaining to Pilgrim. On June 3, 1999, a meeting was held between senior management of Pilgrim and ReliaStar to discuss the potential combined operations of Pilgrim and Northstar. During June 1999, senior management of the two companies discussed various business, financial, operational and technical issues involved in combining Pilgrim and Northstar, and Putnam Lovell and Merrill Lynch discussed financial points of the proposed combination.

   Through Merrill Lynch, ReliaStar presented Pilgrim with a written non-binding indication of terms for the proposed acquisition on June 23. Merrill Lynch and Putnam Lovell exchanged drafts and negotiated terms on a daily basis over the following week.

   On July 12, 1999, the Pilgrim board met to discuss ReliaStar's proposal to acquire Pilgrim. On that day, ReliaStar's closing share price was $45.06, and Pilgrim's was $22.19. Senior management of Pilgrim described ReliaStar's proposal to the board, and Pilgrim's legal counsel made a presentation covering the board's legal duties in connection with its consideration of the proposed merger. Mr. de Guardiola of Putnam Lovell made a presentation to the board concerning the process undertaken by Pilgrim management and Putnam Lovell to negotiate the financial terms of the proposed merger. Putnam Lovell informed the board that the merger consideration proposed by ReliaStar was fair from a financial point of view, to Pilgrim and its stockholders. Mr. de Guardiola informed the board that over the prior two years Putnam Lovell had previously contacted most of the potential acquirors of Pilgrim which Putnam Lovell had identified. Mr. de Guardiola concluded his discussion by advising the board that, from a financial point of view, the proposed merger would be in Pilgrim's and its stockholders' best interest and noted that in addition to cash the Pilgrim stockholders would receive stock in a larger, better financed, and more diversified company.

   From June 23, 1999, until the announcement of the merger, ReliaStar and its legal and financial advisors conducted a legal, business and financial due diligence review of Pilgrim, and Pilgrim and its legal, business and financial advisors conducted a due diligence review of ReliaStar and its investment management business. In addition, Pilgrim advised the boards of directors of the Pilgrim funds of ReliaStar's proposal and arranged for those boards of directors to engage independent legal counsel to advise the boards in the event that Pilgrim accepted ReliaStar's merger proposal. On July 16, 1999, ReliaStar's legal counsel sent Pilgrim's legal counsel a proposed form of merger agreement. On that date, ReliaStar's closing share price was $49.25, and Pilgrim's was $24.19. The terms of the merger agreement were negotiated by the parties from July 16 to July 21, 1999.

   On July 21, the Pilgrim board held a special meeting to discuss the status of negotiations with ReliaStar. At the meeting, Pilgrim's counsel explained to the board the terms of ReliaStar's proposal. Putnam Lovell presented its financial analysis of the proposal and orally confirmed to the Pilgrim board that it was prepared to deliver its opinion as to the fairness of the merger consideration to be received by Pilgrim's stockholders from a financial point of view. After discussion, the board adjourned its meeting to the following day. On July 21, ReliaStar's closing share price was $47.94, and Pilgrim's was $27.25. On July 22, 1999, the board reconvened and received reports from its legal and financial advisers regarding the final negotiated terms of the proposed merger. Putnam Lovell delivered to the Pilgrim board its written opinion that, based upon the assumptions made, matters considered and limitations on its review expressed therein, the merger consideration to be paid by ReliaStar in the merger was fair, from a financial point of view, to the stockholders of Pilgrim. The Pilgrim board unanimously approved the final terms of the merger agreement and determined to recommend that the merger agreement be approved and adopted and the merger be approved by the stockholders of Pilgrim. On July 22, ReliaStar's closing share price was $47.50, and Pilgrim's was $29.94.

   During the afternoon of July 22, 1999, the parties executed the merger agreement. Immediately thereafter, the companies publicly announced their agreement to merge.

                        PILGRIM'S REASONS FOR THE MERGER
              AND RECOMMENDATION OF THE PILGRIM BOARD OF DIRECTORS

PILGRIM'S REASONS FOR THE MERGER

   Pilgrim's board sought a transaction that would give maximum value to Pilgrim's stockholders. The board believes that the merger maximizes the value of Pilgrim's stockholders' investment and is in the best interest of Pilgrim and its stockholders because the board believes that the long-term value and liquidity of ReliaStar common stock to be received in the merger will be superior to Pilgrim common stock as a stand-alone company. The board also considered that the price per share implied by the merger consideration represents a premium of 19% to the closing price of the Pilgrim common stock on the day before the merger agreement was signed and a premium of 68% to the closing price per share one month earlier. The board's decision to approve the merger and recommend that Pilgrim's stockholders adopt it was based upon various additional material factors, including the following:

  . the judgment, advice and analyses of Pilgrim's senior management, including its favorable recommendation of the merger;

  . the board's knowledge of Pilgrim's business, operations, financial condition, results of operations, competitive position and prospects and the nature of the industry in which Pilgrim operates, both on a historical and prospective basis, and the influence of current industry, general economic and market conditions;

  . the board's consideration of the increased competition and consolidation in the investment management industry, and its conclusion that the combined investment management businesses of Pilgrim and ReliaStar would produce a much stronger market competitor than Pilgrim on a stand-alone basis;

  . the board's conclusion that the larger combined business enterprise resulting from the merger, with the experience of both ReliaStar's and Pilgrim's management teams, would be better able to realize the full potential of the investment management experience of Pilgrim's employee's than could be accomplished in a similar time frame with Pilgrim as a stand-alone entity;

  . the board's consideration of its discussion with Putnam Lovell on July 12 and Putnam Lovell's presentations to the board on July 21 and July 22, including Putnam Lovell's opinion delivered to the board on July 22 that, based upon and subject to the various conditions set forth in its opinion, the merger consideration is fair from a financial point of view to Pilgrim's stockholders;

  . the board's conclusion that the merger would give Pilgrim stockholders the opportunity to continue to participate as equity owners in a larger, more diversified enterprise with a market value far greater than Pilgrim's market value, including increased liquidity compared to that of Pilgrim common stock;

  . the board's understanding based upon information furnished to it that the merger would likely be accretive to the per share earnings of ReliaStar in 2000 and later years;

  . the impact of the merger on Pilgrim's employees, including the potentially greater opportunities for its employees in the ReliaStar enterprise;

  . that the merger will be accomplished on a tax-free basis to Pilgrim's stockholders for United States federal income tax purposes, except for the cash portion of the merger consideration that they will receive; and

  . the ability of Pilgrim and ReliaStar to complete the merger without significant delay or significant disruption to their respective investment management businesses during the pendency of the merger.

   The Pilgrim board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

  .  the risk that the merger might not be consummated;

  . the potential loss of revenues and business opportunities for Pilgrim if independent brokers and dealers cease marketing Pilgrim's funds as a result of confusion in the marketplace after the announcement of the merger, and the possible exploitation of such confusion by competitors of Pilgrim and ReliaStar;

  . the possibility of management disruption associated with the merger and integrating the operations of Pilgrim with those of Northstar, and the risk that, despite the efforts of the combined company, key management and technical personnel of Pilgrim might not continue with the combined company; and

  . the risk that the benefits sought to be achieved by the merger will not be realized.

RECOMMENDATION OF PILGRIM'S BOARD OF DIRECTORS

   AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF PILGRIM HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF PILGRIM AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT PILGRIM STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND OF THE MERGER.

   In considering the recommendation of the Pilgrim board of directors with respect to the merger, you should be aware that certain directors and officers of Pilgrim have certain interests in the merger that are different from, or are in addition to the interests of Pilgrim stockholders generally. Please see the section entitled "The Merger--Interests of Certain Persons in the Merger" beginning on page 27 for a discussion of these interests.

                       RELIASTAR'S REASONS FOR THE MERGER

   The acquisition of Pilgrim represents an opportunity to strengthen ReliaStar's presence in the mutual fund marketplace and expand its product line. This acquisition will help achieve economies of scale in the mutual fund business, putting ReliaStar in a stronger position to attract and retain assets, afford top asset-management talent, reduce unit costs, and increase profitability from the mutual fund business. ReliaStar views Pilgrim as an attractive acquisition because of Pilgrim's complementary funds and distribution, its strong asset managers and product performance, and its experienced management team.

                     OPINION OF PILGRIM'S FINANCIAL ADVISOR

   Pilgrim retained Putnam Lovell in May 1999 to render financial advisory and investment banking services to Pilgrim in connection with potential business combination transactions.

   Putnam Lovell is an investment banking firm focused primarily on the investment management industry and, as part of its business, is continually engaged in the valuation of investment management businesses and their securities in connection with mergers and acquisitions, distributions of securities and similar activities. Putnam Lovell was selected on the basis of its experience and expertise. Putnam Lovell acted as financial advisor to Pilgrim in connection with, and participated in certain of the negotiations leading to, the execution of the merger agreement.

   On July 21, 1999, Putnam, Lovell, de Guardiola and Thornton, Inc., delivered its oral opinion to the Pilgrim board, which was subsequently confirmed by its written opinion dated July 22, 1999, that as of that date and based on and subject to the assumptions made, matters considered and limitations on the review set forth in the opinion, the merger consideration to be paid by ReliaStar in the merger was fair, from a financial point of view, to the stockholders of Pilgrim. No limitations were imposed by the Pilgrim board on Putnam Lovell, with respect to the investigations made or procedures followed by it in furnishing its opinion. The merger consideration was determined through negotiations between the managements of Pilgrim and ReliaStar. Putnam Lovell was not requested to, and did not, solicit from third parties proposals for transactions that would be alternatives to the merger and, as of the date hereof, no such proposals have been received.

   The full text of Putnam Lovell's opinion, which sets forth among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit B and is incorporated in this prospectus/proxy statement by reference. Stockholders of Pilgrim are urged to read Putnam Lovell's opinion in its entirety. Putnam Lovell's opinion was prepared at the request and for the use of the Pilgrim board in its consideration of the merger and does not constitute a recommendation to stockholders of Pilgrim as to how they should vote upon or take any other action with respect to the merger. Putnam Lovell's opinion is limited to whether the merger consideration to be paid by ReliaStar in the merger was fair, from a financial point of view, to the stockholders of Pilgrim.

   Putnam Lovell's opinion does not address:

  . the value of any employee agreements or other arrangements entered into in connection with the merger;

  .  any tax or other consequences that might result from the merger; or

  . the price at which the shares of ReliaStar common stock that are issued in the merger may be traded in the future.

   Putnam Lovell's opinion does not address the relative merits of the merger and any other business combination or strategy that the Pilgrim board has considered or may be considering or the decision of the Pilgrim board to proceed with the merger.

   In connection with the preparation of its opinion, Putnam Lovell, among other things:

  . reviewed certain publicly available historical audited and unaudited financial statements and other information regarding Pilgrim and ReliaStar;

  . reviewed pro forma historical financial statements, operating data and other information regarding Pilgrim and its subsidiaries prepared by the management of Pilgrim;

  . reviewed certain internal financial analyses and projections of Pilgrim and its subsidiaries and of the investment management business of ReliaStar prepared by the management of Pilgrim and ReliaStar, respectively;

  . reviewed certain other information furnished by Pilgrim for purposes of Putnam Lovell's analyses, including cost savings and related expenses expected to result from this transaction;

  . compared the results of operations of Pilgrim with those of certain public and private companies that Putnam Lovell deemed to be reasonably comparable to Pilgrim;

  . compared the proposed financial terms of the merger with the financial terms of certain other recent transactions that Putnam Lovell deemed to be relevant;

  .  reviewed a draft dated July 20, 1999 of the merger agreement;

  . conducted discussions with members of the management of Pilgrim and ReliaStar to discuss the foregoing, as well as other matters Putnam Lovell believed relevant to its inquiry; and

  . performed such other analyses and examinations and considered such other factors as Putnam Lovell deemed appropriate.

   In preparing its opinion, Putnam Lovell assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information supplied or otherwise made available to it from public sources or by Pilgrim and ReliaStar and did not independently verify such information. It neither obtained nor performed any independent valuation or appraisal of Pilgrim's assets or liabilities or ReliaStar's investment management business. It assumed that the financial projections and forecasts of Pilgrim and of ReliaStar's investment management business provided to it by Pilgrim and ReliaStar, respectively, were reasonably prepared and reflected the best currently available estimates and good faith judgments of the senior management of Pilgrim and ReliaStar as to the future competitive, operating and regulatory environments and related financial performance of the investment management business of ReliaStar and Pilgrim, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Putnam Lovell did not undertake any independent analysis to verify the reasonableness of the assumptions underlying those forecasts. Its opinion was necessarily based on economic, market and other conditions as in effect on, and the information and agreements (or drafts of agreements) made available to it as of, the date of its opinion.

   Set forth below is a brief summary of certain of the significant analyses performed by Putnam Lovell, and presented to the Pilgrim board, in connection with its opinion that the merger consideration to be paid by ReliaStar in the merger was fair, from a financial point of view, to the stockholders of Pilgrim.

COMPARISON WITH SELECTED PUBLIC INVESTMENT MANAGEMENT COMPANIES

   Putnam Lovell reviewed and compared certain past and present financial operating and market statistics of six publicly traded investment managers with assets under management ("AUM") ranging from approximately $16 billion to $115 billion. The group included Eaton Vance Corp., Federated Investors, Inc., Gabelli Asset Management, Inc., The John Nuveen Company, Phoenix Investment Partners, Ltd., and Waddell & Reed Financial, Inc. These companies were chosen for purposes of this analysis because they are engaged in businesses substantially similar to those of Pilgrim. However, all of the companies in this group are substantially larger than Pilgrim in terms of assets under management and have a more diversified product mix of mutual fund assets. Putnam Lovell included Pilgrim in the peer group for comparison purposes. The following table illustrates a going concern valuation (defined as the sum of market capitalization, plus short and long-term debt, less excess cash and investments) comparison based on AUM, net income, and earnings before interest, taxes, depreciation and amortization ("EBITDA"), latest twelve months data through March 31, 1999 ("LTM"), and market data as of July 9, 1999.

                                             3/31/99            3/31/99 3/31/99
                                           ENTERPRISE   3/31/99   LTM   LTM NET
                                              VALUE       AUM   EBITDA  INCOME
                                          ------------- ------- ------- -------
                                          (IN MILLIONS)
Eaton Vance Corporation (NYSE: EV)......     $1,289      3.5%       nm      nm
Federated Investors, Inc. (NYSE: FII)...     $1,371      1.2%     5.8x   13.9x
Gabelli Asset Management Inc. (NYSE:
 GBL)...................................     $  404      2.5%     8.1x   14.0x
Phoenix Investment Partners, Ltd. (NYSE:
 PXP)...................................     $  709      1.2%     9.1x   27.1x
The John Nuveen Company (NYSE: JNC).....     $1,154      2.0%     7.6x   13.2x
Waddell & Reed Financial, Inc. (NYSE:
 WDR)...................................     $1,575      5.6%    11.3x   18.2x
Pilgrim Capital Corp. (NYSE: PFX).......     $  127      1.6%     5.0x   10.8x
  RELIASTAR PROPOSAL*...................     $  263      4.6%    10.3X   21.5X

--------
Market data as of July 9, 1999.
*Assumes a ReliaStar share price of $42 per share and approximately $58 million of Pilgrim debt which includes current debt and an estimate of future debt based on projected operating cash flow requirements and payments resulting from consummation of the merger.

   The terms of the merger implied a going concern value for Pilgrim of $263 million, which represents 4.6% of Pilgrim's assets under management at March 31, 1999, 10.3x LTM EBITDA and 21.5x LTM net income.

COMPARISON WITH RECENT ACQUISITIONS OF INVESTMENT MANAGEMENT COMPANIES

   Putnam Lovell compared the financial performance of Pilgrim to that of a group of eight selected investment management companies which were involved in merger or acquisition transactions since January 1997 and for purposes of this analysis may be considered similar to Pilgrim. The transactions included (acquiror/acquiree): Credit Suisse Asset Management/Warburg Pincus Asset Management; Conning Corporation/High Grade Fixed Income Group of TCW Group; Phoenix Investment Partners, Ltd./Zweig Funds; AMVESCAP plc/LGT Asset Management; Mellon Bank Corporation/Founders Asset Management; Phoenix Investment Partners, Ltd./Roger Engemann & Associates; Phoenix Investment Partners, Ltd./GMG/Seneca Capital Management; Lincoln National Corporation/Voyageur Funds. To the extent data were available, Putnam Lovell compared the acquisition price paid in each of these transactions, and the multiple of that price represented by assets under management, run-rate management and administration fees, and run-rate EBITDA for those transactions and compared the valuations implied by those transactions to corresponding information for the merger based on run-rate calculations as of June 30, 1999 and going concern valuation of ReliaStar as of July 9, 1999.

   The following table shows the valuations implied by the transactions reviewed by Putnam Lovell and that implied the proposed merger with ReliaStar.

                                                      IMPLIED        IMPLIED
                                                    VALUATION:      VALUATION:
                                                  OTHER REVIEWED    RELIASTAR
MEASUREMENT                                        TRANSACTIONS      PROPOSAL
-----------                                       ----------------- ----------
                                                  HIGH  LOW  MEDIAN
                                                  ----  ---  ------
As a percentage of assets under management.......  3.5% 1.6%  2.5%     3.3%
As a multiple of run-rate management and
 administration fees.............................  5.6x 2.2x  3.8x     5.2x
As a multiple of run-rate EBITDA................. 11.3x 8.0x  8.8x     8.9x

   While this summary describes the material analyses and factors that Putnam Lovell considered in rendering its opinion to the Pilgrim board, it is not a complete description of all analyses and factors considered by Putnam Lovell. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Putnam Lovell did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Putnam Lovell believes that its analyses must be considered as a whole and that selecting portions of its analyses and any of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Putnam Lovell. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Putnam Lovell is based on all analyses and factors taken as a whole and also on application of Putnam Lovell's own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Putnam Lovell therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed.

   In performing its analyses, Putnam Lovell made numerous assumptions with respect to industry performance, general business and other conditions and matters which are beyond the control of Pilgrim or Putnam Lovell. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

   Pursuant to the terms of Putnam Lovell's engagement, Pilgrim will pay Putnam Lovell a transaction fee of approximately $2.8 million upon consummation of the merger. Pilgrim has also agreed to reimburse Putnam Lovell for its out-of-pocket expenses and to indemnify and hold harmless Putnam Lovell and its affiliates and any other person, director, employee or agent of Putnam Lovell or any of its affiliates, or any person controlling Putnam Lovell or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Putnam Lovell as a financial advisor to Pilgrim, including, without limitation, any liability arising out of rendering its fairness opinion. The terms of Putnam Lovell's engagement, which Pilgrim and Putnam Lovell believe are customary in transactions of this nature, were negotiated at arm's length between Pilgrim and Putnam Lovell. The executive committee of Pilgrim's board, comprised of four of the six directors, was aware of the terms of Putnam Lovell's engagement. Putnam Lovell was retained on the basis of its experience and expertise as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as its investment banking relationship and familiarity with Pilgrim. Putnam Lovell has provided financial advisory and investment banking services to Pilgrim from time to time since 1997 and has received fees for those services totaling $150,000 since 1997.

                                   THE MERGER

   The following is a summary of the material terms of the merger agreement, a complete copy of which is attached as Exhibit A to this proxy statement/prospectus and incorporated by reference. The merger agreement is the legal document that governs the merger; you are urged to review the agreement in its entirety.

MERGER CONSIDERATION

   General. Upon the completion of the merger, each outstanding share of Pilgrim common stock will be converted, without any action on the part of the stockholder, into the right to receive $12.50 in cash and .50 of a share of ReliaStar common stock, subject to the possible adjustments discussed below. ReliaStar will pay cash in lieu of the issuance of any fractional shares of ReliaStar common stock in the amount of the fraction times ReliaStar's average share price during the pricing period before the merger, rounded to the nearest cent. The "pricing period" before closing of the merger refers to the period of five trading days that ends on the fourth trading day before closing.

   The following table presents, for certain possible average prices per share of ReliaStar common stock during the pricing period, the value of the consideration to be received by Pilgrim stockholders in exchange for each share of Pilgrim common stock exchanged in the merger. The ReliaStar share prices are for illustration only; ReliaStar's common stock may trade above or below the range set forth below. You should obtain a current stock quote for more accurate information. There is no provision in the merger agreement that would allow either Pilgrim to terminate the agreement if ReliaStar's average share price falls below a certain level or ReliaStar to terminate the agreement if its average share price rises above a certain level. The table assumes that ReliaStar's stock price as of the consummation of the merger equals the average price.

      RELIASTAR AVERAGE                         VALUE OF STOCK   VALUE OF TOTAL
         SHARE PRICE       CASH CONSIDERATION   CONSIDERATION    CONSIDERATION
      -----------------    ------------------   --------------   --------------
           $50.00                $16.50*            $21.00*          $37.50
            49.00                 16.00*             21.00*           37.00
            48.00                 15.50*             21.00*           36.50
            47.00                 15.00*             21.00*           36.00
            46.00                 14.50*             21.00*           35.50
            45.00                 14.00*             21.00*           35.00
            44.00                 13.50*             21.00*           34.50
            43.00                 13.00*             21.00*           34.00
            42.00                 12.50              21.00            33.50
            41.00                 12.50              20.50            33.00
            40.00                 12.50              20.00            32.50
            39.00                 12.50              19.50            32.00
            38.00                 12.50              19.00            31.50
            37.00                 12.50              18.50            31.00
            36.00                 12.50              18.00            30.50

--------
* As discussed below, if ReliaStar's average per-share closing price during the pricing period before closing exceeds $42, then ReliaStar may elect to pay some or all of the incremental portion of the higher purchase price in cash rather than ReliaStar stock. The presentation in the table assumes that ReliaStar makes such an election to the full extent.

   Possible Adjustments. There are two possible adjustments to the consideration that you will receive in the merger. Although the formulas for determining the adjustments are contained in the merger agreement and summarized in this section, the calculation of the adjustments, if any, will be made using information that will not be fully available until shortly before or after the special meeting.

   The first possible adjustment is reflected in the table above. If ReliaStar's average per-share closing price during the pricing period before closing exceeds $42, then ReliaStar may elect to pay some or all of the incremental portion of the higher purchase price in cash rather than ReliaStar stock. Although this adjustment will not affect the total dollar value of the consideration that you will receive in the merger, it would affect the allocation of that consideration between cash and stock. Because the receipt of shares of ReliaStar common stock in the merger will generally be non-taxable, and because the receipt of cash in the merger will generally be taxable, you may consider any reallocation important to your financial and tax-planning situations.

   The second possible adjustment could reduce, but not increase, the total dollar value of the consideration that you receive in the merger. This adjustment recognizes the fact that the advisory fees generated by the funds' assets under management are the primary source of Pilgrim's revenues. If the total of the assets under management for the Pilgrim family of mutual funds at the completion of the merger is less than 85% of the "base amount" of $5,277,627,234, excluding any changes in assets under management relating solely to changes in market value of the funds' portfolio securities, then the merger consideration will be reduced based on the following formula:

  . the merger consideration will be reduced on a one-for-one percentage basis, to the nearest one-hundredth of one percent, by the amount that the assets under management are less than 85%, but more than or equal to 75%, of the base amount; and

  . the merger consideration will be reduced on a two-for-one percentage basis, to the nearest one-hundredth of one percent, by the amount that the assets under management are less than 75%, but more than or equal to 65%, of the base amount; and

  . the merger consideration will be reduced on a three-for-one percentage basis, to the nearest one-hundredth of one percent, by the amount that the assets under management are less than 65%, but more than or equal to 55%, of the base amount.

   The following table provides examples of the effect of this formula for a number of hypothetical assets-under-management values, assuming an unadjusted merger consideration of $36.00 per share of Pilgrim common stock.

      ASSETS UNDER MANAGEMENT
      AS A PERCENTAGE OF THE         REDUCTION TO MERGER           ADJUSTED MERGER
            BASE AMOUNT                 CONSIDERATION               CONSIDERATION
      -----------------------        -------------------           ---------------
              80.01%                        $1.80                      $34.20
              78.63%                         2.29                       33.71
              70.05%                         7.16                       28.84
              67.52%                         8.99                       27.01
              59.45%                        16.79                       19.21
              55.01%                        21.59                       14.41

   As of September 10, 1999, the assets under management for Pilgrim's family of mutual funds, excluding any changes in assets under management relating solely to changes in market value of the funds' portfolio securities were 101.42% of the base amount.

EFFECTIVE TIME AND EFFECT OF THE MERGER

   If the merger agreement and the merger are approved by Pilgrim's stockholders and all other conditions to the consummation of the merger are satisfied or waived, the merger will be completed upon the appropriate filing with the Delaware Secretary of State. The completion of the merger is expected to occur on or about October 26, 1999.

   As of the effective time of the merger, Pilgrim will be merged with Northstar, which, as the surviving corporation, will continue as a wholly owned subsidiary of ReliaStar. Northstar will possess Pilgrim's assets and will be responsible for Pilgrim's liabilities. The separate corporate existence of Pilgrim will terminate upon consummation of the merger.

EXCHANGE OF SHARES

   After the merger is completed, each record holder of one or more certificates previously representing shares of outstanding Pilgrim common stock will be entitled, upon the surrender of the certificates to Norwest Bank Minnesota, National Association, ReliaStar's stock transfer agent and the exchange agent for the merger, to receive the merger consideration. Until surrendered, each certificate previously representing shares of Pilgrim common stock will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of whole shares of ReliaStar common stock into which those shares of Pilgrim capital stock have been converted.

   Detailed instructions and transmittal materials will be mailed to you after the completion of the merger regarding the method of exchanging certificates formerly representing shares of Pilgrim common stock for cash and certificates representing shares of ReliaStar common stock. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE APPROPRIATE TRANSMITTAL MATERIALS.

   The stockholders of ReliaStar will continue to hold their shares of common stock of ReliaStar without any change.

EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

   Pilgrim employees will receive full credit for their service with Pilgrim for purposes of determining eligibility and levels of benefits in ReliaStar's employee benefit plans and arrangements, subject to the eligibility and other participation requirements set forth in those plans and arrangements.

   ReliaStar will assume all unexercised stock options and performance-share awards to purchase Pilgrim common stock. Once assumed, these options and performance-share awards will be exercisable upon the same terms as under the Pilgrim plan and related agreements under which they were granted, except that each such option and performance-share award will be exercisable for the number of shares of ReliaStar common stock equal to the number of shares of Pilgrim common stock subject to the option or performance-share award immediately before the completion of the merger multiplied by the quotient of (1) the per-share merger consideration over (2) ReliaStar's average share price for the pricing period before closing. The exercise price of the option or performance-share award will be correspondingly adjusted. As soon as practicable after the effective time of the merger, ReliaStar has agreed to file and use its best efforts in obtaining effectiveness of a registration statement with respect to the shares issuable upon exercise of these assumed options and performance shares.

   As of September 17, 1999, the aggregate number of shares of Pilgrim common stock subject to outstanding options and performance shares was 1,266,400, at exercise prices that ranged from $3.83 to $26.25 per share.

CONDITIONS TO COMPLETION OF THE MERGER

   Under the merger agreement, ReliaStar has no obligation to complete the merger if any condition to its obligation to complete the merger is not satisfied on or before the closing date of the merger, and Pilgrim has no obligation to complete the merger if any condition to its obligation to complete the merger is not satisfied on or before the closing date of the merger. These conditions may be waived or modified either mutually by the parties or, with respect to certain conditions, by the party that is, or whose stockholders are, entitled to the benefits of the condition. Neither ReliaStar nor Pilgrim has any present intention to waive or modify any condition that it deems material.

   The obligations of each of ReliaStar and Pilgrim to complete the merger are as follows:

  . the approval of the merger agreement and the merger by Pilgrim's stockholders;

  . the approval of new advisory and sub-advisory agreements by stockholders of the Pilgrim family of mutual funds;

  . the consent to the change of control of Pilgrim by a limited number of institutional investors for whom Pilgrim acts as collateral manager;

  . the receipt of all governmental permits, consents, and approvals reasonably necessary for the consummation of the merger;

  . the absence of court order, governmental proceeding, legislation, or regulation making the consummation of the merger illegal; and

  . the receipt by ReliaStar and Pilgrim of opinions of their respective legal counsel that the merger will qualify as a reorganization under
     Section 368(a) of the Internal Revenue Code.

   Additional conditions to ReliaStar's obligation to complete the merger include the following:

  . the material accuracy, as of the date of the merger agreement and the closing date of the merger, of the representations and warranties of Pilgrim, and the material performance of all of the terms of the merger agreement to be performed by Pilgrim before the completion of the merger;

  . that there shall have been no material adverse change in Pilgrim's overall business, financial condition, and results of operations, except those caused by general economic factors;

  . that the assets under management of the Pilgrim family of mutual funds shall be more than approximately $2.9 billion, which is 55% of the base amount discussed above; and

  . that holders of no more than 7.5% of the total outstanding shares of Pilgrim common stock shall have asserted statutory dissenters' rights of appraisal.

   Additional conditions to Pilgrim's obligation to complete the merger include the following:

  . the material accuracy, as of the date of the merger agreement and the closing date of the merger, of the representations and warranties of ReliaStar, and the material performance of all of the terms of the merger agreement to be performed by ReliaStar before the completion of the merger;

  . that there shall have been no material adverse change in ReliaStar's overall business, financial condition, and results of operations, except those caused by general economic factors; and

  . the listing on the New York Stock Exchange of the shares of ReliaStar common stock to be issued in the merger.

   You should review Article VIII of the merger agreement for a full statement of the conditions to the obligations of the parties to complete the merger.

REPRESENTATIONS AND WARRANTIES

   In the merger agreement, ReliaStar and Pilgrim have made various representations and warranties relating to, among other things, their and their affiliates' businesses and financial condition, the accuracy of their various filings with the Securities and Exchange Commission, the satisfaction of legal requirements for the merger, and the absence of material litigation. You should review Articles III, IV, and V of the merger agreement for a full statement of the representations and warranties of the parties. The representations and warranties expire upon completion of the merger.

CONDUCT OF BUSINESS BEFORE THE MERGER

   The merger agreement provides that, before the completion of the merger, Pilgrim will conduct its business, and the business of the Pilgrim family of mutual funds, only in the ordinary course of business and consistent with prior practice. The agreement also generally provides for restrictions with respect to Pilgrim on, among other things, the amendment of any stock option agreement, entering into or amending material contracts and other commitments, transferring or granting certain rights in its intellectual property, declaring dividends or other distributions, amending its charter or bylaws, acquiring or disposing of any business, incurring certain indebtedness, and modifying any employee benefit plan.

AMENDMENT AND WAIVER

   The merger agreement may be amended at any time by written agreement of the ReliaStar board and the Pilgrim board. After the merger agreement has been approved by the stockholders of Pilgrim, however, it may be amended only as permitted by Delaware law. Any provision of the merger agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits of the provision.

TERMINATION

   The merger agreement may be terminated before the effective time of the merger, whether before or after approval by Pilgrim's stockholders. The conditions under which the merger agreement may be terminated include the following:

  . termination by mutual agreement of ReliaStar's and Pilgrim's boards of directors;

  . termination by either ReliaStar or Pilgrim if the merger is not completed on or before March 31, 2000;

  . termination by either ReliaStar or Pilgrim if any of its conditions to complete the merger become impossible to fulfill for reasons outside of its control;

  . termination by either ReliaStar or Pilgrim if Pilgrim's stockholders do not approve the merger agreement and the merger at the special meeting;

  . termination by ReliaStar if Pilgrim's board of directors withdraws or adversely modifies its recommendation that stockholders vote for the merger agreement and the merger; and

  . termination by either ReliaStar or Pilgrim upon a material breach by the other that is not cured in a timely manner.

EXPENSES AND TERMINATION PAYMENTS

   In general, ReliaStar and Pilgrim will each bear their own expenses incurred in connection with the merger agreement. If the merger agreement is terminated, however, the parties have agreed to the following payments:

  . If the agreement is terminated because Pilgrim's stockholders do not approve the merger, or because Pilgrim's board of directors withdraws or adversely modifies its recommendation of the merger, or because of a material breach by Pilgrim, then

    (1) Pilgrim has agreed to reimburse ReliaStar's expenses incurred in connection with the merger, up to $2 million; and

    (2) if, within one year of the termination date, a third party acquires Pilgrim or a substantial portion of its stock or assets, then Pilgrim has agreed to pay ReliaStar an additional $8 million.

  . If the agreement is terminated because of a material breach by ReliaStar, then ReliaStar has agreed to reimburse Pilgrim's expenses incurred in connection with the merger, up to $2 million.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

   In the merger agreement, Pilgrim has agreed not to initiate, solicit, negotiate, or encourage proposals or offers, or provide any confidential information relating to any acquisition of all or any substantial portion of the business or properties of Pilgrim, other than the merger with ReliaStar. However, Pilgrim may supply information to third parties and cooperate or assist or engage in discussions or negotiations with third parties relating to such an acquisition transaction, or modify or withdraw its recommendation of the merger, but only if the Pilgrim board of directors:

  . determines in good faith, upon advice of its legal counsel, that those actions are necessary for it to comply with its fiduciary duties to Pilgrim's stockholders under Delaware law;

  .  receives an executed confidentiality agreement from the third party; and

  . determines in good faith, upon advice of its legal counsel and financial advisor and after analyzing the proposed financing of the third-party offer, that the offer is more favorable to Pilgrim's stockholders than the merger with ReliaStar.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   When considering the recommendation of Pilgrim's board of directors, you should be aware that the directors and officers of Pilgrim have interests in the merger that are different from, or are in addition to, those of Pilgrim stockholders generally. These include:

   Employment. Robert W. Stallings, the Chairman and Chief Executive Officer of Pilgrim, will be the President and Chief Executive Officer of the combined mutual fund organization. Mr. Stallings' continued employment following completion of the merger is of critical importance to ReliaStar. ReliaStar has advised Mr. Stallings that following completion of the merger it intends to enter into a new employment agreement with Mr. Stallings to incent him to achieve the financial objectives ReliaStar relied upon in preparing its merger proposal. Prior to the merger, Merrill Lynch and Putnam Lovell discussed possible terms of such a new employment agreement. Subsequent to the signing of the merger agreement, Mr. Stallings and ReliaStar have had additional discussions concerning the potential terms of such agreement. The objective of these discussions was to provide ReliaStar and Mr. Stallings mutual assurances as to the employment terms necessary to insure his commitment to lead the combined company.

   The other executive officers of Pilgrim will be executive officers of the combined mutual fund organization.

   Accelerated Stock Option Vesting. Holders of stock options granted under Pilgrim stock option plans will have the benefit of accelerated vesting in connection with the merger. As of July 31, 1999, each of the five outside directors of Pilgrim each held stock options to purchase 30,000 shares that are subject to accelerated vesting. As of July 31, 1999, executive officers of Pilgrim held options to purchase an aggregate of 803,000 shares which will vest on an accelerated basis due to the merger.

   Indemnification. Pilgrim directors have customary rights to continued indemnification against certain liabilities.

   As a result, these directors and officers could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests.

   The Pilgrim board of directors was informed of the interests described in this section before approving the merger agreement and the merger.

FEDERAL INCOME TAX CONSEQUENCES

   The following discussion summarizes material federal income tax consequences of the merger to holders of Pilgrim common stock, and to ReliaStar, Northstar, and Pilgrim. The discussion is based on the current provisions of the Internal Revenue Code, existing and proposed Treasury Regulations, interpretive rulings of the Internal Revenue Service, and court decisions, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of this summary.

   Holders of Pilgrim common stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to all stockholders in light of their particular circumstances or to stockholders who are subject to special treatment under the Internal Revenue Code; thus, for example, the discussion may not be applicable to insurance companies, tax-exempt organizations, financial institutions, nonresident alien individuals, or foreign entities. Others with special considerations include those who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who do not hold their shares of Pilgrim common stock as a capital asset, who acquired their shares in connection with stock option plans or in other compensatory transactions, or who hold shares in a hedging transaction or as part of a straddle or conversion transaction. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions effectuated before or after, or concurrently with, the merger, including any transactions in which shares of Pilgrim common stock are acquired or shares of ReliaStar common stock are sold, exchanged, or otherwise disposed of. Nor does this discussion address the tax consequences to the holders of Pilgrim stock options or performance shares assumed by ReliaStar in the merger. The discussion assumes that the Pilgrim common stock is a capital asset in the hands of a holder.

   ACCORDINGLY, HOLDERS OF PILGRIM COMMON STOCK, STOCK OPTIONS, OR PERFORMANCE SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

   Neither ReliaStar nor Pilgrim will request a ruling from the Internal Revenue Service in connection with the merger. The merger agreement provides that the obligations of ReliaStar and Pilgrim to complete the merger are subject to the receipt of written opinions from their respective counsel that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code. The condition regarding the receipt of the tax opinion may be waived by ReliaStar or Pilgrim, although neither company has any current intention to waive this condition. The Pilgrim board of directors will re-solicit the vote of Pilgrim's stockholders if either company waives this condition. Pilgrim stockholders should be aware that these tax opinions will not bind the IRS or any court, and that the IRS may assert a contrary position. These tax opinions will be made subject to assumptions and qualifications, including the truth and accuracy of representations made by Pilgrim, ReliaStar, and Northstar, including representations in certificates to be delivered to counsel by the respective managements of Pilgrim, ReliaStar, and Northstar.

   Subject to the limitations and qualifications referred to in this section, and assuming that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the merger will generally result in the following federal income tax consequences to the holders of Pilgrim common stock who hold such stock as a capital asset and to ReliaStar, Northstar, and Pilgrim:

  1. In addition to any gain or loss described in paragraph 5 below, a holder of Pilgrim common stock will recognize gain, but not loss, equal to the lesser of (1) the gain realized, or (2) the cash portion of the consideration (other than cash received in lieu of a fractional share) received in the merger. The gain realized will equal the fair market value of the total consideration received in the merger minus the adjusted tax basis of the holder's Pilgrim common stock exchanged therefor.

  2. Gain recognized by a holder of Pilgrim common stock will generally be capital gain, except as provided in paragraph 9.

  3. The tax basis of the ReliaStar common stock to be received by a holder of Pilgrim common stock, including fractional shares that are deemed to be issued, as discussed in paragraph 5, will be equal to the tax basis of the Pilgrim common stock surrendered in the merger decreased by the cash received in the merger and increased by the amount of gain recognized as a result of the merger.

  4. The holding period of the ReliaStar common stock received by a holder of Pilgrim common stock, including fractional shares that are deemed to be issued, as discussed in paragraph 5, will include the holding period for the Pilgrim common stock exchanged therefor.

  5. A holder of Pilgrim common stock who receives cash in lieu of a fractional share of ReliaStar common stock will be treated as having received a fractional share in the merger and then having received the cash in exchange for the fractional share in a redemption described in
     Section 302(a) of the Internal Revenue Code. As a result, the holder will generally recognize capital gain or loss, measured by the difference, if any, between the amount of cash received in lieu of the fractional share and the holder's tax basis in the fractional share treated as having been redeemed.

  6. A holder of Pilgrim common stock who exercises dissenters' rights and receives a cash payment for his or her stock generally should recognize capital gain or loss measured by the difference between the holder's tax basis in the stock and the amount of cash received.

  7. Certain noncorporate holders of Pilgrim common stock may be subject to backup withholding at a 31% rate on cash payments received in exchange for Pilgrim common stock, including any amount received in lieu of fractional shares, or received by a noncorporate holder who exercises his or her dissenters' rights. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies under penalties of perjury that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be delivered to holders of Pilgrim common stock after the merger, or is otherwise exempt from backup withholding.

  8. Gain or loss will generally not be recognized by ReliaStar, Northstar, or Pilgrim as a result of the merger.

  9. Although gain recognized by a holder of Pilgrim common stock who exchanges such stock for ReliaStar common stock and cash in the merger will generally be capital gain, there are circumstances, generally involving a holder of Pilgrim common stock who is also a substantial holder of ReliaStar common stock immediately prior to the merger, in which all or part of the gain recognized by such holder would be treated as a dividend rather than capital gain. Because the application of dividend treatment depends upon each holder's particular circumstances, including the application of certain constructive ownership rules, holders should consult their own tax advisors regarding the tax consequences of the merger to them.

   If the merger failed to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, then Pilgrim stockholders would recognize taxable gain or loss with respect to each share of Pilgrim common stock surrendered equal to the difference between the stockholder's basis in the share and the sum of the cash and the fair market value, as of the effective time of the merger, of the ReliaStar common stock received in exchange for the share. I.R.C. (S) 1001(a). In such an event, a stockholder's aggregate basis in the ReliaStar common stock so received would equal its fair market value and the stockholder's holding period for that stock would begin on the day after the effective time of the merger. In addition, Pilgrim would be treated as if it made a taxable sale or exchange of its assets.

   Each holder of Pilgrim common stock who participates in the merger will be required to incorporate in the holder's federal income tax return for the taxable year that includes the effective time of the merger a complete statement of facts relating to the merger and to retain permanent records showing the holder's tax basis in the Pilgrim common stock exchanged in the merger and the amount of ReliaStar common stock and cash received therefor.

   THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. HOLDERS OF PILGRIM COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS, AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

BUSINESS AND MANAGEMENT AFTER THE MERGER

   Following the completion of the merger, a large portion of Northstar's operations will be integrated into Pilgrim's headquarters in Phoenix. Robert W. Stallings, Chairman and Chief Executive Officer of Pilgrim, will be President and Chief Executive Officer of the combined mutual fund organization. Twenty-plus investment professionals, wholesalers, and employees from Northstar will remain with the new combined organization.

   ReliaStar's combined mutual fund organization will have a family of 32 mutual funds representing assets under management of approximately $12 billion and combined annual sales of $2 billion. ReliaStar expects that the funds will be unified under a common name and is currently conducting research to determine what that name will be.

   ReliaStar will incorporate Pilgrim funds into ReliaStar equity-based products, including variable life insurance, variable annuities, and 401(k) plans, in addition to selling the funds as stand-alone products through ReliaStar's broker/dealer, in the worksite, and through its bank marketing operation. Pilgrim plans to distribute ReliaStar's fixed and variable annuities and 401(k) plans through its distribution channels. In addition to offering mutual funds, Pilgrim will continue to offer structured finance products.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF PILGRIM AND RELIASTAR

   The shares of ReliaStar common stock to be issued in the merger will be registered under the Securities Act of 1933. The shares will be freely transferable under the Securities Act, except for shares of ReliaStar common stock issued to any person who is an affiliate of either ReliaStar or Pilgrim. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either ReliaStar or Pilgrim and may include some of the companies' officers and directors, as well as the companies' principal stockholders. Affiliates may not sell their shares of ReliaStar common stock acquired in the merger except pursuant to the following:

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

  . an effective registration statement under the Securities Act covering the resale of those shares,

  . an exemption under paragraph (d) of Rule 145 under the Securities Act, or

  .  any other applicable exemption under the Securities Act.

                               DISSENTERS' RIGHTS

   You have the right to have your Pilgrim common stock appraised by the Delaware Court of Chancery and to receive the appraisal value of your Pilgrim common stock instead of the cash and ReliaStar common stock you would receive in the merger. You must comply with Section 262 of the Delaware General Corporation Law in order to have this right. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN THAT STATUTE. FAILURE TO FOLLOW ANY OF THOSE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF THE APPRAISAL RIGHTS. The full text of Section 262 is attached to this proxy statement/prospectus as Exhibit C.

   You should note that ReliaStar's obligation to complete the merger is conditioned on holders of not more than 7.5% of Pilgrim's outstanding shares exercising these dissenters' rights.

   A holder of Pilgrim common stock electing to exercise appraisal rights under
Section 262 must strictly comply with the requirements of that statute, including the following:

  . delivery of a written demand for appraisal to Pilgrim before the vote on the approval of the merger agreement and the merger;

  .  holding the shares until after the completion of the merger;

  .  not voting in favor of the merger;

  .  not exchanging the holder's shares; and

  .  filing a petition with the Delaware Court of Chancery.

   Pilgrim stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to their appraisal rights within the time periods and in the manner prescribed in Section 262. The written demand called for by Section 262 should be delivered to Pilgrim Capital Corporation, 40 North Central Avenue, 12th Floor, Phoenix Arizona 85004, Attention: James M. Hennessy, Secretary.

   Pilgrim stockholders considering seeking appraisal should be aware that the fair value of their shares of Pilgrim common stock determined under Section 262 could be more, the same, or less than the value of the consideration to be received under the merger agreement.

   IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY STOCKHOLDER OF PILGRIM WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISER.

                   SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                      MANAGEMENT AND DIRECTORS OF PILGRIM

   The following table gives information concerning the beneficial ownership of Pilgrim common stock for the following:

  . each person or entity known by Pilgrim to beneficially own more than 5% of the outstanding shares of Pilgrim's common stock;

  .  each of Pilgrim's current directors;

  . the chief executive officer and the four other most highly compensated executive officers of Pilgrim during its most recent complete fiscal year, which ended September 30, 1998; and

  .  all directors and executive officers of Pilgrim as a group.

   The pre-merger percentage ownership is based on 5,088,077 shares of Pilgrim common stock outstanding as of September 17, 1999. The post-merger percentage ownership assumes that a total of 2,544,038 shares of ReliaStar common stock will be issued to Pilgrim stockholders in the merger. None of the listed persons will own 1% or more of ReliaStar's outstanding common stock following the merger. All shares subject to options exercisable within 60 days after September 17, 1999 are deemed to be beneficially owned by the person or entity holding that option and to be outstanding solely for calculating that person's or entity's percentage ownership.

   Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares owned, subject to community property laws, where applicable.

                                             PRE-MERGER         POST-MERGER*
                                       ---------------------- ----------------
                                         NUMBER OF               NUMBER OF
               NAME(1)                 PILGRIM SHARES PERCENT RELIASTAR SHARES
               -------                 -------------- ------- ----------------
Robert W. Stallings (2)...............     543,914     9.94%       386,689
John C. Cotton (3)....................     311,215     6.08%       164,536
Roy A. Herberger, Jr..................      49,650      .97%        33,754
John M. Holliman, III (4).............      52,227     1.02%        35,042
Stephen A McConnell...................      91,531     1.79%        54,964
Paul J. Renze.........................      81,105     1.58%        49,481
Robert J. Boulware....................     138,810     2.70%        88,006
James R. Reis.........................     267,395     5.09%       182,060
James M. Hennessy.....................     142,153     2.73%       104,558
Howard Tiffen.........................      82,110     1.60%        52,216
Stanley D. Vyner......................      37,500      .73%        29,911
Cramer Rosenthal McGlynn, Inc. (5)....     724,161    14.23%       362,080
Dimensional Fund Advisors (6).........     359,950     7.07%       179,975
George E. Morris (7)..................     310,803     6.11%       155,401
Goff Moore Strategic Partners, L.P.
 (8)..................................     306,075     6.02%       153,037
All directors and executive officers
 as a group (11 persons)..............   1,797,610    29.78%     1,180,945

--------
 * Assumes a ReliaStar stock price of $42 per share and the exercise of all outstanding Pilgrim stock options held by the named stockholders.
(1) Except as otherwise noted, the addresses for the persons named in the table is 40 North Central Avenue, 12th floor, Phoenix, Arizona 85004.
(2) Includes 25,097 shares owned by his wife.
(3) Includes 87,964 shares beneficially owned by the Cotton Family Limited Partnership, a limited partnership of which Mr. Cotton is a general partner, and 8,700 shares owned by his wife.
(4) Includes 3,825 shares owned by AGP Management LP, of which Mr. Holliman is a general partner.
(5) Information with respect to Cramer Rosenthal McGlynn, Inc. is provided in reliance upon information included in a Schedule 13G dated March 11, 1999 filed by the stockholder. Cramer Rosenthal is a registered investment adviser, and states in its Schedule 13G that none of its investment advisory clients is known to own more than five percent of the common stock. Its address is 707 Westchester Avenue, White Plains, New York 10604.
(6) Information with respect to Dimensional Fund Advisors is provided in reliance upon information included in Schedule 13G dated February 11, 1999 filed by the stockholder. Dimensional Fund Advisors is a registered investment adviser, and states in its Schedule 13G that none of its investment advisory clients is known to own more than five percent of the common stock. Dimensional Fund Advisors' address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.
(7) Information with respect to George E. Morris is provided in reliance upon information included in a Schedule 13G dated March 5, 1999 filed by the stockholder. Mr. Morris's address is 5750 NE Island Cove Way, Stuart, Florida 34996
(8) Information with respect to Goff Moore Strategic Partners, L.P. is provided in reliance upon information included in a Schedule 13G dated March 5, 1999 filed by the stockholder. Goff Moore's address is 777 Main Street, Suite 2250, Fort Worth, Texas 76102.

                          FORWARD-LOOKING INFORMATION

   This proxy statement/prospectus contains forward-looking information, including information provided in "Risk Factors" and "Comparative Unaudited Per Share Data." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of such words as "anticipates," "expects," "believes," "should," "could," "intends," "estimates," and "may," or other comparable language. ReliaStar and Pilgrim identify the following important factors that could cause ReliaStar's and Pilgrim's actual results to differ materially from any results that might be projected by ReliaStar or Pilgrim in forward-looking information. All of these factors are difficult to predict, and many are beyond the control of the companies. Accordingly, although ReliaStar and Pilgrim believe that the assumptions underlying the forward-looking information are reasonable, there can be no assurances that those assumptions will approximate actual experience.

   The important factors include the following:

  . general economic conditions, including prevailing interest rates and the performance of the stock market;

  .  the market value of the companies' investments;

  . the lapse rate and profitability of the insurance policies issued by ReliaStar;

  .  mortality and morbidity factors in ReliaStar's insurance business;

  . the companies', and the combined company's, ability to achieve anticipated cost savings and efficiencies;

  . changes in federal tax laws, which could adversely affect the tax advantages of certain of the companies' products;

  .  legislative or regulatory changes affecting financial institutions;

  .  industry consolidation and competition;

  . the integration of the combined company's sales and distribution channels in a timely manner; and

  .  retention of key employees.

   You should also consider other risks and uncertainties discussed in documents filed by ReliaStar and Pilgrim with the Securities and Exchange Commission that are incorporated by reference into this proxy statement/prospectus. Neither ReliaStar nor Pilgrim has any obligation to update forward-looking information.

                             BUSINESS OF RELIASTAR

   ReliaStar is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, life and health reinsurance, retirement plans, mutual funds, bank products, and personal finance education. Based on revenues, ReliaStar is the 8th largest publicly held life insurance holding company in the United States and at June 30, 1999, had $24.0 billion in assets under management and life insurance in force of $307.3 billion.

   ReliaStar's strategy is to offer, principally through education-based marketing, a wide variety of products and services designed to address customers' need for financial security. ReliaStar currently operates in four business segments: Personal Financial Services, Worksite Financial Services, Tax-Sheltered and Fixed Annuities, and Reinsurance.

   Personal Financial Services. The Personal Financial Services segment serves individual customers who prefer to purchase insurance and investment products from a personal financial adviser. This segment principally targets middle- and upper-income families with niches including military personnel and small-business owners. Personal Financial Services provides a wide range of products, including universal life, variable universal life, and term life, as well as fixed and variable annuities, through a nationwide network of independent agents, financial professionals, and brokerage general agencies. Washington Square Securities, Inc. provides broker/dealer services to distributors.

   Worksite Financial Services. This segment targets the sale of employee-benefits and financial-service products to medium-to-large corporate employers and affinity groups. Building on these relationships, Worksite Financial Services also focuses on the sale of individual and payroll-deduction insurance products to employees of our corporate clients. Principal products include group and individual life insurance, non-medical group insurance products, and 401(k) retirement plans.

   Tax-Sheltered and Fixed Annuities. This segment, through Northern Life Insurance Company, focuses on the retirement security needs of K-12 public and private school teachers. Northern's sale force is comprised of agents who specialize in the tax-sheltered 403(b) market, providing both fixed and variable annuities.

   Reinsurance. The Reinsurance segment provides specialized life and health reinsurance, including group and special-risk reinsurance products, in the United States and internationally. Target customers of the Reinsurance segment are medium and large life insurance and selected non-life insurance companies such as worker's compensation insurers and managed care and healthcare provider organizations. This segment also offers specialty group insurance products on a direct basis and value-added services, like catastrophic medical case management. The Reinsurance segment's international offices are located in Amsterdam, Copenhagen, London, and Mexico City.

   Supplementing these four business segments are other business units. Through Northstar and its subsidiaries, ReliaStar is active in the management of 13 fixed-income and equity mutual funds with $4.4 billion of assets under management as of June 30, 1999. Upon completion of the merger, ReliaStar expects that the combined mutual fund organization will generate 11% of ReliaStar's total business unit operating earnings. Additional business units include Washington Square Securities, Inc., a broker/dealer; PrimeVest Financial Services, Inc., which targets the sale of financial products and services by marketing through unaffiliated banks; Successful Money Management Seminars, Inc., a producer of financial-education seminar systems; and ReliaStar Bank, a federal savings bank, which offers a variety of consumer credit and deposit products.

                              BUSINESS OF PILGRIM

   Pilgrim is a Phoenix-based holding company that through its subsidiaries provides investment management and related services for 19 open-end mutual funds, one closed-end mutual fund and six structured finance products. At June 30, 1999, Pilgrim managed over $3.5 billion in mutual fund assets in its open-end funds and $1.7 billion in its closed-end fund, as well as $2.3 billion in structured finance products for institutional investors. Pilgrim began its investment management operations in April 1995 when it acquired the right to manage five mutual funds from an unaffiliated investment management company.

   Pilgrim provides investment advisory, distribution and administrative services for the Pilgrim funds under agreements with each fund. Under an investment management agreement with each fund, Pilgrim provides investment advisory agreements subject to the authority of each fund's board of directors or trustees and its fundamental investment objectives, policies and restrictions. Investment management agreements must be approved annually by each fund's board of directors, including a majority of each fund's independent directors, and these agreements generally may be terminated by the fund or Pilgrim upon 60 days' notice without penalty. Assets of Pilgrim funds are managed by portfolio managers employed by Pilgrim or by sub-advisers. At
June 30, 1999, Pilgrim had 153 employees. Pilgrim distributes its open-end funds through independent financial professionals, national and regional brokerage firms, and other financial institutions pursuant to selling agreements. The selling agreements are generally terminable by either party without penalty and do not obligate the other parties to sell any specific amount of Pilgrim's investment products. Shares of Pilgrim's closed-end fund, Pilgrim Prime Rate Trust, are traded on the New York Stock Exchange. Structured finance products are loan and bond funds that Pilgrim manages for institutional investors.

   Prior to entering the investment management business in April 1995, Pilgrim was engaged, primarily through its subsidiary Express America Mortgage Corporation, in the mortgage banking business, including the origination and servicing of mortgage loans.

                     DESCRIPTION OF RELIASTAR CAPITAL STOCK

   The following is a summary of the material provisions of ReliaStar's certificate of incorporation, bylaws, and rights agreement. Copies of these documents are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part. You should refer to those documents for further information.

   ReliaStar's certificate of incorporation authorizes the issuance of 200 million shares of common stock, of which approximately 86 million shares were issued and outstanding as of July 30, 1999, and seven million shares of preferred stock, none of which are outstanding.

COMMON STOCK

   The shares of ReliaStar common stock offered in connection with the merger will be fully paid and nonassessable. Subject to any prior rights of any preferred stock then outstanding, holders of ReliaStar common stock are entitled to receive proportionately those dividends that may be declared by ReliaStar's board of directors.

PREFERRED STOCK

   ReliaStar's board of directors may issue from time to time preferred stock in one or more series. The board is authorized to determine the designation of and number of shares in each series and to fix the rights of the series. Shares of preferred stock may be issued that have one or more of the following characteristics:

  .  disproportionately high voting rights;

  .  class-voting rights;

  .  convertibility into shares of ReliaStar common stock; and

  . seniority to ReliaStar common stock for payment of dividends and upon liquidation.

   Although the issuance of preferred stock may have an adverse effect on the rights of holders of common stock, the consent of holders of common stock is not required for any such issuance.

DIVIDENDS

   Under Delaware Law, and subject to restrictions discussed below, dividends may be declared or paid out of surplus of ReliaStar or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared, for the preceding fiscal year, or both.

   ReliaStar's certificate of incorporation provides that, so long as there are outstanding any shares of ReliaStar's preferred stock entitled to cumulative dividends, no dividends, other than stock dividends, may be paid or declared, nor may any distribution be made, on shares of ReliaStar common stock. Nor may any shares of ReliaStar common stock be purchased, redeemed, or otherwise acquired for value by ReliaStar if ReliaStar is in default with respect to any dividend payable on, or obligation to redeem or to maintain a purchase, retirement, or sinking fund with respect to, shares of ReliaStar preferred stock. There are currently no shares of ReliaStar preferred stock outstanding.

   ReliaStar is primarily a holding company owning, directly or indirectly, the capital stock of ReliaStar Life Insurance Company and its other subsidiaries. There are legal limitations on the extent to which ReliaStar Life Insurance Company and ReliaStar's other insurance company subsidiaries may pay dividends or otherwise supply funds to ReliaStar.

   The payment of future dividends by ReliaStar will be largely dependent upon the ability of ReliaStar Life Insurance Company to pay dividends to ReliaStar. Under Minnesota's insurance laws, any such payments must be in an amount deemed prudent by ReliaStar Life Insurance Company's board of directors, and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce, must be paid solely from the adjusted earned surplus of ReliaStar Life Insurance Company. "Adjusted earned surplus" means the earned surplus, as determined in accordance with statutory accounting principles, less 25% of the amount of earned surplus that is attributable to unrealized capital gains. Moreover, without approval of the Commissioner, ReliaStar Life Insurance Company may not pay in any calendar year any dividend that, when combined with other dividends paid within the preceding calendar year, exceeds the greater of:

  . 10% of ReliaStar Life Insurance Company's statutory surplus at the prior year end; or

  . 100% of ReliaStar Life Insurance Company's statutory net gain from operations, not including realized capital gains, for the prior calendar year.

   The payment of future dividends by ReliaStar may be affected by the foregoing limitations, any additional restrictions resulting from statutory or regulatory changes, and by such other factors as ReliaStar's board or directors deems relevant.

VOTING RIGHTS

   ReliaStar's certificate of incorporation provides that, except as otherwise provided by law or the certificate of incorporation itself, holders of shares of ReliaStar common stock are entitled to one vote per share. Holders of shares of ReliaStar common stock do not have any cumulative voting rights.

   Except as otherwise provided by law or by the resolutions providing for issuance of the shares, holders of shares of ReliaStar preferred stock have no voting rights.

   ReliaStar's certificate of incorporation requires the affirmative vote of 75% of ReliaStar's outstanding capital stock entitled to vote, voting as a single class to take the following actions:

  . to approve "business combinations" involving an "interested shareholder," unless the transaction is approved by a majority of ReliaStar's "continuing directors," as each of those terms is defined in the certificate of incorporation;

  .  to remove directors, with or without cause;

  . to amend ReliaStar's certificate of incorporation to modify a number of protective provisions; and

  .  for the stockholders of ReliaStar to amend its bylaws.

   As used in ReliStar's certificate of incorporation, the following terms have the following meanings:

  .  the term "business combination" includes the following transactions:

    (1) mergers, consolidations, and share exchanges;

    (2) sales, leases, mortgages, or other dispositions of 10% or more of ReliaStar's assets;

    (3) acquisitions of 10% or more of the assets of another entity;

    (4) certain transfers of ReliaStar's securities;

    (5) the dissolution, liquidation, or winding-up of ReliaStar; and

    (6) any transaction that would have the effect of increasing the interested shareholder's ownership stake;

  . the term "interested shareholder" includes, subject to certain exceptions, the following:

    (1) any person or entity that is the beneficial owner of 20% or more of ReliaStar's outstanding voting stock;
    (2) any affiliate or associate of ReliaStar that at any time in the prior two years was the beneficial owner of 20% or more of ReliaStar's outstanding voting stock;
    (3) any person or entity that acquired shares that were held by an interested shareholder within the prior two years; and

  . ""continuing directors" include members of ReliaStar's board of directors

    (1) who were members of the ReliaStar board before there was an interested shareholder; or

    (2) whose nomination or election was supported by a majority of the continuing directors.

   These provisions of ReliaStar's certificate of incorporation could have the effect of discouraging or delaying a change in control of ReliaStar that is not approved by ReliaStar's board of directors.

LIQUIDATION

   Subject to preferential rights of shares of ReliaStar preferred stock, if any, upon a liquidation of ReliaStar holders of ReliaStar common stock are entitled to share proportionately in the assets remaining after discharge of all obligations and liabilities of ReliaStar.

SHARE RIGHTS AGREEMENT

   ReliaStar is party to an Amended and Restated Share Rights Agreement dated as of February 11, 1999. Under the rights agreement, each share of ReliaStar common stock has attached one preferred-share-purchase right. Each right entitles the registered holder to purchase from ReliaStar one-twentieth of a share of Series A Junior Participating Preferred Stock of ReliaStar for $100, subject to adjustment to prevent dilution.

   Initially, the rights attach to all certificates representing ReliaStar common stock and no separate rights certificates are distributed. The rights will separate from the common stock and a distribution date for the rights will occur, however, upon the earlier of the following events:

  . the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an "acquiring person," defined as the beneficial owner of 20% or more of ReliaStar's outstanding common stock; or

  . the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer, if the consummation of the offer would result in a person or group becoming the beneficial owner of 20% or more of ReliaStar's outstanding common stock.

   Until a distribution date occurs:

  . the rights will be evidenced only by ReliaStar common stock certificates and will be transferred only with the common stock;

  . newly issued common stock will contain a notation incorporating the rights agreement by reference; and

  . the transfer of any common stock certificate will also transfer the rights associated with that certificate.

   As promptly as practicable following a distribution date, separate certificates evidencing the rights will be mailed to record holders of ReliaStar common stock as of the close of business on the distribution date.

   The rights are not exercisable until the distribution date. The rights will expire on September 8, 2004, unless extended or earlier redeemed or exchanged by ReliaStar.

   If any person or group becomes an acquiring person, then each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise a number of shares of ReliaStar common stock having a market value of two times the exercise price of the right.

   If, after the distribution date or within 15 days before that date, ReliaStar is acquired or 50% or more of ReliaStar's assets or earning power is sold, then each holder of a right, other than rights beneficially owned by the acquiring person, will have the right to receive a number of common shares of the acquiring company having a market value of two times the exercise price of the right. The foregoing does not apply, however, to a transaction for at least the same per-share consideration with a person who acquired ReliaStar common stock through a tender offer or exchange offer for all outstanding shares approved by ReliaStar's board of directors.

   At any time before the close of business on the twentieth day after a public announcement that a person or group of affiliated or associated persons has become an acquiring person, ReliaStar's board of directors may redeem the rights in whole at a price of $.005 per right.

   Until a right is exercised, the holder of the right, as such, has no rights as a stockholder of ReliaStar, including the right to vote or to receive dividends.

LIMITATIONS ON CHANGE IN CONTROL

   ReliaStar's certificate of incorporation and bylaws provide that ReliaStar's board of directors will be divided into three classes serving staggered terms, with one class of directors to be elected for a three-year term at each annual meeting of stockholders. As a result, at least two meetings of ReliaStar stockholders will generally be required to effect a change in control of ReliaStar's board of directors. ReliaStar's bylaws provide that advance notice of nominations for the election of directors to be made at, and business to be brought before, an annual meeting of stockholders by a stockholder must be received by ReliaStar's Corporate Secretary at least 60 days in advance of the meeting. ReliaStar's certificate of incorporation and bylaws also provide that stockholder action may be taken only at annual or special meetings of stockholders, and may not be taken by stockholder consent, and that stockholders are not permitted to call, or to require ReliaStar's board of directors to call, special meetings of stockholders.

   ReliaStar's certificate of incorporation provides that, when considering a merger, consolidation, sale of assets, business combination, or other similar transaction, ReliaStar's directors and officers may, in considering the best interests of ReliaStar and its stockholders, consider the interests of employees, customers, and suppliers of ReliaStar and its subsidiaries and the interests of the communities in which ReliaStar and its subsidiaries are located or do business.

   ReliaStar has entered into agreements with a number of its executive employees for financial arrangements that ReliaStar will provide upon termination of employment under certain circumstances following a change in control of ReliaStar. In addition, a number of retirement and other employee benefit arrangements provide for accelerated vesting of benefits and allocation to participants of surplus retirement plan benefits upon a change in control of ReliaStar.

   The foregoing provisions and agreements could have the effect of discouraging or delaying an attempt to gain control of ReliaStar or to change its management.

LIMITATION ON CERTAIN LIABILITY OF DIRECTORS AND INDEMNIFICATION

   ReliaStar's certificate of incorporation and bylaws limit the liability of directors for monetary damages to ReliaStar and its stockholders for breach of fiduciary duty of care to ReliaStar and authorize the indemnification of directors, officers, and employees to the fullest extent permitted by Delaware law. ReliaStar maintains a directors' and officers' liability insurance policy.

TRANSFER AGENT

   The Transfer Agent for ReliaStar common stock is Norwest Bank Minnesota, National Association.

          COMPARATIVE RIGHTS OF STOCKHOLDERS OF PILGRIM AND RELIASTAR

   As a result of the merger, you will no longer be a stockholder of Pilgrim. Instead, you will become a stockholder of ReliaStar, and your rights will be governed by ReliaStar's certificate of incorporation and bylaws. Your rights under ReliaStar's certificate of incorporation and bylaws will differ from your existing rights as stockholders of Pilgrim under Pilgrim's certificate of incorporation and bylaws. We describe the material differences in this section. You might regard as important other differences that we do not include here. You should refer to the documents we mention in this section if you want more information.

GENERAL

   Both ReliaStar and Pilgrim were incorporated in Delaware and thus are governed by the provisions of the Delaware General Corporation Law. Although Delaware law provides a general system of rules governing a corporation and its directors, officers, and stockholders, a number of the default rules may be changed in a corporation's certificate of incorporation or bylaws.

VOTING RIGHTS

   As discussed above under "Description of ReliaStar Capital Stock--Voting Rights," ReliaStar's certificate of incorporation requires the affirmative vote of 75% of ReliaStar's outstanding capital stock entitled to vote, voting as a single class, to take a number of actions. Pilgrim's certificate of incorporation has no similar super-majority voting requirements and instead requires a simple majority vote to take any such actions.

CHARTER AMENDMENTS

   The provisions of the ReliaStar certificate of incorporation that may be amended only by a 75% super-majority vote are the following:

  . the amount of authorized capital stock and the authority of the board of directors, without a vote of stockholders, to issue shares of stock and to fix the terms of any series of preferred stock;

  .  classification of the board of directors;

  . removal of the directors by stockholders, with or without cause, only by super-majority vote;

  . the limitation on personal monetary liability of directors for breach of the fiduciary duty of care;

  . the authority of the board of directors to adopt or amend ReliaStar's bylaws;

  . the requirement that at least 75% of the outstanding shares of voting stock approve any stockholder-proposed amendment to ReliaStar's bylaws;

  . the authority the board of directors to consider the interests of other constituencies when considering a merger, sale of assets, business combination, or similar transaction;

  . the authority of the board to determine matters with respect to stockholder inspections of books and records;

  .  the prohibition on stockholders from taking action by written consent;

  .  the "fair price" provisions discussed below; and

  .  the requirement of a super-majority vote to amend any of the foregoing.

   The requirement of a super-majority stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of ReliaStar from avoiding the requirements of those provisions by simply amending or replacing them. The requirement also makes it more difficult for a stockholder to circumvent other provisions contained in ReliaStar's certificate of incorporation, such as the classification of the board of directors, by adopting bylaws restricting the power of the board or directors or the ability of ReliaStar to operate its business in the interests of all of its stockholders. These provisions, however, will also make it more difficult for stockholders to amend ReliaStar's certificate of incorporation or bylaws even if a majority of the stockholders deem the amendment to be in their best interests. Pilgrim's certificate of incorporation contains no super-majority voting requirements.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS

   The "fair price" provision in ReliaStar's certificate of incorporation requires the approval of "business combinations" involving "interested shareholders" by a vote of the holders of at least 75% of ReliaStar's outstanding capital stock entitled to vote, unless either the transaction is approved by a majority of ReliaStar's "continuing directors" or the transaction meets specified fair price and procedural requirements. Pilgrim's certificate of incorporation contains no counterpart to this provision.

   The purpose of this provision is to prevent an interested shareholder from taking advantage of its position as a substantial, if not controlling, stockholder and from engaging in "self-dealing" transactions with ReliaStar that may not be fair to other stockholders and to give greater assurance to the holders of ReliaStar capital stock that they will receive fair and equitable treatment in any business combination involving the interested shareholder. This is accomplished by requiring business combinations to meet specified fair price and procedural requirements or to be approved either by a majority of the continuing directors or 75% of the outstanding shares entitled to vote on the matter, voting as a single class.

   This provision, however, makes more difficult and may discourage a takeover of ReliaStar or the acquisition of control of ReliaStar and thus the removal of incumbent management. In addition, to the extent that these provisions discourage a takeover that would result in a change of ReliaStar management, those changes may be less likely to occur.

CONSIDERATION OF OTHER CONSTITUENCIES

   ReliaStar's certificate of incorporation provides that, when considering a merger, consolidation, sale of assets, business combination, or similar transaction, ReliaStar's directors and officers may, in considering the best interests of ReliaStar and its stockholders, consider the interests of the employees, customers, and suppliers of ReliaStar and its subsidiaries and the communities in which ReliaStar and its subsidiaries are located or do business.

   This provision will not make a business combination or other transaction regarded by ReliaStar's board or directors as being in the interests of ReliaStar and its stockholders more difficult to accomplish, but it would permit the board of directors to determine that a transaction is not in the best interests of ReliaStar or its stockholders--and thus oppose it--on the basis of various factors deemed relevant. In some cases, this opposition might have the effect of maintaining the position of incumbent management.

   Neither Pilgrim's certificate of incorporation nor its bylaws contains a similar provision regarding the consideration of other constituencies by the Pilgrim board of directors in making a decision whether to proceed with a business combination or other transaction.

SHARE RIGHTS AGREEMENT

   As discussed above, ReliaStar is party to a share rights agreement. Under the rights agreement, each share of ReliaStar common stock has attached one preferred share purchase right. The rights agreement provides for the distribution of the rights upon the occurrence of certain events that may constitute an attempt to effect a change in control of ReliaStar. The rights agreement could have the effect of discouraging or delaying a change in control of ReliaStar that is not approved by ReliaStar's board of directors. Pilgrim does not have any similar rights agreement. See "Description of ReliaStar Capital Stock--Share Rights Agreement" for a more detailed discussion of the rights agreement. Pilgrim has not entered into a share rights agreement.

                      WHERE YOU CAN FIND MORE INFORMATION

   Both ReliaStar and Pilgrim file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These SEC filings are available to the public over the Internet at the SEC's web site (www.sec.gov). You may also read and copy any document that either company files with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities.

   Both ReliaStar and Pilgrim "incorporate by reference" into this proxy statement/prospectus the information in documents they file with the SEC, which means that they can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that they file subsequently with the SEC will automatically update this proxy statement/prospectus. The companies incorporate by reference the documents listed below and any filings they make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the filing of this proxy statement/prospectus and before the merger is consummated.

   FOR RELIASTAR:

  . Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including information incorporated by reference into that report from ReliaStar's 1998 Annual Report to Stockholders and portions of its definitive proxy statement for ReliaStar's 1999 Annual Meeting of Stockholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999;

  .  Current Report on Form 8-K filed July 28, 1999; and

  . the description of ReliaStar's common stock and related rights to purchase preferred stock contained in ReliaStar's Form 8-K/A dated May 20, 1993 to its Current Report on Form 8-K dated January 17, 1989 and its Registration Statement on Form 8-A/A dated February 26, 1999.

   You may request a copy of these filings, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into the filing, at no cost by contacting ReliaStar at the following address:

                            Corporate Secretary
                            ReliaStar Financial Corp.
                            20 Washington Avenue South
                            Minneapolis, Minnesota 55401
                            (612) 372-5432

   FOR PILGRIM:

  . Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 1998, including information incorporated by reference into that report from Pilgrim's definitive proxy statement for its 1999 Annual Meeting of Stockholders;

  . Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999, and June 30, 1999;

   .  Current Reports on Form 8-K filed on June 28 and July 28, 1999; and

  . the description of Pilgrim's common stock contained in Pilgrim's registration statement on Form S-1 dated March 17, 1992 (No. 33-45038).

   You may request a copy of these filings, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into the filing, at no cost by contacting Pilgrim at:

                            Corporate Secretary
                            Pilgrim Capital Corporation
                            40 North Central Avenue, 12th floor
                            Phoenix, Arizona 85004
                            (602) 417-8115

   IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST COPIES OF RELIASTAR'S OR PILGRIM'S SEC FILINGS NO LATER THAN OCTOBER 19, 1999.

   You should rely only on the information delivered with, or stated or incorporated by reference in, this proxy statement/prospectus. Neither ReliaStar nor Pilgrim has authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this document.

                                 LEGAL MATTERS

   The validity of the shares of ReliaStar common stock to be issued in the merger will be passed upon for ReliaStar by Faegre & Benson LLP, Minneapolis, Minnesota. Tax consequences of the merger will be passed upon for ReliaStar by Faegre & Benson LLP and for Pilgrim by Dechert Price & Rhoads, Philadelphia, Pennsylvania.

                                    EXPERTS

   The consolidated financial statements of ReliaStar and related financial statement schedules as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this proxy statement/prospectus by reference from ReliaStar's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Pilgrim and related financial statement schedules as of September 30, 1998 and 1997 and for each of the three years in the three-year period ended September 30, 1998, incorporated in this proxy statement/prospectus by reference to Pilgrim's Annual Report on Form 10-K for the year ended September 30, 1998, have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

   If the merger is not completed, Pilgrim would hold its 2000 Annual Meeting of Stockholders during the month of February 2000. Any stockholder proposal that is intended to be presented at that meeting and included in Pilgrim's proxy materials relating to that meeting must be received by Pilgrim at its executive offices no later than November 28, 1999.

                              INDEPENDENT AUDITORS

   Representatives of KPMG LLP, Pilgrim's independent auditors, are expected to be present at the special meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                                                       EXHIBIT A
                                                                [CONFORMED COPY]

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG
                           RELIASTAR FINANCIAL CORP.,
                            NORTHSTAR HOLDING, INC.,
                                      AND
                          PILGRIM CAPITAL CORPORATION

--------------------------------------------------------------------------------

                           DATED AS OF JULY 22, 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I The Merger....................................................   A-8
  1.1 Effective Time of the Merger......................................    A-8
  1.2 Closing...........................................................    A-9
  1.3 Effects of the Merger.............................................    A-9
  1.4 Certificate of Incorporation and Bylaws of the Surviving
       Corporation......................................................    A-9
 ARTICLE II Conversion of Securities.....................................   A-9
  2.1 Effect on Capital Stock...........................................    A-9
      (a) Capital Stock of Northstar....................................    A-9
      (b) Pilgrim Common Stock..........................................    A-9
      (c) Adjustment to Merger Consideration Based Upon Pilgrim Mutual
          Fund Assets Under Management..................................   A-10
      (d) Adjustment in Consideration Based Upon ReliaStar Average Share
          Price.........................................................   A-10
      (e) Fractional Shares.............................................   A-11
      (f) ReliaStar Stock...............................................   A-11
      (g) Pilgrim Stock Options.........................................   A-11
      (h) Dissenters' Rights............................................   A-11
      (i) Adjustments...................................................   A-11
  2.2 Exchange of Certificates..........................................   A-12
 ARTICLE III Representations and Warranties of Pilgrim...................  A-13
  3.1 General...........................................................   A-13
  3.2 Representations and Warranties....................................   A-14
      (a) Organization, Standing, Qualification.........................   A-14
      (b) Capitalization................................................   A-14
      (c) Authorization and Execution...................................   A-14
      (d) No Conflicts..................................................   A-15
      (e) SEC Reports and Financial Statements..........................   A-15
      (f) Proxy Statement/Prospectus....................................   A-16
      (g) Absence of Certain Changes or Events..........................   A-16
      (h) Tax Matters...................................................   A-17
      (i) Properties....................................................   A-18
      (j) Material Contracts............................................   A-18
      (k) Intellectual Property.........................................   A-19
      (l) Litigation....................................................   A-19
      (m) Permits; Compliance with Laws.................................   A-19
      (n) No Brokers or Finders.........................................   A-19
      (o) Retirement and Benefit Plans; Employees.......................   A-19
      (p) Environmental Matters.........................................   A-21
      (q) Labor Matters.................................................   A-21
      (r) Vote Required.................................................   A-21
      (s) Anti-Takeover Provisions......................................   A-21
      (t) Year 2000 Compliance..........................................   A-21
      (u) Insurance Coverage............................................   A-21
      (v) Management Agreements.........................................   A-22
 ARTICLE IV Representations and Warranties Relating to the Pilgrim
  Funds..................................................................  A-22
  4.1 General...........................................................   A-22
  4.2 Representations and Warranties....................................   A-22
      (a) No Prohibitions...............................................   A-22
      (b) No Unfair Burden..............................................   A-22
      (c) Organization of the Funds.....................................   A-22

                                                                          PAGE
                                                                          ----
      (d) Capitalization of the Pilgrim Funds...........................  A-23
      (e) Financial Statements of the Pilgrim Funds.....................  A-23
      (f) Accuracy of Financial Statements..............................  A-23
      (g) Compliance With Applicable Law................................  A-23
      (h) No Conflicts..................................................  A-24
      (i) Adherence to Investment Policies and Restrictions.............  A-24
      (j) Litigation....................................................  A-24
      (k) Required Reports..............................................  A-24
      (l) Taxes.........................................................  A-24
      (m) Contracts.....................................................  A-25
      (n) No Material Adverse Changes...................................  A-25
      (o) Books.........................................................  A-25
      (p) Absence of Undisclosed Liabilities............................  A-25
      (q) No Pending Transaction........................................  A-25
      (r) Proxy Statements/Prospectuses.................................  A-25
      (s) Code of Ethics................................................  A-25
      (t) No Disqualification...........................................  A-26
      (u) Insurance.....................................................  A-26
 ARTICLE V Representations and Warranties of ReliaStar and Northstar..... A-26
  5.1 General...........................................................  A-26
  5.2 Representations and Warranties....................................  A-26
      (a) Organization, Standing, Qualification.........................  A-26
      (b) Capitalization................................................  A-26
      (c) Authorization and Execution...................................  A-27
      (d) No Conflicts..................................................  A-27
      (e) SEC Reports and Financial Statements..........................  A-28
      (f) Proxy Statement/Prospectus....................................  A-28
      (g) Litigation....................................................  A-28
      (h) Permits; Compliance with Laws.................................  A-28
      (i) No Brokers or Finders.........................................  A-28
      (j) Absence of Certain Changes or Events..........................  A-28
      (k) No Material Adverse Effect....................................  A-29
      (l) Year 2000 Compliance..........................................  A-29
 ARTICLE VI Covenants Relating to the Pilgrim Funds...................... A-29
  6.1 Requisite Approvals Concerning the Pilgrim Funds..................  A-29
  6.2 Termination of Existing Advisory, Sub-Advisory, and Distribution
       Arrangements.....................................................  A-29
  6.3 Information Regarding the Pilgrim Funds...........................  A-29
  6.4 Access to Information Regarding the Pilgrim Funds.................  A-29
  6.5 The Registrants' Registration Statements..........................  A-30
  6.6 Operations of the Pilgrim Funds...................................  A-30
  6.7 Undertakings Related to Section 15(f) of the 1940 Act.............  A-30
  6.8 Continued Qualification...........................................  A-30
 ARTICLE VII Covenants Relating to the Parties........................... A-31
  7.1 Business Operations of Pilgrim....................................  A-31
  7.2 Cooperation.......................................................  A-32
  7.3 Access to Information.............................................  A-32
  7.4 No Solicitation...................................................  A-33
  7.5 Proxy Statement/Prospectus; Board Recommendation..................  A-34
  7.6 Stockholders' Meetings of Pilgrim and the Pilgrim Funds; Consents
       for Pools........................................................  A-34
  7.7 Legal Conditions to Merger........................................  A-34

                                                                          PAGE
                                                                          ----
   7.8  Tax-Free Reorganization.........................................  A-35
   7.9  NYSE Listing....................................................  A-35
   7.10 Stock Plans and Options.........................................  A-35
   7.11 Consents........................................................  A-36
   7.12 Pilgrim Mutual Fund Assets Under Management.....................  A-36
   7.13 Additional Agreements; Reasonable Efforts.......................  A-36
   7.14 Confidentiality Agreement.......................................  A-36
 ARTICLE VIII Conditions Precedent....................................... A-36
   8.1  Conditions to the Parties' Obligation to Effect the Merger......  A-36
        (a) Stockholder Approval........................................  A-36
        (b) HSR Act.....................................................  A-36
        (c) Approvals...................................................  A-36
        (d) No Injunctions or Restraints; Illegality....................  A-36
        (e) Tax Opinions................................................  A-36
        (f) Proxy Statement/Prospectus..................................  A-37
   8.2  Additional Conditions to the Obligations of ReliaStar and
         Northstar......................................................  A-37
        (a) Representations and Warranties..............................  A-37
        (b) Performance of Obligations of Pilgrim.......................  A-37
        (c) No Material Adverse Change..................................  A-37
        (d) Officers' Certificate.......................................  A-37
        (e) Pilgrim Mutual Fund Assets Under Management.................  A-37
        (f) Legal Opinions..............................................  A-37
        (g) Comfort Letter..............................................  A-37
        (h) Dissenters' Rights..........................................  A-38
        (i) Certain Consents............................................  A-38
   8.3  Additional Conditions to the Obligation of Pilgrim..............  A-38
        (a) Representations and Warranties..............................  A-38
        (b) Performance of Obligations of ReliaStar and Northstar.......  A-38
        (c) No Material Adverse Change..................................  A-38
        (d) Officers' Certificate.......................................  A-38
        (e) NYSE........................................................  A-38
        (f) Legal Opinion...............................................  A-38
        (g) Comfort Letter..............................................  A-38
 ARTICLE IX Conduct and Transactions After the Effective Time............ A-39
   9.1  Employee Matters................................................  A-39
   9.2  Indemnification.................................................  A-39
   9.3  Directors and Officers Liability Insurance......................  A-39
 ARTICLE X Termination................................................... A-40
  10.1  Generally.......................................................  A-40
  10.2  Procedure and Effect of Termination.............................  A-40
  10.3  Expenses; Termination Fee.......................................  A-40
 ARTICLE XI Miscellaneous Provisions..................................... A-41
  11.1  Termination of Representations and Warranties...................  A-41
  11.2  Amendment and Modification......................................  A-41
  11.3  Waiver of Compliance; Consents..................................  A-41
  11.4  Press Releases and Public Announcements.........................  A-42
  11.5  Notices.........................................................  A-42
  11.6  Assignment......................................................  A-42
  11.7  Interpretation..................................................  A-43
  11.8  Governing Law...................................................  A-43

                                                                            PAGE
                                                                            ----
  11.9  Counterparts......................................................  A-43
  11.10 Headings; Internal References.....................................  A-43
  11.11 Entire Agreement..................................................  A-43
  11.12 Severability......................................................  A-43
  11.13 Equitable Remedies................................................  A-43
  11.14 Disclosure Schedule...............................................  A-43

EXHIBITS

   A  Form of Opinions of Special Counsel to Pilgrim
   B  Form of Opinion of Faegre & Benson LLP

                             INDEX OF DEFINED TERMS

TERM                                                                LOCATION
----                                                            ----------------
1940 Act....................................................... Recitals
accumulated funding deficiency................................. (S) 3.2(o)(3)
Acquisition Proposal........................................... (S) 7.4(a)(1)
Advisers Act .................................................. (S) 3.2(a)(2)
affiliate...................................................... (S) 11.7(c)
Aggregate Percentage Reduction................................. (S) 2.1(c)(1)
Agreement...................................................... Preamble
Applicable Law................................................. (S) 4.2(g)
Assets Under Management Percentage............................. (S) 2.1(c)
Base Amount.................................................... (S) 2.1(c)
Benefit Plan................................................... (S) 3.2(o)(1)
Board.......................................................... (S) 6.1
business day................................................... (S) 11.7(d)
Cash Consideration............................................. (S) 2.1(b)
CBOs........................................................... Recitals
Certificate of Merger.......................................... (S) 1.1
Certificates................................................... (S) 2.1(f)
CLOs........................................................... Recitals
Closing........................................................ (S) 1.2
Closing Date................................................... (S) 1.2
Code........................................................... Recitals
Constituent Corporations....................................... (S) 1.3(a)
Delaware Law................................................... (S) 1.1
Dissenting Shares.............................................. (S) 2.1(h)(l)
Dollar Denominated Consideration............................... (S) 2.1(b)
Effective Time................................................. (S) 1.1
Environmental Law.............................................. (S) 3.2(p)(1)(A)
ERISA.......................................................... (S) 3.2(o)(1)
ERISA Affiliates............................................... (S) 3.2(o)(9)
Exchange Act................................................... (S) 3.2(e)(1)
Exchange Agent................................................. (S) 2.2(a)
Exchange Fund.................................................. (S) 2.2(a)
GAAP........................................................... (S) 3.2(e)(3)
Governmental Authority......................................... (S) 3.2(d)(2)
Hazardous Substance............................................ (S) 3.2(p)(1)(B)
HSR Act........................................................ (S) 3.2(d)(2)
Northstar...................................................... Preamble
including...................................................... (S) 11.7(a)
Management Agreements.......................................... (S) 3.2(v)
Material Adverse Effect........................................ (S) 3.1
Material Contracts............................................. (S) 3.2(j)
Merger......................................................... Preamble
Merger Consideration........................................... (S) 2.1(b)
NASD........................................................... (S) 3.2(d)(2)
Northstar...................................................... Preamble
NYSE........................................................... (S) 2.1(b)
Option Ratio................................................... (S) 7.10(c)
Pension Plan................................................... (S) 3.2(o)(1)
person......................................................... (S) 11.7(b)

Pilgrim........................................................... Preamble
Pilgrim Assets Mutual Fund Under Management....................... (S) 2.1(c)
Pilgrim Common Stock.............................................. Recitals
Pilgrim Consolidated Group........................................ (S) 3.2(h)(4)
Pilgrim Disclosure Schedule....................................... (S) 3.1
Pilgrim Employee Plan(s).......................................... (S) 3.2(o)(1)
Pilgrim Fund Family............................................... (S) 4.2(c)
Pilgrim Funds..................................................... Recitals
Pilgrim Option Plans.............................................. (S) 2.1(g)
Pilgrim Options................................................... (S) 2.1(g)
Pilgrim Securities................................................ Recitals
Pilgrim SEC Reports............................................... (S) 3.2(e)(1)
Pools............................................................. Recitals
Proprietary Rights................................................ (S) 3.2(k)
Proxy Statement/Prospectus........................................ (S) 7.5
Registrant........................................................ (S) 4.2(c)
ReliaStar......................................................... Preamble
ReliaStar Average Share Price..................................... (S) 2.1(b)
ReliaStar Common Stock............................................ Recitals
ReliaStar Disclosure Schedule..................................... (S) 5.1
ReliaStar Rights.................................................. (S) 5.2(b)
ReliaStar Rights Agreement........................................ (S) 5.2(b)
ReliaStar SEC Reports............................................. (S) 5.2(e)(1)
Reorganization.................................................... (S) 7.8(a)
reportable event.................................................. (S) 3.2(o)(3)
Reports........................................................... (S) 4.2(k)
SEC............................................................... (S) 3.2(d)(2)
Securities Act.................................................... (S) 3.2(e)(1)
Share Consideration............................................... (S) 2.1(b)
subsidiary........................................................ (S) 11.7(g)
Superior Proposal................................................. (S) 7.4(d)
Surviving Corporation............................................. (S) 1.3(a)
Tax Returns....................................................... (S) 3.2(h)(1)
Taxes............................................................. (S) 3.2(h)(1)
Third Party....................................................... (S) 10.3(d)
Third-Party Transaction........................................... (S) 10.3(d)
to the knowledge of a party....................................... (S) 11.7(f)
Welfare Plan...................................................... (S) 3.2(o)(1)

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (this "Agreement"), dated as of July 22, 1999, is made among ReliaStar Financial Corp., a Delaware corporation ("ReliaStar"), Northstar Holding, Inc., a Delaware corporation and a wholly owned subsidiary of ReliaStar ("Northstar"), and Pilgrim Capital Corporation, a Delaware corporation ("Pilgrim").

                                    RECITALS

   Pilgrim (or one or more of its subsidiaries) acts as investment adviser for five open-end and one closed-end investment companies (collectively, the "Pilgrim Funds") registered under the Investment Company Act of 1940, as amended (the "1940 Act").

   Pilgrim Securities, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Pilgrim ("Pilgrim Securities"), acts as the broker-dealer for the investment companies advised by Pilgrim or its subsidiaries.

   Pilgrim (or one or more of its subsidiaries) is a collateral manager to certain special purpose corporations that issue collateralized loan obligations ("CLOs"), collateralized bond obligations ("CBOs"), and collateralized pools of mixed bonds and loans (which, together with CLOs and CBOs are collectively referred to as the "Pools").

   Northstar (or one or more of its subsidiaries) acts as investment adviser for a number of open-end investment companies registered under the 1940 Act.

   The Boards of Directors of ReliaStar, Northstar, and Pilgrim deem it advisable and in the best interests of each corporation and its respective stockholders that Northstar and Pilgrim combine in order to advance the long-term business interests of ReliaStar, Northstar, and Pilgrim.

   The strategic combination of Northstar and Pilgrim shall be effected by the terms of this Agreement through a transaction in which Pilgrim will merge with and into Northstar and the stockholders of Pilgrim will become stockholders of ReliaStar (the "Merger").

   In furtherance of the Merger, and upon the terms of this Agreement, each share of Pilgrim's common stock, $.01 par value per share ("Pilgrim Common Stock"), issued and outstanding at the Effective Time (as defined in Section 1.1), shall be converted into a fraction of a share of common stock, $.01 par value per share, of ReliaStar ("ReliaStar Common Stock") and cash.

   For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

   Now, therefore, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 Effective Time of the Merger. Subject to the terms of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly executed and acknowledged by the Constituent Corporations (as defined in Section 1.3) and delivered to the office of the Delaware Secretary of State for filing, as provided in Section 251 of the Delaware General Corporation Law (the "Delaware Law"), as soon as practicable on or after the Closing Date (as defined in
Section 1.2). The Merger shall become effective at the time at which the Certificate of Merger shall have been filed with the Delaware Secretary of State or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

   1.2 Closing. The closing of the Merger (the "Closing") will take place at 11:00 a.m., Minneapolis time, on a date to be specified by ReliaStar and Pilgrim, which shall be no later than the third business day after satisfaction or waiver (to the extent waivable under Article VIII) of all conditions to the consummation of the Merger set forth in Article VIII of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Faegre & Benson LLP, Minneapolis, Minnesota, unless another date or place is agreed to by ReliaStar and Pilgrim. The date on which the Closing occurs is referred to as the "Closing Date." All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

   1.3 Effects of the Merger.

     (a) At the Effective Time, in accordance with this Agreement and the Delaware Law, (1) Pilgrim shall be merged with and into Northstar, (2) the separate corporate existence of Pilgrim shall cease, and (3) Northstar shall be the surviving corporation and shall continue to be governed by the Delaware Law (Northstar and Pilgrim are sometimes referred to in this Agreement as the "Constituent Corporations," and Northstar is sometimes referred to in this Agreement as the "Surviving Corporation").

     (b) The Merger shall have the other effects set forth in Sections 259 and 261 of the Delaware Law.

   1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

     (a) The Certificate of Incorporation of Northstar as in effect immediately before the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the Delaware Law.

     (b) The Bylaws of Northstar in effect immediately before the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms, the Certificate of Incorporation of the Surviving Corporation, and the Delaware Law.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

   2.1 Effect on Capital Stock. Subject to the other provisions of this
Article II, at the Effective Time, by virtue of the Merger and without any action on the part of ReliaStar, Pilgrim, Northstar, or the holder of any shares of the following securities:

     (a) Capital Stock of Northstar. Each issued and outstanding share of the capital stock of Northstar shall remain outstanding as one share of capital stock of the Surviving Corporation and shall not be converted into any other securities or cash in the Merger. The certificates for such shares shall not be surrendered or in any way modified by reason of the Merger. No stock of Northstar will be issued in the Merger.

     (b) Pilgrim Common Stock. Subject to adjustment as provided in Sections 2.1(c) and 2.1(d), each issued and outstanding share of Pilgrim Common Stock (other than shares of Pilgrim Common Stock held of record by ReliaStar, Northstar, or Pilgrim or any other direct or indirect subsidiary of ReliaStar or Pilgrim immediately before the Effective Time unless such shares are held in the ordinary course of the corporation's investment business, and other than shares of Pilgrim Common Stock as to which dissenters' rights of appraisal have been exercised as contemplated by
  Section 2.1(h)) shall be automatically converted into and become the right to receive (1) .50 shares of ReliaStar Common Stock (the "Share Consideration"), and (2) cash in the amount of $12.50 (the "Cash Consideration" and, together with the Share Consideration, the "Merger Consideration"). Subject to adjustment as provided in Section 2.1(c), the sum of (A) the average per-share closing price of ReliaStar Common Stock on the New York Stock Exchange (the "NYSE") for the five trading days immediately preceding the date that is three days before the Closing Date (the "ReliaStar Average Share Price") multiplied by .50 and (B) $12.50 is called the "Dollar Denominated Consideration." At the Effective Time, each share of Pilgrim Common Stock held of record by ReliaStar, Northstar, or Pilgrim or any direct or indirect subsidiary of ReliaStar or Pilgrim (unless such shares are held in the ordinary course of the corporation's investment business) shall be canceled and cease to exist, and no payment shall be made with respect to those shares.

     (c) Adjustment to Merger Consideration Based Upon Pilgrim Mutual Fund Assets Under Management. If Pilgrim Mutual Fund Assets Under Management (as defined in this Section below) are less than 85% of $5,277,627,234 (the "Base Amount"), then the Dollar Denominated Consideration, Share Consideration, and Cash Consideration shall be adjusted as follows, based upon Pilgrim Mutual Fund Assets Under Management as a percentage (rounded to the nearest one hundredth of one percent) of the Base Amount (the "Assets Under Management Percentage"):

       (1) the Dollar Denominated Consideration shall be reduced (A) by a percentage (rounded to the nearest one hundredth of one percent) equal to the excess of 85% over the greater of 75% or the Assets Under Management Percentage (e.g., if the Pilgrim Mutual Fund Assets Under Management equals $4,222,629,500, which rounded to the nearest one hundredth of one percent equals 80.01% of the Base Amount, then the Dollar Denominated Consideration shall be reduced a total of 4.99%),
    (B) by an additional percentage (rounded to the nearest one hundredth of one percent) equal to two times the excess, if any, of 75% over the greater of 65% or the Assets Under Management Percentage (e.g., if the Pilgrim Mutual Fund Assets Under Management equals $3,696,977,877, which rounded to the nearest one hundredth of one percent equals 70.05% of the Base Amount, then the Dollar Denominated Consideration shall be reduced a total of 19.9%), and (C) by an additional percentage (rounded to the nearest one hundredth of one percent) equal to three times the excess, if any, of 65% over the greater of 55% or the Assets Under Management Percentage (e.g., if the Pilgrim Mutual Fund Assets Under Management equals $3,137,549,391, which rounded to the nearest one hundredth of one percent equals 59.45% of the Base Amount, then the Dollar Denominated Consideration shall be reduced a total of 46.65%) (the aggregate reduction in Dollar Denominated Consideration pursuant to the foregoing clauses (A) through (C), expressed as an aggregate percentage, is called the "Aggregate Percentage Reduction");

       (2) the Share Consideration shall be reduced to a decimal number of shares of ReliaStar Common Stock equal to (A) 100% less the Aggregate Percentage Reduction, multiplied by (B) .50; and

       (3) the Cash Consideration shall be reduced to an amount equal to
    (A) 100% less the Aggregate Percentage Reduction, multiplied by (B)
    $12.50.

  For purposes of this Agreement, "Pilgrim Mutual Fund Assets Under Management" means the aggregate of the net assets of the open-end and closed-end Pilgrim Funds (including assets acquired with borrowings by the closed-end Pilgrim Fund), as adjusted to eliminate increases or decreases attributable exclusively to positive or negative changes in the market value of portfolio assets since the calculation of the Base Amount.

     (d) Adjustment in Consideration Based Upon ReliaStar Average Share Price. If the ReliaStar Average Share Price exceeds $42.00, then ReliaStar may elect, by written notice to Pilgrim on or prior to the Closing Date, to adjust the Cash Consideration and the Share Consideration (after giving effect to any adjustment to each required by Section 2.1(c)), as follows:

       (1) The Cash Consideration shall be increased to an amount specified by ReliaStar in such notice, not to exceed the lesser of (A) (i) $12.50 (or, if applicable, the amount to which the Cash Consideration shall have been adjusted pursuant to Section 2.1(c)) per share, plus (ii) .50 (or, if applicable, the decimal number to which the Share Consideration shall have been adjusted pursuant to

    Section 2.1(c)) multiplied by the excess of the ReliaStar Average Share Price over $42.00, or (B) 50% of the Dollar Denominated Consideration (determined after giving effect to any adjustment thereto required by Section 2.1(c)); and

       (2) The Share Consideration shall be reduced from .50 (or, if applicable, the decimal to which the Share Consideration shall have been adjusted pursuant to Section 2.1(c)) shares of ReliaStar Common Stock to a decimal number of shares of ReliaStar Common Stock equal to
    (A) the excess of the Dollar Denominated Consideration (determined after giving effect to any adjustment thereto required by Section 2.1(c)) over the Cash Consideration, as adjusted pursuant to the foregoing clause (1), divided by (B) the ReliaStar Average Share Price.

     (e) Fractional Shares. No scrip or fractional shares of ReliaStar Common Stock shall be issued in the Merger. Each fractional share of ReliaStar Common Stock that a holder of Pilgrim Common Stock would otherwise be entitled to receive (after aggregating all shares of ReliaStar Common Stock to be received by that holder) shall be automatically converted into the right to receive, at the Effective Time from ReliaStar, an amount in cash in lieu of the fractional share of ReliaStar Common Stock equal to the product of the fraction multiplied by the ReliaStar Average Share Price (rounded up or down to the nearest $.01). ReliaStar will make available to the Exchange Agent (as defined in Section 2.2) the cash necessary for the purpose of paying for fractional shares.

     (f) ReliaStar Stock. All shares of ReliaStar Common Stock into which the shares of Pilgrim Common Stock are converted shall be validly issued, fully paid and nonassessable and will have ReliaStar Rights attached thereto in accordance with the ReliaStar Rights Agreement (as such terms are defined in Section 5.2(b)). All shares of Pilgrim Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and holders of certificates that immediately before the Effective Time represented shares of Pilgrim Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the shares of ReliaStar Common Stock and any cash to be issued or paid in consideration therefor upon the surrender of the Certificates in accordance with Section 2.2, without interest.

     (g) Pilgrim Stock Options. At the Effective Time, all outstanding options to purchase Pilgrim Common Stock (the "Pilgrim Options") and Pilgrim performance shares under the Pilgrim Stock Option Plan, the Pilgrim Performance Share Plan, and the Pilgrim 1998 Directors' Stock Option Plan (collectively, the "Pilgrim Option Plans") will become options or performance shares, as the case may be, to purchase ReliaStar Common Stock in accordance with Section 7.10.

     (h) Dissenters' Rights.

       (1) Notwithstanding any provision of this Agreement to the contrary, any shares of Pilgrim Common Stock held by a holder who has properly asserted his right, if any, for appraisal of such shares in accordance with the Delaware Law and who, as of the Effective Time, has not effectively lost such right to appraisal (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(b), but the holder thereof shall only be entitled to such rights as are granted by the Delaware Law.

       (2) Notwithstanding the provision of Section 2.1(h)(l), if any holder of shares of Pilgrim Common Stock who asserts his rights, if any, for appraisal or demands payment for such shares under the Delaware Law shall effectively lose his right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares of Pilgrim Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(b), upon surrender of the Certificates representing such shares.

     (i) Adjustments. The Share Consideration and Cash Consideration shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change (including the exercise of any ReliaStar Rights under the ReliaStar

  Rights Agreement) in ReliaStar Common Stock or Pilgrim Common Stock after the date of this Agreement.

   2.2 Exchange of Certificates.

     (a) The transfer agent for ReliaStar Common Stock shall serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, ReliaStar shall deposit in trust with the Exchange Agent certificates representing the number of whole shares of ReliaStar Common Stock to which the holders of Pilgrim Common Stock are entitled under this
  Article II, together with cash sufficient to cover the aggregate Cash Consideration to be paid to holders of Pilgrim Common Stock and to pay for fractional shares then known to ReliaStar (such cash amounts and certificates being referred to as the "Exchange Fund"). The Exchange Agent shall, under irrevocable instructions received from ReliaStar, deliver the number of shares of ReliaStar Common Stock and pay the amounts of cash provided for in this Article II out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent shall be provided by ReliaStar and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by ReliaStar and Pilgrim before the Effective Time.

     (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of Pilgrim Common Stock (except as provided in the first parenthetical in Section 2.1(b)) who, as of the Effective Time was a holder of a Certificate, a letter of transmittal (reasonably satisfactory in form and substance to Pilgrim and ReliaStar) and instructions for its use in effecting the surrender of the Certificate for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with a letter of transmittal duly executed and properly completed, the holder of the Certificate shall be entitled to receive in exchange therefor (1) shares of ReliaStar Common Stock and cash to which that holder of Pilgrim Common Stock is entitled pursuant to the terms of this Agreement (with the cash amount being rounded up or down to the nearest $.01) and (2) as to any fractional share, a check representing the cash amount to which the holder is entitled under Section 2.1, and the Certificate so surrendered shall be marked "Cancelled." No interest will be paid or accrued on any Cash Consideration or any cash in lieu of fractional shares payable upon surrender of the Certificate.

     (c) ReliaStar shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of ReliaStar Common Stock if the certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided, however, that ReliaStar shall not pay any transfer or other tax if the obligation to pay the tax under applicable law is solely that of the stockholder or if payment of any such tax by ReliaStar otherwise would cause the Merger to fail to qualify as a tax-free reorganization under the Code. If any portion of the consideration to be received under this Article II upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of ReliaStar Common Stock or a check representing the Cash Consideration or any cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable.

     (d) From the Effective Time until surrender in accordance with this
  Section 2.2, each Certificate (other than Certificates representing shares held by ReliaStar, Northstar, or Pilgrim or any direct or indirect subsidiary of ReliaStar or Pilgrim, unless such shares are held in the ordinary course of the corporation's investment business) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence only the right to receive the cash and ReliaStar Common Stock into which such shares of Pilgrim Common Stock shall have been so converted or, in the case of

  Dissenting Shares, to evidence only such rights as are granted by the Delaware Law. No dividends that are otherwise payable on ReliaStar Common Stock will be paid to persons entitled to receive ReliaStar Common Stock until such persons surrender their Certificates. After surrender, there shall be paid to the person in whose name the ReliaStar Common Stock shall be issued any dividends on ReliaStar Common Stock that shall have a record date and payment date on or after the Effective Time and before surrender. If the payment date for any such dividend is after the date of surrender, payment shall be made on the payment date. Persons entitled to receive such dividends are not entitled to receive interest on those dividends. All payments in respect of shares of Pilgrim Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to those securities.

     (e) In case of any lost, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to the holder of the consideration described in Section 2.1, and in accordance with Section 167 of the Delaware Law, to deliver to ReliaStar a bond in such reasonable sum as ReliaStar may direct as indemnity against any claim that may be made against the Exchange Agent, ReliaStar, or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen, or destroyed.

     (f) After the Effective Time, there shall be no transfers on the books of the Surviving Corporation of the shares of Pilgrim Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.1. After the Effective Time, the shares of Pilgrim Common Stock shall be delisted from the NYSE.

     (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Pilgrim for one year after the Effective Time shall be returned to ReliaStar, upon demand, and any holder of Pilgrim Common Stock who has not theretofore complied with this Section 2.2 shall thereafter look only to ReliaStar for issuance of the Merger Consideration to which the holder has become entitled under Section 2.1; provided, however, that neither the Exchange Agent nor any party to this Agreement shall be liable to a holder of shares of Pilgrim Common Stock for any amount required to be paid to a public official under any applicable abandoned-property, escheat, or similar law.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PILGRIM

   3.1 General. Pilgrim represents and warrants to ReliaStar and Northstar that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Pilgrim to ReliaStar on or before the date of this Agreement (the "Pilgrim Disclosure Schedule"). As used with respect to any person, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all changes or effects that have occurred before the determination of the occurrence of the Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on the business financial condition, or results of operations of the person and its subsidiaries taken as a whole; provided, however, that Material Adverse Effect with respect to any person shall not include any change in or effect upon the business, financial condition, or results of operations of such person or any of its subsidiaries directly or indirectly arising out of or attributable to (a) conditions, events, or circumstances generally affecting the economy as a whole, (b) conditions, events, or circumstances generally affecting the mutual fund industry as a whole (including regulatory and legal), or (c) any decreases in Pilgrim Mutual Fund Assets Under Management. It is further understood that any decrease in the market price of shares of ReliaStar Common Stock in the case of parent or Pilgrim Common Stock in the case of Pilgrim shall not be relevant to a determination of whether a Material Adverse Effect has occurred.

   3.2 Representations and Warranties.

     (a) Organization, Standing, Qualification.

       (1) Each of Pilgrim and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization and has the requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Pilgrim and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on Pilgrim. The Pilgrim Disclosure Schedule sets forth a list of all of Pilgrim's subsidiaries and their state of incorporation; except as so set forth and except for securities held solely for investment purposes, Pilgrim does not directly or indirectly own any capital stock of, or other equity interest in, any person. Copies of the charter and bylaws (or similar organizational documents) of Pilgrim and each subsidiary of Pilgrim have been made available to ReliaStar and are complete and correct as of the date hereof.

       (2) Pilgrim Investments, Inc. is and has been duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and under applicable state statutes. The Pilgrim Disclosure Schedule lists the jurisdictions in which Pilgrim Investments, Inc. is registered as an investment adviser. Each such registration is in full force and effect. Other than the jurisdictions set forth in the Pilgrim Disclosure Schedule for Pilgrim Investments, Inc., neither Pilgrim nor its subsidiaries is required to be registered as an investment adviser in any jurisdiction.

       (3) Pilgrim Securities is and has been duly registered as a broker-dealer under Applicable Law (as defined in Section 4.2(g)). The Pilgrim Disclosure Schedule lists the jurisdictions in which Pilgrim Securities is required to be registered as a broker-dealer. Each such registration is in full force and effect. Other than the jurisdictions set forth in the Pilgrim Disclosure Schedule, Pilgrim Securities is not required to be registered as a broker-dealer in any other jurisdiction. Pilgrim Securities is a member in good standing and has all licenses and authorizations in self-regulatory or trade organizations or registered clearing agencies, required to permit the operation of its business as presently conducted, except where such failure would not have a Material Adverse Effect on Pilgrim.

     (b) Capitalization. The authorized capital stock of Pilgrim consists of 10 million shares of Pilgrim Common Stock, of which, as of the close of business on July 20, 1999, 5,084,477 shares were issued and outstanding, and 100,000 shares of preferred stock, none of which are outstanding. All of the issued and outstanding shares of capital stock of Pilgrim and each of its subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and were not granted in violation of any statutory preemptive rights. There are no outstanding subscriptions, options, warrants, calls, or other agreements or commitments under which Pilgrim or any subsidiary is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Pilgrim or any subsidiary, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for options to purchase up to an aggregate of 1,270,000 shares of Pilgrim Common Stock, as of the close of business on July 20, 1999 and as set forth in the Pilgrim Disclosure Schedule. There are no stock appreciation rights, phantom stock rights, or performance shares outstanding issued by Pilgrim with respect to Pilgrim or any of its subsidiaries. Pilgrim owns, directly or indirectly, all of the issued and outstanding shares of each class of capital stock of each of its subsidiaries, free and clear of all liens, security interests, pledges, charges, and other encumbrances. There are no agreements or understandings to which Pilgrim or any of its subsidiaries is a party with respect to the capital stock of Pilgrim or its subsidiaries.

     (c) Authorization and Execution. Pilgrim has the corporate power and authority to execute and deliver this Agreement and, subject to approval by the stockholders of a majority of the outstanding shares of Pilgrim Common Stock to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Pilgrim have been duly authorized by the Board of Directors of Pilgrim, and no further corporate action of Pilgrim, other than the approval of its stockholders, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Pilgrim and, assuming the accuracy of the representations and warranties of ReliaStar set forth in Section 5.2(c), this Agreement constitutes the legal, valid, and binding obligation of Pilgrim, enforceable against Pilgrim in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and subject, to general principles of equity.

     (d) No Conflicts. Neither the execution and delivery of this Agreement by Pilgrim, nor the consummation by Pilgrim of the transactions contemplated hereby will:

       (1) conflict with or result in a breach of the charter, bylaws, or similar organizational documents, as currently in effect, of Pilgrim or any of its subsidiaries;

       (2) require any filing with, or consent or approval of, any government, state, or political subdivision thereof, entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including the Securities and Exchange Commission (the "SEC") and any other government authority, agency, department, board, commission, or instrumentality of the United States, any State of the United States, or any political subdivision thereof, any court, tribunal, or arbitrator of competent jurisdiction, or any governmental or non-governmental self-regulatory organization, agency, or authority (including the NYSE and the National Association of Securities Dealers, Inc. (the "NASD")) (each, a "Governmental Authority") having jurisdiction over any of the businesses or assets of Pilgrim or any of its subsidiaries, except for (A) compliance with the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents reflecting the occurrence of the Merger with the relevant authorities of the other states in which Pilgrim is licensed or qualified to do business; (C) the consents, approvals, filings, and notices required under the 1940 Act and the Advisers Act; (D) any consents, approvals, filings, or notices required with the NASD or any industry self-regulatory organizations; (E) the filing with the SEC of the Proxy Statement/Prospectus (as defined in Section 7.5) and compliance with any other applicable requirements of the Exchange Act; (F) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states; and (G) such other filings, consents, or approvals the failure of which to make or obtain would not reasonably be expected to prevent consummation of the Merger or to have a Material Adverse Effect on Pilgrim;

       (3) subject to the exceptions contained in, and assuming compliance with, clauses (A) through (G) of subsection (d)(2) above, violate any Applicable Law applicable to Pilgrim or any of its subsidiaries; or

       (4) result in a material breach of, or constitute a material default or an event that, with the passage of time or the giving of notice, or both, would constitute a material default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any material lien on the assets of Pilgrim or any of its subsidiaries under, any Material Contract (as defined in Section 3.2(j)).

     (e) SEC Reports and Financial Statements.

       (1) Since September 30, 1997, Pilgrim has filed all reports, registration statements, and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with any relevant Governmental Authority under federal and state securities laws, including the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Advisers Act. All reports, registration statements, and other filings (including all exhibits, notes, and schedules thereto and all documents incorporated by reference therein) filed by Pilgrim with the SEC on or after October 1, 1997, together with any amendments thereto, are collectively referred to as the "Pilgrim SEC Reports." Pilgrim has previously delivered or made available to ReliaStar one set of true and complete copies of all of the Pilgrim SEC Reports that have been filed with the SEC before the date of this Agreement. As of (A) with respect to all of the Pilgrim SEC Reports other than registration statements filed under the Securities Act, the respective dates of their filing with the SEC, and
    (B) with respect to all registration statements filed under the Securities Act, their respective effective dates, the Pilgrim SEC Reports complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

       (2) The consolidated financial statements (including any related notes or schedules) included in Pilgrim's most recent Annual Report on Form 10-K, as filed with the SEC, were prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), except as may be noted therein or in the notes or schedules thereto, and fairly present in all material respects the consolidated financial position of Pilgrim and its subsidiaries as of September 30, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the three-year period ended September 30, 1998.

     (f) Proxy Statement/Prospectus. The information supplied by Pilgrim for inclusion in the Proxy Statement/Prospectus, as of the date of the Proxy Statement/Prospectus and as of the date of the meeting of Pilgrim's stockholders to consider this Agreement and the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Absence of Certain Changes or Events. Except as disclosed in any Pilgrim SEC Report, from September 30, 1998 to the date of this Agreement, Pilgrim and its subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices, and neither Pilgrim nor any of its subsidiaries has:

       (1) split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

       (2) purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase capital stock or any securities convertible into or exchangeable for capital stock;

       (3) declared or paid any dividends on or made any other distributions (whether in cash, stock, or property) in respect of shares of its capital stock, or split, combined, or reclassified any of its capital stock, or issued or authorized the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of such entity;

       (4) issued, delivered, or sold any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities (other than the grant of options to employees in a manner consistent with past practices under the Pilgrim Stock Option Plans, and the issuance of shares upon the exercise of such options);

       (5) incurred, assumed, or guaranteed any indebtedness for money borrowed, other than intercompany indebtedness, other than that incurred under currently existing debt instruments;

       (6) changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

       (7) suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event (other than changes in general industry, economic, or market conditions), which would have a Material Adverse Effect on Pilgrim; or

       (8) except for this Agreement, entered into any commitment to do any of the foregoing.

     (h) Tax Matters.

       (1) Pilgrim and its subsidiaries have timely filed (or received appropriate extensions for) all material federal, state, local, and foreign tax returns ("Tax Returns") required to be filed by them with respect to income, gross receipts, withholding, social security, unemployment, payroll, franchise, property, excise, sales, use, premium, and other taxes of whatever kind ("Taxes"), and have paid all Taxes shown on those Tax Returns to the extent they have become due. Pilgrim's Tax Returns are accurate and complete in all material respects.

       (2) No Tax Returns filed by Pilgrim or any of its subsidiaries are the subject of pending audits. Neither Pilgrim nor any of its subsidiaries has received, before the date of this Agreement, a notice of deficiency or assessment of additional material Taxes that remains unresolved. Neither Pilgrim nor any of its subsidiaries has extended the period for assessment or payment of any Tax, which extension has not since expired.

       (3) Pilgrim and its subsidiaries have withheld and paid over to the appropriate Governmental Authorities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, except for any such Taxes that are immaterial in amount.

       (4) Neither Pilgrim nor any of its subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year since January 1, 1992 other than a group the common parent of which was Pilgrim (the "Pilgrim Consolidated Group").

       (5) Neither Pilgrim nor any of its subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

       (6) Neither Pilgrim nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code
    Section 897(c)(2) during the applicable period specified in Code
    Section 897(c)(1)(A)(ii).

       (7) Neither Pilgrim nor any of its subsidiaries is a party to any Tax allocation or sharing agreement, except among members of the Pilgrim Consolidated Group.

       (8) Neither Pilgrim nor any of its subsidiaries is subject to a Tax lien on any of its property or assets, except for current liens for Taxes not yet due.

       (9) Pilgrim has delivered or made available to ReliaStar true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Pilgrim and its subsidiaries.

       (10) Neither Pilgrim nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payment that is not deductible under Code Section 280G;

       (11) The reserve for Taxes set forth on the financial statements of Pilgrim contained in Pilgrim's most recent Annual Report on Form 10-K is adequate for the payment of all material Taxes through the date thereof and no material Taxes have been incurred after September 30, 1998 that were not incurred in the ordinary course of business;

       (12) Pilgrim has not redeemed any Pilgrim capital stock or made distributions with respect to Pilgrim capital stock in a manner that would cause the Merger to violate the continuity-of-stockholder-interest requirement set forth in Treasury Regulation (S) 1.368-1(e).

     (i) Properties.

       (1) The Pilgrim Disclosure Schedule sets forth a true and complete list of all real property owned or leased by Pilgrim or any of its subsidiaries, and, in the case of leased real property, the name of the lessor, the date of the lease, and each amendment thereto and the aggregate annual rental or other fee payable under the lease. All such leases are enforceable in accordance with their respective terms, and there is not, under any such lease, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default and in respect of which Pilgrim has not taken adequate steps to prevent the default from occurring).

       (2) Pilgrim has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal, and mixed, used in its business, free and clear of any mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties, or other encumbrances of any kind, except for (A) liens for current Taxes not yet due and payable, (B) inchoate mechanic's, warehousemen's, materialmen's, or similar liens or rights arising in the ordinary course of business, (C) liens, encumbrances, restrictions, encroachments, and easements, all with respect to tangible properties that were not incurred with the borrowing of money or the obtaining of advances or credit and that do not materially detract the value of or materially interfere with the present use of the property subject thereto or effected thereby, or otherwise materially impair present business operations at such properties, and (D) existing mortgages, liens, and encumbrances disclosed in the Pilgrim SEC Reports.

     (j) Material Contracts. Except as disclosed in any Pilgrim SEC Report, as of the date hereof, neither Pilgrim nor any of its subsidiaries is a party to or bound by any written or oral contract:

       (1) with respect to the employment of any directors, officers, or employees, other than non-competition and confidentiality agreements with such persons and contracts terminable by Pilgrim upon no more than 30 days' notice without penalty;

       (2) that, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payments (whether of severance pay or otherwise) in excess of $4 million in the aggregate becoming due from Pilgrim, the Surviving Corporation, or any of their respective subsidiaries to any officer or employee thereof;

       (3) that is a "material contract" (as is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement;

       (4) that, after the Effective Time, will materially restrict the conduct of any line of business by Pilgrim or its subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which it may lawfully engage;

       (5) with a labor union (including any collective bargaining agreement); or

       (6) except as required by the Pilgrim Option Plans (including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     All of the foregoing are collectively called "Material Contracts." To the extent Material Contracts are evidenced by documents, true and complete copies thereof have been delivered or made available to ReliaStar. The Pilgrim Disclosure Schedule sets forth a true and complete description of the material terms of each Material Contract that has not been reduced to writing. Each Material Contract is in full force and effect. Neither Pilgrim nor any of its subsidiaries nor, to the knowledge of Pilgrim, any other party is in material breach of or in material default under any of the Material Contracts.

     (k) Intellectual Property. Pilgrim and its subsidiaries own or possess adequate licenses or other valid rights to use (without the making of any payment to others, other than licenses for commercially available software and payments under agreements disclosed in the Pilgrim Disclosure Schedule, or the obligation to grant rights to others in exchange) all of the material patents, trademarks, trade names, service marks, domain names, and copyrights, and all registrations and applications for any of the foregoing (collectively, "Proprietary Rights") necessary to the conduct of its business in the manner in which it is presently being conducted. As of the date of this Agreement, neither Pilgrim nor any of its subsidiaries has received any written notice that any Proprietary Rights have been declared unenforceable or otherwise invalid by any court or Governmental Authority. There is, to the knowledge of Pilgrim, no material existing infringement, misuse, or misappropriation of any Proprietary Rights by others. From January 1, 1996 to the date of this Agreement, neither Pilgrim nor any of its subsidiaries has received any written notice alleging that the operation of the business of Pilgrim or any of its subsidiaries infringes in any material respect upon the intellectual property rights of others. The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss by Pilgrim of any rights to use computer and telecommunications software including source and object code and documentation and any other media (including manuals, journals, and reference books) that is material to the operation of its business substantially as currently conducted.

     (l) Litigation. No litigation, arbitration, or administrative proceeding
  (1) is pending or, to the knowledge of Pilgrim, threatened against Pilgrim or any of its subsidiaries as of the date of this Agreement that, if decided adversely to Pilgrim or such subsidiary, would have a Material Adverse Effect on Pilgrim, or (2) is pending or, to the knowledge of Pilgrim, threatened against Pilgrim or any of its subsidiaries as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Pilgrim nor any of its subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any Governmental Authority.

     (m) Permits; Compliance with Laws. Each of Pilgrim and its subsidiaries has all material licenses, franchises, permits, and other authorizations of Governmental Authorities necessary to conduct its business, and neither Pilgrim nor any of its subsidiaries is in violation of any such license, franchise, permit, or other authorization of a Governmental Authority or any Applicable Law, except where such failure or violation would have a Material Adverse Effect on Pilgrim.

     (n) No Brokers or Finders. Except for Putnam, Lovell, de Guardiola & Thornton Inc., Pilgrim has not engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby.

     (o) Retirement and Benefit Plans; Employees.

       (1) Each employee pension benefit plan ("Pension Plan"), as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each employee welfare benefit plan ("Welfare Plan"), as defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other employee benefit plan, agreement, commitment, or arrangement ("Benefit Plan"), that is currently maintained by Pilgrim or any of its ERISA Affiliates (as defined in clause (9) below) or to which Pilgrim or any of its ERISA Affiliates currently contributes or is under any current obligation to contribute (collectively, the "Pilgrim Employee Plans" and individually, an "Pilgrim Employee Plan") is listed in the Pilgrim Disclosure Schedule and, to the extent any Pilgrim Employee Plan is evidenced by documents, insurance policies, or manuals, true and complete copies thereof have been delivered to ReliaStar, including copies of any trust agreement or other funding contract with respect to any Pilgrim Employee Plan. In addition, copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, copies of the most recent actuarial report for each Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any Governmental Authority with respect to each Pension Plan and each Welfare Plan, for the three most recent plan years of such plan for which reports have been filed, have been delivered to ReliaStar. In addition, copies of all material employee communications (including summary plan descriptions and employee manuals) with respect to each Pilgrim Employee Plan have been delivered to ReliaStar.

       (2) Each of Pilgrim and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Pilgrim Employee Plans, ERISA, the Code, or other applicable laws.

       (3) No Pilgrim Employee Plan is a Pension Plan subject to Section 412 of the Code or Title IV of ERISA.

       (4) Neither Pilgrim nor any of its ERISA Affiliates has maintained, contributed to or otherwise had any obligation with respect to any "multiemployer plan" (as defined in Section 3 of ERISA) within the past six years.

       (5) Each Pilgrim Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms, and in both form and operation, is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all reports required to be filed with any Governmental Authority with respect to each Pension Plan and each Welfare Plan required to be listed on the Pilgrim Disclosure Schedule have in all material respects been timely filed.

       (6) There is no litigation, arbitration, or administrative proceeding pending or, to the knowledge of Pilgrim, threatened against Pilgrim or any of its ERISA Affiliates or, to the knowledge of Pilgrim, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the PBGC, or any participant or beneficiary with respect to any Pilgrim Employee Plan. Neither Pilgrim nor any of its ERISA Affiliates nor, to the knowledge of Pilgrim, any plan fiduciary of any Pension Plan or Welfare Plan required to be listed on the Disclosure Schedule has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any material excise tax imposed by the Code or ERISA with respect to any Pilgrim Employee Plan.

       (7) Pilgrim or its ERISA Affiliates have the right to terminate or amend any Pilgrim Employee Plan (including any group health plan covering retirees or other former employees) or discontinue contributions to any Pilgrim Employee Plan without incurring any liability other than a benefit liability accrued under such plan immediate before termination, amendment, or discontinuance of contributions.

       (8) No Pilgrim Employee Plan is maintained outside the United
    States.

       (9) For purposes of this Section 3.2(o), the term "ERISA Affiliates" includes (A) any trade or business with which Pilgrim is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which Pilgrim is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which Pilgrim is under common control within the meaning of
    Section 414(c) of the Code, (D) any entity with which Pilgrim is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which Pilgrim is aggregated under Section 414(o) of the Code.

       (10) Neither the execution and delivery of this Agreement nor the consummation of the Merger will (either alone or in conjunction with any other event) (A) result in any payment (including severance, unemployment compensation, excess parachute payment (within the meaning of Section 280G of the Code), forgiveness of indebtedness, or otherwise) becoming due to any director or any employee of Pilgrim or any ERISA Affiliate from Pilgrim or any ERISA Affiliate under any Pilgrim Employee Plans or otherwise, (B) increase any benefits otherwise payable under any Pilgrim Employee Plan, or (C) result in any acceleration of the time of payment or vesting of any such benefits.

     (p) Environmental Matters.

       (1) For purposes of this Section 3.2(p):

         (A) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 32 U.S.C. (S) 9601 et seq., the Resource Conservation and Recovery Act, 32 U.S.C. (S) 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S) 1201 et seq., the Clean Water Act, 33 U.S.C. (S) 1321 et seq., the Clean Air Act, 32 U.S.C. (S) 7301 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources, or the environment; and

         (B) "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance, or material listed or identified in or regulated by any Environmental Law.

       (2) No Hazardous Substances have been spilled, discharged, leaked, emitted, injected, disposed of, dumped, or released by Pilgrim or any of its subsidiaries or, to the knowledge of Pilgrim, any other person on, beneath, above, or into the environment surrounding any of the real property currently or formerly owned or leased by Pilgrim or any of its subsidiaries in such a way as to create any unpaid liability of Pilgrim or any of its subsidiaries under any applicable Environmental Law, that would have a Material Adverse Effect on Pilgrim.

       (3) No underground storage tanks are located on any of the real property currently owned or leased by Pilgrim or any of its subsidiaries that contain or previously contained any Hazardous Substances.

     (q) Labor Matters. Pilgrim has no knowledge, as of the date of this Agreement, of any activities or proceedings of any labor union to organize any of its or its subsidiaries' employees.

     (r) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Pilgrim Common Stock is the only vote of the holders of any class or series of capital stock of Pilgrim necessary to approve this Agreement and the Merger.

     (s) Anti-Takeover Provisions. No restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder," or other anti-takeover statute or regulation or any restrictive effect of any applicable anti-takeover provision in Pilgrim's Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated hereby.

     (t) Year 2000 Compliance. The software and hardware operated by Pilgrim and its subsidiaries are capable of providing uninterrupted millennium functionality to record, store, process, and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as that software and hardware records, stores, processes, and presents such calendar dates and date-dependent data as of the date hereof, except where such failure would not have a Material Adverse Effect on Pilgrim. Any inability of that software and hardware to process date-dependent data before, on, or after January 1, 2000 will not have a Material Adverse Effect on the Surviving Corporation.

     (u) Insurance Coverage. Pilgrim and its subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types, and risks insured, constitutes reasonably adequate coverage against all risks customarily insured by companies and their subsidiaries comparable in size and industry to Pilgrim and its subsidiaries. All of the insurance policies and bonds of

  Pilgrim and its subsidiaries are listed in the Pilgrim Disclosure Schedule. Each such insurance policy or bond in full force and effect and none of Pilgrim or any of its subsidiaries has received notice or any other indication from any insurer or agent of any intent to cancel any such insurance policy or bond.

     (v) Management Agreements. The Pilgrim Disclosure Schedule sets forth a true and complete list of each of the collateral management agreements, portfolio management agreements, investment management agreements, and collateral administration agreements (collectively, the "Management Agreements") related to Pilgrim's (or a subsidiary's) role as collateral manager for the Pools.

       (1) Each such Management Agreement is currently in full force and effect and has been performed by the relevant entity in accordance with all Applicable Laws. No material default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of Pilgrim or any of its subsidiaries or, to the knowledge of Pilgrim, on the part of the other parties to such Management Agreements, exists under any of those agreements.

       (2) Each such Management Agreement together with the applicable trust indenture are the only agreements that govern the role and responsibilities of Pilgrim or its subsidiary with regard to the certain collateralized loan pools, collateralized bond pool, and collateralized pools of mixed loans and bonds.

       (3) Each report prepared by, or prepared using data supplied by, Pilgrim or its subsidiaries to trustees or any other party required under a Management Agreement or indenture under which a Pool is organized, to any rating agency, or to any noteholder under such indenture, including any note-valuation report or noteholder report, is complete and correct in all material respects as of its date and does not contain any material misstatement or omission.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES RELATING TO THE PILGRIM FUNDS

   4.1 General. Pilgrim represents and warrants to ReliaStar and Northstar that the statements contained in this Article IV are true and correct, except as set forth in the Pilgrim Disclosure Schedule.

   4.2 Representations and Warranties.

     (a) No Prohibitions. Neither Pilgrim or any of its subsidiaries nor any person associated (as such term is construed under Section 9(18) of the Exchange Act or Section 202(a)(17) of the Advisers Act) with those companies has committed any act (1) enumerated in, or that may subject it to the provisions of, Section 15(b)(4) of the Exchange Act, Section 203(e) of the Advisers Act or Rule 206(4)-4(b) promulgated thereunder, or Section 9 of the 1940 Act, or (2) that would result in a "yes" answer to any question contained in Item 22 of Form U-4 (Uniform Application for Securities Industry Registration or Transfer) or the equivalent item of any successor form or of any non-uniform state form, to the extent that such act would affect ReliaStar's or Northstar's ability to materially benefit from this Agreement or any agreement between the parties contemplated hereby.

     (b) No Unfair Burden. In connection with the transactions contemplated by this Agreement, neither Pilgrim nor any of its subsidiaries nor any "Interested Person" (as defined in the 1940 Act) of Pilgrim or any of its subsidiaries has imposed, and none intend to impose, an unfair burden on the Pilgrim Funds as a result of such transactions, or as a result of any express or implied terms, conditions, or understanding applicable to such transactions within the meaning of Section 15(f) of the 1940 Act.

     (c) Organization of the Funds. Each of the Pilgrim Funds (sometimes collectively referred to as the "Pilgrim Fund Family") is a registered investment company (a "Registrant"), or a series of a Registrant, organized as a Maryland or a California corporation, a Delaware business trust, or a Massachusetts business trust, duly formed and validly existing and in good standing under the law of its jurisdiction of organization. The Pilgrim Disclosure Schedule sets forth a true, complete, and correct list, as of the date hereof, of each of the Registrants and any series thereof, and whether any of Pilgrim, Pilgrim Securities, or any other subsidiary of Pilgrim acts as investment adviser, sub-adviser, broker-dealer, or sponsor for the Registrant. Each Pilgrim Fund for which any affiliate of Pilgrim will act in such capacities after the Effective Time is so indicated in the Pilgrim Disclosure Schedule. Each Pilgrim Fund has the requisite power and authority to carry on its business as it is now being conducted.

     (d) Capitalization of the Pilgrim Funds. All issued and outstanding shares of common stock and shares or units of beneficial interest of each Pilgrim Fund (collectively, "shares") are, and at the Effective Time will be, and all of the authorized but unissued shares of each Pilgrim Fund will be, when issued for the consideration described in the current registration statement relating to that Pilgrim Fund, duly and legally issued and outstanding, fully paid, and non-assessable by the Pilgrim Fund. All of the issued and outstanding shares of each Pilgrim Fund will, at the Effective Time, be held of record by the persons and in the names and amounts set forth in the records of DST Systems, Inc., the transfer agent of the Pilgrim Funds. No Pilgrim Fund has outstanding any options, warrants, or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into shares of any Pilgrim Fund.

     (e) Financial Statements of the Pilgrim Funds. Pilgrim has furnished to ReliaStar true and complete copies of the audited statements of assets and liabilities (including the notes thereto) of each Pilgrim Fund as of the two most recent fiscal/calendar years, the related audited statements of operations and changes in net assets for the three most recent fiscal/calendar years, and the related audited schedules of portfolio investments for the two most recent fiscal/calendar years. Pilgrim also has furnished to ReliaStar true and complete copies of the unaudited statement of assets and liabilities (including the notes thereto) of each Pilgrim Fund as of the most recent semi-annual period (June 30, 1999 for the Pilgrim Funds using a calendar year), and the related unaudited statements of operations and changes in net assets for such semi-annual period.

     (f) Accuracy of Financial Statements. The audited and unaudited financial statements of each Pilgrim Fund referred to in Section 4.2(e) present in all material respects the financial position and results of operations of the Pilgrim Fund at the dates and for the periods to which they relate and have been prepared in accordance with GAAP subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes. The audited financial statements of each Pilgrim Fund have been certified by that Pilgrim Fund's independent accounting firm.

     (g) Compliance With Applicable Law. Each Pilgrim Fund is an open- or closed-end diversified management investment company registered under the 1940 Act. Each Pilgrim Fund is in compliance, and at all times since a Pilgrim subsidiary has served as investment adviser has been in compliance, in all material respects with each federal or state statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline, or other requirement (including those of the NYSE or the NASD) promulgated by a Governmental Authority (collectively, "Applicable Law") applicable to any Pilgrim Fund, except, in each case, for any failure to so comply that would have a Material Adverse Effect on the applicable Pilgrim Fund. The shares of each Pilgrim Fund are registered in each jurisdiction in the United States where such registration is required due to the offer or sale of such shares in the jurisdiction, and those registrations have not been revoked, withdrawn, or suspended in any way. The sale of shares in each Pilgrim Fund is currently authorized in each of the United States and the District of Columbia. Pilgrim has furnished to ReliaStar copies of each Registrant's current post-effective amendment to its registration statement as most recently filed with the SEC together with copies of each Registrant's charter, bylaws, and trust instruments, as the case may be. The current prospectus and related registration statement, including the current statement of additional information, for each of the Registrants (copies of which have been delivered to ReliaStar) conform in all material respects to the applicable requirements of the Securities Act, the 1940 Act, and the rules and regulations of the SEC thereunder, as well as the applicable requirements of the various state securities laws, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (h) No Conflicts. Neither the execution and delivery of this Agreement by Pilgrim, nor the consummation by Pilgrim of the transactions contemplated hereby will:

       (1) conflict with or result in a breach of the charter, bylaws, or similar organizational documents, as currently in effect, of any of the Registrants;

       (2) require any filing with, or consent or approval of, any Governmental Authority having jurisdiction over any of the businesses or assets of any of the Registrants, except for the consents, approvals, filings, and notices required under the 1940 Act;

       (3) violate any statute, law, ordinance, rule, or regulation applicable to a Registrant or any injunction, judgment, order, writ, or decree to which a Registrant has been specifically identified as subject that would have a Material Adverse Effect on such Pilgrim Fund; or

       (4) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any lien on the assets of a Registrant under, any contract of the type referred to in Section 4.2(m), except such breaches, defaults, terminations, cancellations, accelerations, entitlements, absences of consents, or liens that would not have a Material Adverse Effect on such Pilgrim Fund.

     (i) Adherence to Investment Policies and Restrictions. Investments held by each of the Pilgrim Funds are, and for so long as each Pilgrim Fund has been advised by a Pilgrim subsidiary have been, consistent with the investment policies and restrictions applicable to the applicable Pilgrim Fund. The value of each Pilgrim Fund's net assets is determined using portfolio-valuation methods that comply in all material respects with the 1940 Act.

     (j) Litigation. There are no legal or governmental actions or proceedings pending or, to the knowledge of Pilgrim, threatened against any of the Pilgrim Funds; nor, to the knowledge of Pilgrim, are there any legal or governmental investigations pending or threatened against any of the Pilgrim Funds that would in any such case have a Material Adverse Effect on any such Pilgrim Fund; nor is there any judgment, decree, injunction, rule, order (or, to the knowledge of Pilgrim, any investigation) of any Governmental Authority outstanding against any of the Pilgrim Funds. Neither the SEC, the NASD, nor any other regulatory agency has identified any material issue in any deficiency letter or other similar inquiry relating to a Pilgrim Fund or its operations, nor is there any unresolved violation, criticism, or exception by any such regulatory agency or authority therewith that would in any such case have a Material Adverse Effect on any such Pilgrim Fund.

     (k) Required Reports. For so long as a Pilgrim subsidiary has served as investment adviser, each of the Pilgrim Funds has filed all prospectuses, annual information forms, financial statements, other forms, reports, sales literature, and advertising, and any other documents required to be filed with applicable Governmental Authorities, and any amendments thereto (the "Reports"), the failure to file of which would have a Material Adverse Effect on the applicable Pilgrim Fund. The Reports have been prepared in accordance with the requirements of Applicable Law in all material respects.

     (l) Taxes. Each Pilgrim Fund has elected to qualify and, for all taxable years that a Pilgrim subsidiary served as investment adviser and with respect to which the applicable statute of limitations (including any extensions) has not expired ("open taxable years"), has continuously qualified to be treated as a "regulated investment company" under Subchapter M of the Code and has continuously been eligible to compute, and has for each such taxable year computed, its federal income tax under
  Section 852 of the Code and has no earnings and profits accumulated in any taxable year that is not an open taxable year. At the Effective Time, all Tax Returns with respect to any taxable period for which the applicable statute of limitations (including any extensions) has not expired and during which a Pilgrim subsidiary has served as investment adviser that were or are required to be filed on or before such date by or on behalf of an Pilgrim Fund were or shall have been timely filed and were or shall be complete and correct and all federal and other Taxes, including interest, penalties, and additions to tax, shown or required to be shown as due on such returns, shall have been paid or provided for. No such Tax Return or other filing is currently under audit, no assessment has been asserted with respect to such Tax Returns or other filings, and no requests for waivers of the time to make any such assessment are pending. None of the Pilgrim Funds is delinquent in the payment of any material Tax, assessment, or governmental charge.

     (m) Contracts. The Pilgrim Disclosure Schedule lists all material contracts, including all agreements and arrangements for the distribution of shares, to which a Pilgrim Fund is a party or by which a Pilgrim Fund or its property is bound, other than contracts for the purchase or sale of portfolio securities entered into in the ordinary course of business. Each contract subject to Section 12(b) or 15 of the 1940 Act has been duly approved at all times in compliance in all material respects with Section 12(b) or 15 of the 1940 Act and all other Applicable Laws. Each such contract is currently in full force and effect and has been performed by the relevant entity in accordance with the 1940 Act and all other Applicable Laws. No material default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of Pilgrim or any of its subsidiaries or, to the knowledge of Pilgrim, on the part of the other parties to such advisory and sub-advisory agreements, exists under any of those material contracts. Copies of all such material contracts have been delivered or made available for inspection by ReliaStar and are true and complete.

     (n) No Material Adverse Changes. Since December 31, 1998 no Material Adverse Effect has occurred with respect to any Pilgrim Fund or the status of any Pilgrim Fund as a regulated investment company under the Code.

     (o) Books. The books and records of each Pilgrim Fund reflecting, among other things, the investment transactions undertaken on behalf of each Pilgrim Fund, the purchase and sale of shares of that Pilgrim Fund by its holders of common stock or shares or units of beneficial interests (collectively, "stockholders"), the number of issued and outstanding Pilgrim Fund shares owned by each stockholder, and the state or other jurisdiction in which those shares were offered and sold, are, to the knowledge of Pilgrim, complete and accurate in all material respects.

     (p) Absence of Undisclosed Liabilities. Each Pilgrim Fund has, to the knowledge of Pilgrim, no material debts, obligations, or liabilities, whether due or to become due, absolute, contingent, or otherwise, that are required to be reflected in that Pilgrim Fund's financial statements in accordance with GAAP that are not so reflected, except for debts, obligations, or liabilities incurred in the ordinary course of business since the date of the Pilgrim Fund's most recent audited or unaudited financial statements or that would not be material to the applicable Pilgrim Fund.

     (q) No Pending Transaction. No Pilgrim Fund is a party to or bound by any agreement, undertaking, or commitment (1) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other person, (2) to sell, lease, or exchange all or substantially all of its property and assets to any other person, or (3) to enter into any investment advisory agreement or distribution agreement.

     (r) Proxy Statements/Prospectuses. All proxy statements/prospectuses to be prepared for use by the Pilgrim Funds in connection with the transactions contemplated by this Agreement will, with respect to information provided by Pilgrim, any of its subsidiaries, or a Pilgrim Fund, not contain any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (s) Code of Ethics. A Pilgrim subsidiary has adopted a formal code of ethics and a written policy regarding personal trading for Pilgrim Investments, Inc. and for each of the Pilgrim Funds. Such code and policy comply in all materials respects and during which a Pilgrim subsidiary has served as investment adviser with Section 17(j) of the 1940 Act, Rule 17j-1 thereunder, and Section 204A of the Advisers Act. To the knowledge of Pilgrim, there has been no violation of its code of ethics and personal trading policy that would constitute a fraud upon any of the Pilgrim Funds.

     (t) No Disqualification. To the knowledge of Pilgrim, no person "associated" (as defined under the Advisers Act) with Pilgrim Investments, Inc. has, for a period of five years before the date hereof, been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)- 4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act. To the knowledge of Pilgrim Investments, Inc., no "affiliated person" (as defined under the 1940 Act) of Pilgrim Investments, Inc. has during a period of five years before the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for disqualification as an investment adviser for any investment company under
  Section 9(a) of the 1940 Act, and there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension, or revocation.

     (u) Insurance. Each Registrant has in full force and effect such insurance as is required by the 1940 Act and has directors' and officers' and errors and omissions insurance policies issued in amounts reasonably believed to be adequate and appropriate by the Registrant's Board. No Registrant is in default under any such insurance policy. Complete and correct copies of all insurance policies of the Registrants have been made available to ReliaStar. All premiums that are due and payable under such policies have been paid.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF RELIASTAR AND NORTHSTAR

   5.1 General. ReliaStar and Northstar jointly and severally represent and warrant to Pilgrim that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by ReliaStar to Pilgrim on or before the date of this Agreement (the "ReliaStar Disclosure Schedule").

   5.2 Representations and Warranties.

     (a) Organization, Standing, Qualification. Each of ReliaStar and Northstar is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of ReliaStar and Northstar is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on ReliaStar. Copies of the certificate of incorporation and bylaws of ReliaStar and Northstar have been made available to Pilgrim and are complete and correct as of the date hereof.

     (b) Capitalization. The authorized capital stock of ReliaStar consists of 200 million shares of ReliaStar Common Stock, of which, as of the close of business on June 30, 1999, 86,492,186 shares were issued and outstanding, and seven million shares of preferred stock, none of which are outstanding. As of June 30, 1999, ReliaStar has reserved for issuance six million shares of Series A Junior Participating Preferred Stock issuable under the Amended and Restated Rights Agreement, dated as of February 11, 1999, between ReliaStar and Norwest Bank Minnesota, National Association (the "ReliaStar Rights Agreement"). Under the ReliaStar Rights Agreement, each outstanding share of ReliaStar Common Stock has attached to it certain rights ("ReliaStar Rights"), including rights to purchase, under certain circumstances, one-twentieth of a share of Series A Junior Participating Preferred Stock of ReliaStar for $100, subject to adjustment. The authorized capital stock of Northstar consists of 5,166,667 shares of common stock, and 1,750 shares of preferred stock, all of which are outstanding and held by ReliaStar. All of the issued and outstanding shares of ReliaStar Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were not granted in violation of any statutory preemptive rights. There are no outstanding subscriptions, options, warrants, calls, or other agreements or commitments under which ReliaStar or Northstar is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, ReliaStar or Northstar, and there are no outstanding securities issued by ReliaStar convertible into or exchangeable for any ReliaStar Common Stock, except for options to purchase up to an aggregate of 6,744,224 shares of ReliaStar Common Stock, as of July 21, 1999. There are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to ReliaStar or Northstar. ReliaStar owns, directly or indirectly, all of the issued and outstanding shares of each class of capital stock of each of its subsidiaries, free and clear of all liens, security interests, pledges, charges, and other encumbrances.

     (c) Authorization and Execution. Each of ReliaStar and Northstar has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by ReliaStar and Northstar have been duly authorized by the Boards of Directors of ReliaStar and Northstar, and no further corporate action of either ReliaStar or Northstar is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by ReliaStar and Northstar and, assuming the accuracy of the representations and warranties of Pilgrim set forth in
  Section 3.1(c), this Agreement constitutes the legal, valid, and binding obligation of ReliaStar and Northstar, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

     (d) No Conflicts. Neither the execution and delivery of this Agreement by ReliaStar and Northstar, nor the consummation by them of the transactions contemplated hereby will:

       (1) conflict with or result in a breach of the certificate of incorporation or bylaws, as currently in effect, of ReliaStar or Northstar;

       (2) require any filing with, or consent or approval of, any Governmental Authority having jurisdiction over any of the businesses or assets of ReliaStar, Northstar, or any of their subsidiaries, except for (A) compliance with the filing requirements under the HSR Act; (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents reflecting the occurrence of the Merger with the relevant authorities of other states in which ReliaStar or Northstar is licensed or qualified to do business; (C) the consents, approvals, filings, and notices required under the 1940 Act and the Advisers Act; (D) any consents, approvals, filings, or notices required with the NASD or any industry self-regulatory organizations; (E) the filing of the Proxy Statement/Prospectus and any other compliance with the applicable requirements of the Exchange Act; and (F) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states and (G) such other filings, consents or, approvals the failure to make or obtain would not reasonably be expected to prevent consummation of the Merger or have a Material Adverse Effect on ReliaStar;

       (3) subject to the exceptions of and assuming compliance with, clauses (A) through (G) of subsection (d)(2) above, violate any Applicable Law applicable to ReliaStar or Northstar; or

       (4) result in a material breach of, or constitute a material default or an event that, with the passage of time or the giving of notice, or both, would constitute a material default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any material lien on the assets of ReliaStar or Northstar under, any contract that is a "material contract" (as is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement.

     (e) SEC Reports and Financial Statements.

       (1) Since December 31, 1997, ReliaStar has filed all reports, registration statements, and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and Exchange Act. All reports, registration statements, and other filings (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) filed by ReliaStar with the SEC on or after January 1, 1998, together with any amendments thereto are collectively referred to as the "ReliaStar SEC Reports." ReliaStar has previously delivered or made available to Pilgrim one set of true and complete copies of all of the ReliaStar SEC Reports that have been filed with the SEC before the date of this Agreement. As of (A) with respect to all of the ReliaStar SEC Reports other than registration statements filed under the Securities Act, the respective dates of their filing with the SEC, and (B) with respect to all registration statements filed under the Securities Act, their respective effective dates, the ReliaStar SEC Reports complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

       (2) The consolidated financial statements (including any related notes or schedules) included in ReliaStar's 1998 Annual Report on Form 10-K, as filed with the SEC, were prepared in accordance with GAAP (except as may be noted therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of ReliaStar and its subsidiaries as of December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the three-year period ended December 31, 1998.

     (f) Proxy Statement/Prospectus. The information supplied by ReliaStar and Northstar for inclusion in the Proxy Statement/Prospectus, as of the date of the Proxy Statement/Prospectus and as of the date of the meeting of Pilgrim's stockholders to consider this Agreement and the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Litigation. No litigation, arbitration, or administrative proceeding
  (1) is pending or, to the knowledge of ReliaStar, threatened against ReliaStar, its subsidiaries or Northstar as of the date of this Agreement that, if decided adversely to ReliaStar, its subsidiaries or Northstar, would have a Material Adverse Effect on ReliaStar, or (2) is pending or, to the knowledge of ReliaStar, threatened against ReliaStar, its subsidiaries, or Northstar as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither ReliaStar, its subsidiaries, nor Northstar is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any Governmental Authority.

     (h) Permits; Compliance with Laws. Each of ReliaStar and Northstar has all material licenses, franchises, permits, and other authorizations of Governmental Authorities necessary to conduct its business, and neither ReliaStar nor Northstar is in violation of any such license, franchise, permit, or other authorization of a Governmental Authority, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where such failure would have a Material Adverse Effect on ReliaStar.

     (i) No Brokers or Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither ReliaStar nor Northstar has engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby.

     (j) Absence of Certain Changes or Events. Except as disclosed in the ReliaStar SEC Reports, from December 31, 1998 to the date of this Agreement, ReliaStar and its subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices.

     (k) No Material Adverse Effect. From December 31, 1998 to the date of this Agreement, there has been no Material Adverse Effect on ReliaStar.

     (l) Year 2000 Compliance. The software and hardware operated by ReliaStar and its subsidiaries are capable of providing uninterrupted millennium functionality to record, store, process, and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as that software and hardware records, stores, processes, and presents such calendar dates and date-dependent data as of the date hereof, except where such failure would not have a Material Adverse Effect on ReliaStar. Any inability of that software and hardware to process date-dependent data before, on, or after January 1, 2000 will not have a Material Adverse Effect on the Surviving Corporation.

                                   ARTICLE VI

                    COVENANTS RELATING TO THE PILGRIM FUNDS

   6.1 Requisite Approvals Concerning the Pilgrim Funds. With respect to each Pilgrim Fund, and pursuant to the provisions of Section 15 of the 1940 Act,
Section 12 of the 1940 Act and Rule 12b-1 thereunder, and each Registrant's charter, bylaws, and/or trust instruments, each of Pilgrim and its subsidiaries, ReliaStar, and Northstar will use its respective reasonable best efforts in good faith to obtain (and cooperate with one another in obtaining), as promptly as practicable, the approval of the Registrant's Board of Directors, if the Registrant is a corporation, or Board of Trustees, if the Registrant is a business trust (as used in this Agreement, the term "Board," when used with respect to a Registrant, means the Board of Directors or the Board of Trustees, as the case may be) of each Registrant in the Pilgrim Fund Family and of the stockholders, as required by Section 15 or, to the extent necessary, Rule 12b-1, of new investment advisory, sub-advisory, and distribution agreements and plans for each Pilgrim Fund identical in all respects to those in effect immediately before the Effective Time which will be effective immediately after the Effective Time, except for any changes approved by ReliaStar and approved by the applicable Board.

   6.2 Termination of Existing Advisory, Sub-Advisory, and Distribution Arrangements. Each of Pilgrim and its subsidiaries and ReliaStar and Northstar shall use its respective reasonable best efforts to cause the Board of each Registrant to take, and Pilgrim and its subsidiaries will take, all necessary and appropriate actions to provide written notice of termination in connection with the change in control and resulting assignment, as of the Effective Time, pursuant to the requirements of each existing advisory, sub-advisory, and distribution agreement applicable to each such Fund, each such termination to be effective as of the Effective Time, except for any changes approved by ReliaStar and approved by the applicable Board.

   6.3 Information Regarding the Pilgrim Funds. With respect to each Registrant, ReliaStar shall provide as promptly as practicable to the Board of each Registrant, with copies to Pilgrim, all information as the Board shall request, in accordance with its responsibilities under Sections 15 and 36 of the 1940 Act, to evaluate the terms of the proposed advisory and any sub-advisory agreements relating to the Pilgrim Funds. Further, with respect to each Registrant, ReliaStar also shall provide to the respective Board, with copies to Pilgrim, all information requested to approve the terms of the distribution agreement and to permit preparation of proxy materials or prospectuses, as the case may be, to be sent to the stockholders of each Registrant for the special meeting of stockholders referred in Section 7.6(b).

   6.4 Access to Information Regarding the Pilgrim Funds. Upon reasonable notice, Pilgrim shall (and shall cause its subsidiaries and the Pilgrim Funds to) afford to the officers, employees, accountants, counsel, and other representatives of ReliaStar, reasonable access, during normal business hours, to all its properties, books, contracts, commitments, and records and will cause its, its subsidiaries', and the Pilgrim Funds' employees, counsel, financial advisers, and auditors to cooperate with ReliaStar and its representatives in its investigation of the business of the Pilgrim Funds. Pilgrim shall (and shall cause its subsidiaries and the Pilgrim Funds to) furnish promptly to ReliaStar a copy of each report, schedule, registration statement, and other document filed or received by it during such period under the requirements of securities laws and all other information concerning its business, properties, and personnel as ReliaStar or its representatives may reasonably request. ReliaStar's investigations shall be conducted in a manner as not to unreasonably interfere with the operations of the Pilgrim Funds, and ReliaStar will take reasonable precautions to protect the confidentiality of any information of the Pilgrim Funds disclosed to such persons during the investigation. No information or knowledge obtained in any investigation under this Section 6.4 shall be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligation of ReliaStar to consummate the Merger.

   6.5 The Registrants' Registration Statements. Pilgrim and ReliaStar will cooperate with each other and each will endeavor in good faith to cause each Registrant to file a post-effective amendment to that Registrant's registration statement on Form N-1A at least 60 days before the Closing, which amendment shall reflect all changes in that Registrant's affairs as a consequence of the transactions contemplated by this Agreement, and shall cooperate with one another in causing each Registrant to make any other filing necessary to satisfy disclosure requirements to enable the public distribution of the shares of beneficial interest of that Registrant to continue unabated after the Closing.

   6.6 Operations of the Pilgrim Funds. Pilgrim shall, or shall cause its applicable subsidiaries to, (a) inform ReliaStar weekly of purchases and sales transactions of each Pilgrim Fund and provide weekly summaries of portfolio positions (no earlier than five business days from those transactions); (b) supply to ReliaStar unaudited financial statements of each Pilgrim Fund monthly; (c) otherwise conduct its activities as investment adviser to each Pilgrim Fund in the ordinary course of business consistent with past practice, including the use of leverage by the closed-end Pilgrim Fund; and (d) provide ReliaStar with weekly sales and redemption reports.

   6.7 Undertakings Related to Section 15(f) of the 1940 Act. ReliaStar and Pilgrim agree that neither of them nor any of their affiliates has any express or implied understanding or arrangement that would impose an "unfair burden" (as defined in section 15(f)(2)(B) of the 1940 Act) on any of the Pilgrim Funds or would in any way violate section 15(f) of the 1940 Act as a result of the transactions contemplated by this Agreement. The parties agree to use their respective reasonable best efforts to comply and to cause the respective Boards to comply with the provisions of section 15(f) of the 1940 Act. Compliance with section 15(f) shall include the following requirements for the minimum time periods specified in that section:

     (a) for a period of three years after the Effective Time, at least 75% of the members of the Board of each Registrant involved, or any successor Board by reorganization or otherwise, shall not be "interested persons" (as defined in the 1940 Act) of the predecessor or new investment adviser or sub-adviser;

     (b) for a period of two years after the Effective Time, no unfair burden shall be imposed on a Pilgrim Fund (or any successor thereto by any reorganization or otherwise) or its stockholders; provided that it is understood that any payments or amounts received by Pilgrim or its affiliates in connection with the transaction contemplated hereunder and as specified hereunder shall not be deemed to violate ReliaStar's and its affiliates' compliance with the unfair-burden provisions of Section 15(f); and

     (c) all vacancies on the Board of each Pilgrim Fund (other than vacancies created by the death, disqualification, or resignation of any Board member interested in ReliaStar, Pilgrim, or any of its affiliates) shall be filled by a person who is not an interested person and who has been selected and proposed for election by a majority of the Board members who are not interested persons.

   6.8 Continued Qualification. Pilgrim shall use its reasonable best efforts to ensure that no Registrant takes any action that (a) would prevent any Pilgrim Fund from qualifying as a "regulated investment company" under Section 851 of the Code or (b) would be inconsistent with each Pilgrim Fund's prospectus and other offering, advertising, and marketing materials.

                                  ARTICLE VII

                       COVENANTS RELATING TO THE PARTIES

   7.1 Business Operations of Pilgrim. Pilgrim agrees as to itself and its subsidiaries (except to the extent that ReliaStar otherwise consents (not be unreasonably withheld or delayed) in writing or as contemplated by this Agreement), to carry on its business in the usual and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over those debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its material relationships with clients, customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and generally to preserve its goodwill and ongoing businesses. Except as expressly stated in this Agreement, Pilgrim may not (and may not permit any of its subsidiaries to), without the prior written consent of ReliaStar (not to be unreasonably withheld or delayed):

     (a) accelerate, amend, or change the period of exercisability of options, performance shares, or restricted stock granted under any stock plan or authorize cash payments in exchange for any awards granted under any of those plans, except as required by the terms of those plans or any related agreements or other arrangements in effect as of the date hereof;

     (b) transfer or license to any person or entity or otherwise extend, amend, or modify any of its Proprietary Rights;

     (c) declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of shares of its capital stock, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock, or purchase, redeem, or otherwise acquire, or propose to purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any capital stock or any securities convertible into or exchangeable for capital stock;

     (d) issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities (other than the grant of options to employees in a manner consistent with past practices and under the Pilgrim Stock Option Plans, and the issuance of shares upon the exercise of options that were either outstanding as of the date hereof or were granted after the date hereof in compliance with this Section 7.1(d));

     (e) acquire (whether by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Pilgrim and its subsidiaries, taken as a whole;

     (f) sell, lease, license, or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the business of Pilgrim and its subsidiaries, taken as a whole;

     (g) (1) increase the compensation or benefits payable or to become payable to its directors, officers, or employees, except for increases for non-executive-level employees in the ordinary course of business; (2) enter into any employment or severance agreements with any person; (3) grant any severance or termination pay to, except under agreements or policies disclosed in the Pilgrim Disclosure Schedule, or enter into any employment or severance agreement with, any employee, except severance agreements in accordance with the policies disclosed in the Pilgrim Disclosure Schedule;
  (4) enter into any collective bargaining agreement; (5) establish or, except as required by applicable law, amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, employees, or consultants; or (6) establish any new executive-officer employee position;

     (h) (1) revalue any of its assets, other than revaluations that are required in accordance with GAAP or in the ordinary course of business; or
  (2) change or modify in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

     (i) incur any indebtedness for borrowed money or guarantee or assume any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Pilgrim or any of its subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness (provided that this Section 7.1(i) does not preclude intercompany indebtedness, guaranties, or assumptions), except for borrowings in the ordinary course consistent with Pilgrim's past practices under the revolving credit facility described in the Pilgrim Disclosure
  Schedule if, after giving effect thereto, the outstanding principal balance of all borrowings under such revolving credit facility does not exceed $15 million;

     (j) amend or propose to amend its charter, bylaws, or similar organizational documents;

     (k) make any capital expenditure or commitment for which it is not contractually bound at the date hereof, except for capital expenditures and commitments not to exceed $100,000 in total;

     (l) enter into any new Material Contract (other than in the ordinary course of business), or modify in any respect materially adverse to Pilgrim or any of its subsidiaries any existing Material Contract;

     (m) engage in the business of selling any products or services materially different from existing products and services, or enter into new lines of business;

     (n) enter into, terminate, or amend (1) any agreement under which it agrees to indemnify any party on behalf of its business or under which it agrees to refrain from competing with any party with respect to its business or (2) any investment advisory, sub-advisory, management, distribution, marketing, custody, or other service agreements relating to the Pilgrim Funds, except for selling agreements; or

     (o) agree to take any of the actions described in subsections (a) through (n) above, or take or agree to take any action that is reasonably likely to make any of Pilgrim's representations or warranties contained in this Agreement untrue or incorrect in any material respect as of the Effective Time.

   7.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, ReliaStar, Northstar, and Pilgrim shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other parties and their counsel with copies of all filings made by the party with any Governmental Authority in connection with this Agreement, the Merger, and the transactions contemplated hereby.

   7.3 Access to Information. Upon reasonable notice, Pilgrim shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of ReliaStar, reasonable access, during normal business hours, to all its properties, books, contracts, commitments, and records and will instruct its, and its subsidiaries', employees, counsel, financial advisers, and auditors to cooperate with ReliaStar and its representatives in its investigation of the business of Pilgrim and its subsidiaries. Pilgrim shall (and shall cause its subsidiaries to) furnish promptly to ReliaStar (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period under the requirements of securities laws and (b) all other information concerning its business, properties, and personnel as ReliaStar or its representatives may reasonably request. ReliaStar's investigations shall be conducted in a manner as not to unreasonably interfere with the operations of Pilgrim and its subsidiaries, and ReliaStar will take reasonable precautions to protect the confidentiality of any information of Pilgrim and its subsidiaries disclosed to such persons during the investigation. No information or knowledge obtained in any investigation under this Section 7.3 shall be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligation of ReliaStar to consummate the Merger.

   7.4 No Solicitation.

     (a) Pilgrim may not, directly or indirectly, through any officer, director, employee, representative, or agent of Pilgrim, any of its subsidiaries, or the Pilgrim Funds:

       (1) seek, encourage, initiate, or solicit any inquiries, proposals, or offers from any person or group to acquire any shares of capital stock (including by way of a tender offer, but nothing shall prohibit customary calls with analysts consistent with past practice in respect of Pilgrim results) of it, any of its subsidiaries, or any of the Pilgrim Funds, to merge or consolidate with it, any of its subsidiaries, or any Pilgrim Fund, or to otherwise acquire any significant portion of the assets of it, any of its subsidiaries, or the Pilgrim Funds, or similar transaction involving Pilgrim, any of its subsidiaries, or the Pilgrim Funds, other than the transactions contemplated by this Agreement (any of the foregoing inquiries, proposals, or offers being an "Acquisition Proposal");

       (2) engage in negotiations or discussions concerning an Acquisition Proposal with any person or group or disclose or provide any non-public information relating to the business of Pilgrim, any of its subsidiaries, or any Pilgrim Fund, or afford access to the properties, books, or records of Pilgrim, any of its subsidiaries, or any Pilgrim Fund to any person or group that the party has reason to believe may be considering an Acquisition Proposal; or

       (3) agree to, approve, or recommend any Acquisition Proposal.

     (b) Any violation of the restrictions set forth in Section 7.4(a) by any director or officer of Pilgrim or any of its subsidiaries or any of Pilgrim or its subsidiaries' financial advisers, attorneys, accountants, or other representatives, whether or not acting on behalf of Pilgrim or its subsidiaries, shall be deemed a violation of Section 7.4(a) by Pilgrim.

     (c) Nothing contained in Section 7.4(a), however, prevents Pilgrim from
  (1) authorizing any of its officers, financial advisers, attorneys, accountants, or other representatives to furnish non-public information or access to, or to enter into discussions or negotiations with, any person in connection with a bona fide Acquisition Proposal by such person that has not been solicited after the date hereof, or recommending to its stockholders a bona fide written Acquisition Proposal that has not been solicited after the date hereof, if, and only to the extent that, (A) the Board of Directors of Pilgrim determines in good faith after advice from outside legal counsel that such action is necessary for it to comply with its fiduciary duties to stockholders under Delaware law, (B) before furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to Pilgrim than those contained in the Confidentiality Agreement discussed in
  Section 7.14, (C) the Board of Directors determines in good faith that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined in Section 7.4(d)), and (D) the Acquisition Proposal did not result from a breach of Section 7.4(a), or (2) complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that the foregoing clause (2) shall not alter the covenants of Pilgrim set forth in clause (3) of Section 7.4(a).

     (d) For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal that the Board of Directors of Pilgrim determines in its good faith judgment, based upon advice of its outside legal counsel and financial adviser, to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is committed or, in the good faith judgment of the Board of Directors, is reasonably capable of being obtained by the third party.

     (e) Pilgrim shall immediately cease and cause to be terminated any activities, discussions, or negotiations, existing on the date hereof, with any person with respect to any Acquisition Proposal, and will promptly request that each such person return or destroy all confidential information previously produced to that person by Pilgrim or its subsidiaries.

     (f) Pilgrim shall immediately notify ReliaStar upon receipt by it or its advisers of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records thereof by any person that informs Pilgrim that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of the proposal, inquiry, or contact, but need not disclose the identity of the person making the Acquisition Proposal or the request. If ReliaStar is notified by Pilgrim of a Superior Proposal, then ReliaStar shall have five business days to make a counter proposal; provided, however, that neither the submission nor the failure to submit such a counter proposal shall affect ReliaStar's right to be paid a termination fee under Section 10.3.

   7.5 Proxy Statement/Prospectus; Board Recommendation. As promptly as practicable after the execution hereof, ReliaStar and Pilgrim shall jointly prepare a proxy statement/prospectus (the "Proxy Statement/Prospectus"), which shall be sent to the stockholders of Pilgrim in connection with the special meeting of Pilgrim's stockholders to consider the approval of this Agreement and the Merger and the receipt of ReliaStar Common Stock in the Merger. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Pilgrim in favor of this Agreement and the Merger; provided that the Board of Directors of Pilgrim may withdraw such recommendation if it determines that there exists a Superior Proposal and its Board of Directors determines that the withdrawal of the recommendation is necessary for the Board of Directors to comply with its fiduciary duties under the Delaware law. The parties shall use their respective reasonable best efforts to cause the Proxy Statement/Prospectus to become effective under the Securities Act.

   7.6 Stockholders' Meetings of Pilgrim and the Pilgrim Funds; Consents for Pools.

     (a) Pilgrim shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger. The special meeting of Pilgrim's stockholders shall be held to vote on the approval of this Agreement and the Merger whether or not the Board of Directors of Pilgrim determines at any time after the date of this Agreement that this Agreement and the Merger are no longer advisable and recommends that Pilgrim stockholders reject this Agreement and the Merger. Subject to Section 7.5, Pilgrim shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger and use its best efforts to solicit from its stockholders proxies in favor of approval of this Agreement and the Merger.

     (b) Pilgrim will use and will cause its subsidiaries to use their best efforts to obtain, as promptly as reasonably practicable, the agreement of the Board of each Registrant to call a special meeting of stockholders to be held as promptly as reasonably practicable for the purpose of voting upon the approval of the advisory and any sub-advisory agreements and the amended Rule 12b-1 distribution plan, if required by the 1940 Act and, to the extent consistent with its fiduciary duties under the 1940 Act, to recommend that shareholders approve such proposed advisory and any sub-advisory agreements and any such distribution plan.

     (c) With respect to each Pool, Pilgrim and its subsidiaries, and ReliaStar and Northstar will each use its reasonable best efforts in good faith to obtain (and cooperate with one another in obtaining), as promptly as practicable, any consent required of each other party or of other required persons under any Management Agreement to the assignment, if any, of such Management Agreements before the Closing.

   7.7 Legal Conditions to Merger. Each of ReliaStar, Northstar, and Pilgrim shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Authorities) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of ReliaStar and Pilgrim shall, and shall cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other public third party, required to be obtained or made by ReliaStar, Pilgrim, or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Nothing in this Section 7.7, however, shall require ReliaStar or any of its subsidiaries, in connection with the receipt of any regulatory approval, to agree (a) to sell, discontinue, or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of it or any of its affiliates, or (b) to any conditions relating to, or changes or restriction in, the operations of any such assets or businesses that is reasonably likely to materially and adversely impact the economic or business benefits to ReliaStar and Northstar of transactions contemplated hereby.

   7.8 Tax-Free Reorganization.

     (a) ReliaStar and Pilgrim shall each use all reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of
  Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code (a "Reorganization"), including any mutually agreeable re-allocation of the Merger Consideration between the Share Consideration and the Cash Consideration that is reasonably necessary to obtain such treatment.

     (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a Reorganization in all federal, state, and local Tax Returns filed after the Effective Time.

     (c) At the Effective Time, ReliaStar, Pilgrim, and Northstar will use all reasonable best efforts so that none will be an investment company, as defined in Section 368(a)(2)(F) of the Code, unless it is a regulated investment company or a corporation that meets the requirements of Code
  Section 368(a)(2)(F)(ii).

   7.9 NYSE Listing. ReliaStar shall cause the shares of ReliaStar Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, before the Closing Date.

   7.10 Stock Plans and Options.

     (a) At the Effective Time, the Pilgrim Options shall be assumed by ReliaStar. Each Pilgrim Option so assumed by ReliaStar under this Agreement shall continue to have, and be subject to, substantially the same terms and conditions as were applicable under the Pilgrim Option Plans and the documents governing the Pilgrim Options immediately before the Effective Time, except that each Pilgrim Option will be exercisable for that number of whole shares of ReliaStar Common Stock equal to the product of the number of shares of Pilgrim Common Stock that were issuable upon exercise of the option immediately before the Effective Time multiplied by the Option Ratio (as defined in Section 7.10(d)) and rounded to the nearest whole number of shares of ReliaStar Common Stock, and the per-share exercise price for the shares of ReliaStar Common Stock issuable upon exercise of such assumed Pilgrim Option will be equal to the quotient determined by dividing the exercise price per share of Pilgrim Common Stock at which the option was exercisable immediately before the Effective Time by the Option Ratio, rounded to the nearest whole cent. It is the intention of the parties that the Pilgrim Options so assumed by ReliaStar qualify following the Effective Time as "incentive stock options," as defined in
  Section 422 of the Code, to the extent such options qualified as incentive stock options immediately before the Effective Time.

     (b) ReliaStar shall also assume Pilgrim's obligations under its 1996 Performance Share Plan. Each Performance Share granted under that plan on or before the date of this Agreement shall be converted into ReliaStar Performance Shares by multiplying the number of shares of Pilgrim Common Stock that could be issued pursuant to all such Performance Shares by the Option Ratio, and rounding the result to the nearest whole number of shares of ReliaStar Common Stock, and the per-share exercise price for each such Parent Performance Share will be equal to the quotient determined by dividing the exercise price at which such Performance Share was exercisable immediately before the Effective Time by the Option Ratio, rounded to the nearest whole cent. The resulting number will equal the number of ReliaStar Performance Shares, so that each ReliaStar Performance Share will represent the right to receive one share of ReliaStar Common Stock.

     (c) ReliaStar shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of ReliaStar Common Stock for delivery upon exercise of all Pilgrim Options and Performance

  Shares assumed in accordance with this Section 7.10. As soon as practicable after the Effective Time, ReliaStar shall file a registration statement on Form S-8 (or other applicable form) with respect to the shares of ReliaStar Common Stock subject to those options and performance shares and shall use its best efforts to maintain the effectiveness of the registration statement for so long as those options remain outstanding.

     (d) For purposes of this Agreement, the "Option Ratio" shall equal the quotient obtained by dividing (1) the Dollar Denominated Consideration by
  (2) the ReliaStar Average Share Price.

   7.11 Consents. Pilgrim shall use all reasonable efforts to obtain all necessary third-party consents, waivers, and approvals under any of Pilgrim's material agreements, contracts, licenses, or leases to consummate the Merger and the transactions contemplated thereby.

   7.12 Pilgrim Mutual Fund Assets Under Management. Not less than one trading day prior to the Closing Date, Pilgrim shall deliver to ReliaStar a schedule setting forth the amount of Pilgrim Mutual Fund Assets Under Management and the dollar value of the Pools.

   7.13 Additional Agreements; Reasonable Efforts. Subject to the terms hereof, including Section 7.5, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

   7.14 Confidentiality Agreement. The Confidentiality Agreement between ReliaStar and Pilgrim dated April 15, 1998 shall remain in full force and effect until the Effective Time. Until the Effective Time, the parties shall comply with the terms of the Confidentiality Agreement.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

   8.1 Conditions to the Parties' Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger are subject to the satisfaction before the Closing of the following conditions, any of which may be waived, to the extent legally allowed, in writing, by mutual written consent of the parties:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of Pilgrim, as required by the Delaware Law and by any applicable provisions of Pilgrim's Certificate of Incorporation and Bylaws. The proposals to be acted upon at the special meetings of stockholders of the Registrants discussed in
  Section 7.6(b) shall have received affirmative votes sufficient for their adoption. The consents required under Section 7.6(c), if any, shall have been obtained.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Approvals. There shall have been obtained all permits, consents, and approvals of all Governmental Authorities of the type referred to in clauses (A), (B), (D), (E), and (G) of Section 3.2(d)(2).

     (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.

     (e) Tax Opinions. ReliaStar shall have received the opinion of Faegre & Benson LLP, and Pilgrim shall have received the opinion of Dechert Price & Rhoads, each to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A)
  and Section 368(a)(2)(D) of the Code. The opinions shall be dated on or about the date the Proxy Statement/Prospectus is first mailed to the stockholders of Pilgrim and shall be updated as of the Effective Time. In connection with the giving of the tax opinions, counsel shall be entitled to rely upon tax certificates of Pilgrim, ReliaStar, Northstar, and other applicable persons in such form and substance as is customary in the giving of such opinions.

     (f) Proxy Statement/Prospectus. The SEC shall have declared the registration statement containing the Proxy Statement/Prospectus effective under the Securities Act, and no stop order or similar order suspending the effectiveness of that registration statement shall be pending before or threatened by the SEC or any state securities administrator.

   8.2 Additional Conditions to the Obligations of ReliaStar and Northstar. The obligations of ReliaStar and Northstar to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing by ReliaStar and Northstar:

     (a) Representations and Warranties. The representations and warranties of Pilgrim contained in Articles III and IV hereof shall,

       (1) with respect to representations and warranties qualified by Material Adverse Effect language, be true and correct in all respects as of the date hereof,

       (2) with respect to representations and warranties not so qualified, be true and correct in all material respects as of the date hereof, and

       (3) with respect to all such representations and warranties, be true and correct in all respects immediately before the Effective Time, with the same force and effect as if made as of the Effective Time, except where the failure of the representations and warranties in the aggregate to be true and correct would not have a Material Adverse Effect on Pilgrim or any Pilgrim Fund (provided that, solely for purposes of this Section 8.2(a)(3), any representation or warranty in
    Article III or IV that is qualified by any materiality qualification shall be read as if that language were not present in the applicable Sections of Articles III and IV), and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of that date.

     (b) Performance of Obligations of Pilgrim. Pilgrim shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

     (c) No Material Adverse Change. Since the date hereof, no Material Adverse Effect with respect to Pilgrim or any of the Pilgrim Funds shall have occurred.

     (d) Officers' Certificate. ReliaStar shall have received a certificate signed on behalf of Pilgrim by the Chief Executive and Chief Financial Officers of Pilgrim confirming the satisfaction of subsections (a), (b), and (c) of this Section 8.2.

     (e) Pilgrim Mutual Fund Assets Under Management. Pilgrim Mutual Fund Assets Under Management shall not be less than 55% of the Base Amount.

     (f) Legal Opinions. ReliaStar shall have received an opinion of Bryan Cave LLP, Dechert Price & Rhoads, and White & Case (or such other outside legal counsel selected by Pilgrim and reasonably acceptable to ReliaStar), each, special legal counsel to Pilgrim and/or the Pilgrim Funds, dated the Closing Date and in substantially the forms contained in Exhibit A.

     (g) Comfort Letter. ReliaStar shall have received from KPMG Peat Marwick LLP a letter, dated the date of the Information Statement, with respect to certain financial information regarding Pilgrim and its subsidiaries included in the Proxy Statement/Prospectus, which shall be in form and substance reasonably satisfactory to ReliaStar and customary in scope and substance for letters delivered by independent public accountants in connection with statements similar to the Proxy Statement/Prospectus.

      (h) Dissenters' Rights. The number of Dissenting Shares shall not equal more than 7.5% of the total of the outstanding shares of Pilgrim Common Stock.

     (i) Certain Consents. Pilgrim shall have obtained in writing all consents, waivers, or approvals, necessary to provide that consummation of the Merger does not constitute a default under, or effect or give rise to a right of termination of, each of the Material Contracts identified by an asterisk in Part 3.2(d)(4) of the Pilgrim Disclosure Schedule.

   8.3 Additional Conditions to the Obligation of Pilgrim. The obligation of Pilgrim to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Pilgrim:

     (a) Representations and Warranties. The representations and warranties of ReliaStar and Northstar contained in Article V hereof shall,

       (1) with respect to representations and warranties qualified by Material Adverse Effect language, be true and correct in all respects as of the date hereof,

       (2) with respect to representations and warranties not so qualified, be true and correct in all material respects as of the date hereof, and

       (3) with respect to all such representations and warranties, be true and correct in all respects immediately before the Effective Time, with the same force and effect as if made as of the Effective Time, except where the failure of the representations and warranties in the aggregate to be true and correct would not have a Material Adverse Effect on ReliaStar and Northstar or (provided that, solely for purposes of this Section 8.3(a)(3), any representation or warranty in
    Article V that is qualified by any materiality qualification shall be read as if that language were not present in the applicable Sections of
    Article V), and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of that date.

     (b) Performance of Obligations of ReliaStar and Northstar. ReliaStar and Northstar shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Closing Date.

     (c) No Material Adverse Change. Since the date hereof, no Material Adverse Effect shall have occurred with respect to ReliaStar.

     (d) Officers' Certificate. Pilgrim shall have received a certificate signed on behalf of ReliaStar by a Senior Vice President of ReliaStar, and on behalf of Northstar by the President or any Vice President of Northstar, confirming the satisfaction of subsections (a), (b) and (c) of this Section 8.3.

     (e) NYSE. The shares of ReliaStar Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

     (f) Legal Opinion. Pilgrim shall have received an opinion of Faegre & Benson LLP, special legal counsel to ReliaStar, and of Richard R. Crowl, General Counsel of ReliaStar, each dated the Closing Date and in substantially the form contained in Exhibit B.

     (g) Comfort Letter. Pilgrim shall have received from Deloitte & Touche LLP a letter, dated the date of the Proxy Statement/Prospectus, with respect to certain financial information regarding ReliaStar included in the Proxy Statement/Prospectus, which shall be in form and substance reasonable satisfactory to Pilgrim and customary in scope and substance for letters delivered by independent public accountants in connection with statements similar to the Proxy Statement/Prospectus.

                                   ARTICLE IX

               CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

   9.1 Employee Matters.

     (a) From and after the Effective Time, the employee pension benefit plans, as defined in Section 3(2) of ERISA, and welfare and other benefit plans, programs, and arrangements in effect as of the Effective Time shall, subject to applicable law, the terms of this Agreement, and the terms of such plans, programs, and arrangements, remain in effect with respect to the employees of Pilgrim and its subsidiaries until such time as the Surviving Corporation shall adopt new employee benefit plans and arrangements with respect to employees of the Surviving Corporation and its subsidiaries; provided, however, that for employees on Pilgrim's or its subsidiaries' payroll as of the Closing Date, such benefit plans and arrangements shall (1) contain no pre-existing condition exclusions and (2) not be less favorable, in the aggregate, than the benefit plans and arrangements provided to similarly situated employees of ReliaStar.

     (b) From and after the Effective Time, for purposes of determining eligibility, vesting, and entitlement to vacation and severance benefits for employees employed by Pilgrim or any of its subsidiaries immediately before the Effective Time under any compensation, severance, welfare, pension, benefit, or savings plan of the Surviving Corporation or any of its affiliates in which such employees of Pilgrim and its subsidiaries were, or could reasonably expect to become, eligible to participate, service with Pilgrim or any of its subsidiaries shall be credited as if such service had been rendered to the Surviving Corporation or such affiliate; provided, however, that such service credit shall not operate to duplicate any benefit or the funding thereof.

   9.2 Indemnification. All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, employee, or agent of Pilgrim or any of its subsidiaries as provided in the charter, bylaws, or similar organizational documents of Pilgrim or any of its subsidiaries or by law as in effect on the date hereof shall survive the Merger and continue in full force and effect without amendment thereto for a period of at least six years after the Effective Time (or, if any relevant claim is asserted or made within that six-year period, until final disposition of the claim) with respect to matters occurring at or before the Effective Time, and no action taken during that period shall be deemed to diminish the obligations set forth in this Section 9.2. Further, the Surviving Corporation, by virtue of the Merger and without further action, shall assume as of the Effective Time all indemnification agreements of Pilgrim in effect as of the date hereof. ReliaStar hereby guarantees the performance of the covenants set forth in this
Section 9.2. The provisions of this Section 9.2 are intended for the benefit of, and shall be enforceable by, directors, officers, and others entitled to indemnification hereunder and their respective heirs and personal representatives.

   9.3 Directors and Officers Liability Insurance. For a period of at least six years after the Effective Time, ReliaStar shall maintain in effect either (a) policies of directors' and officers' liability insurance providing at least the same coverage and amounts and containing terms and conditions that are no less advantageous in any material respect to the insured parties under such policies maintained by Pilgrim as of the date hereof with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the transactions contemplated by this Agreement), or (b) a run-off (that is, a "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the transactions contemplated by this Agreement); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of Pilgrim or any of its subsidiaries.

                                   ARTICLE X

                                  TERMINATION

   10.1 Generally. This Agreement may be terminated at any time before the Effective Time, whether before or after approval by the stockholders of
Pilgrim:

     (a) by mutual written consent of ReliaStar, Northstar, and Pilgrim;

     (b) by ReliaStar and Northstar or by Pilgrim if the transactions contemplated hereby have not been consummated on or before March 31, 2000 (which date may be extended by mutual agreement of ReliaStar, Northstar, and Pilgrim), provided that such failure is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;

     (c) by ReliaStar and Northstar, if (1) any of the conditions set forth in Sections 8.1 or 8.2 shall become impossible to fulfill other than for reasons within the control of ReliaStar or Northstar, and such conditions shall not have been waived under Article VIII, or (2) the stockholders of Pilgrim fail to approve this Agreement and the Merger by the vote required by the Delaware Law and Pilgrim's Certificate of Incorporation and Bylaws at the first stockholders' meeting called for that purpose, including any adjournments thereof;

     (d) by Pilgrim, if (1) any of the conditions set forth in Sections 8.1 or 8.3 shall become impossible to fulfill other than for reasons within the control of Pilgrim, and such conditions shall not have been waived under
  Article VIII, or (2) the stockholders of Pilgrim fail to approve this Agreement and the Merger by the vote required by the Delaware Law and Pilgrim's Certificate of Incorporation and Bylaws at the first stockholders' meeting called for that purpose, including any adjournments thereof;

     (e) by ReliaStar and Northstar, if the Pilgrim Board of Directors withdraws or adversely modifies its recommendation to its stockholders of this Agreement and the Merger;

     (f) by ReliaStar and Northstar, if Pilgrim shall have (1) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Pilgrim of such failure or, (2) breached a representation or warranty contained in Article III or IV hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Pilgrim of such breach, and the condition set forth in
  Section 8.2(a) cannot be satisfied;

     (g) by Pilgrim, if ReliaStar or Northstar shall have (1) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to ReliaStar of such failure or, (2) breached a representation or warranty contained in Article V hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to ReliaStar of such breach, and the condition set forth in Section 8.3(a) cannot be satisfied.

   10.2 Procedure and Effect of Termination. Upon termination of this Agreement by Pilgrim or by ReliaStar and Northstar under Section 10.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 10.3 or to the extent the termination is the direct result of a willful and material breach by the party of a representation, warranty, or covenant contained in this Agreement.

   10.3 Expenses; Termination Fee.

     (a) All expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring the expenses.

     (b) If this Agreement is terminated by ReliaStar under Section 10.1(c)(2), (e), or (f), or by Pilgrim under Section 10.1(d)(2),

       (1) then Pilgrim shall, within five business days of termination, pay to ReliaStar an amount, not to exceed $2 million, equal to all reasonable out-of-pocket expenses (including fees and costs of attorneys and accountants) incurred by ReliaStar or Northstar in connection with the transactions contemplated by this Agreement; and

       (2) if, on or before the date that is one year after the date of termination, a Third-Party Transaction (as defined in subsection (d) below) is consummated, then Pilgrim shall, within five business days after the consummation of such Third-Party Transaction, pay to ReliaStar an additional $8 million.

     (c) If this Agreement is terminated by Pilgrim under Section 10.1(g), then ReliaStar shall, within five business days of termination, pay to Pilgrim an amount, not to exceed $2 million, equal to all reasonable out-of-pocket expenses (including fees and costs of attorneys and accountants) incurred by Pilgrim in connection with the transactions contemplated by this Agreement.

     (d) As used in Section 10.3(b), "Third-Party Transaction" means the occurrence of any of the following events: (1) the acquisition of Pilgrim by merger, consolidation, statutory share exchange, or other business combination transaction by any person other than ReliaStar or any affiliate thereof (a "Third Party"), in which the holders of shares of Pilgrim Common Stock do not, immediately after the transaction, directly or indirectly own more than 50% of the voting power of the capital stock of Pilgrim or the surviving corporation in substantially the same proportion as before the transaction; (2) the acquisition by any Third Party of 50% or more (in book value or market value) of the total assets of Pilgrim and its subsidiaries, taken as a whole; or (3) the acquisition by a Third Party of 50% or more of the outstanding shares of Pilgrim Common Stock, whether by tender offer, exchange offer, or otherwise.

     (e) This Section 10.3 shall survive termination of this Agreement for any reason for a period of 13 months thereafter.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

   11.1 Termination of Representations and Warranties. The representations and warranties set forth in this Agreement (including those set forth in the Pilgrim Disclosure Schedule and the ReliaStar Disclosure Schedule) or in any certificate furnished under this Agreement shall not survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties that, by its terms contemplates performance after the Effective Time.

   11.2 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties at any time before the Effective Time with respect to any of the terms contained herein, except that after the special meeting of Pilgrim's stockholders to approve this Agreement and the Merger, the amount and form of the consideration payable in the Merger may not be altered without the approval of the stockholders of Pilgrim.

   11.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived in writing by the other, but any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, the consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.3.

   11.4 Press Releases and Public Announcements. No party may issue any press release or make any public announcement relating to the subject matter hereof without the prior written approval of the other parties, which may not be unreasonably withheld; provided, however, that each party may make any public disclosure it believes in good faith is required by applicable law, SEC regulations, or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use its reasonable best efforts to consult with and advise the other parties regarding the form and content of the disclosure before making the disclosure).

   11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service or facsimile, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) If to ReliaStar or Northstar:

       ReliaStar Financial Corp.
       20 Washington Avenue South
       Minneapolis, Minnesota 55401

       Attention: General Counsel
       Facsimile: (612) 342-3160

                 with a copy to:

       Faegre & Benson LLP
       2200 Norwest Center
       90 South Seventh Street
       Minneapolis, Minnesota 55402

       Attention: Thomas G. Morgan
       Facsimile: (612) 336-3026

      (b) If to Pilgrim:

       Pilgrim America Capital Corporation
       Two Renaissance Square
       40 North Central Avenue, Suite 1200
       Phoenix, Arizona 85004-4424

       Attention: James M. Hennessy
       Facsimile: (602) 417-8301

                 with a copy to:

       Dechert Price & Rhoads
       4000 Bell Atlantic Tower
       1717 Arch Street
       Philadelphia, PA 19103-2793

       Attention: Christopher G. Karras
       Facsimile: (215) 994-2222

   11.6 Assignment. This Agreement and all of its provisions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.

   11.7 Interpretation. As used in this Agreement, unless otherwise defined herein:

     (a) "including" means "including without limitation";

     (b) "person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization, or a government or any department or agency thereof;

     (c) "affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act;

     (d) "business day" means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the States of Minnesota or Arizona;

     (e) all dollar amounts are expressed in United States funds;

     (f) "to the knowledge of a party" or any similar phrase means the actual knowledge of one or more of the executive officers of the party; and

     (g) "subsidiary" of any specified corporation means any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by the corporation.

   11.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to choice-of-law principles.

   11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   11.10 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation hereof.

   11.11 Entire Agreement. This Agreement, including the schedules and exhibits hereto, the Pilgrim Disclosure Schedule, the ReliaStar Disclosure Schedule, and the Confidentiality Agreement, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to that subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement.

   11.12 Severability. If any provision hereof is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions hereof shall continue in full force and effect and will in no way be affected or invalidated.

   11.13 Equitable Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

   11.14 Disclosure Schedules. The Pilgrim Disclosure Schedule and the ReliaStar Disclosure Schedule have been arranged in a manner that corresponds to the Sections of this Agreement; provided that a disclosure made in any section of the Pilgrim Disclosure Schedule or the ReliaStar Disclosure Schedule that is sufficient to reasonably inform the recipient of information required to be disclosed in another section of the applicable disclosure schedule to avoid a misrepresentation under a Section of this Agreement shall be deemed, for all purposes of this Agreement, to have been made under the other section of the applicable disclosure schedule. The mere listing in the Pilgrim Disclosure Schedule or the ReliaStar Disclosure Schedule, however, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the applicable disclosure schedule otherwise reasonably informs the recipient of an exception to the representation or warranty). It is understood and agreed by the parties that the disclosure of any events or circumstances contained in the disclosure schedules provided herewith shall not, in any event, be deemed to constitute any party's representation or belief that any such event or circumstance constitutes, or otherwise may result in, a Material Adverse Effect.

   In witness whereof, ReliaStar, Northstar, and Pilgrim have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        RELIASTAR FINANCIAL CORP.

                                                   /s/ John G. Turner
                                        By _____________________________________
                                         Its Chairman and Chief Executive
                                         Officer

                                        NORTHSTAR HOLDING, INC.

                                                  /s/ Richard R. Crowl
                                        By _____________________________________
                                         Its Vice President

                                        PILGRIM CAPITAL CORPORATION

                                                /s/ Robert W. Stallings
                                        By _____________________________________
                                         Its Chairman, President and Chief
                                         Executive Officer

                                                                       EXHIBIT B

                 Putnam, Lovell, de Guardiola & Thornton, Inc.

Board of Directors
Pilgrim Capital Corporation
Two Renaissance Square
40 North Central Avenue, Suite 1200
Phoenix, AZ 85004-4424

July 22, 1999

Gentlemen:

We understand that Pilgrim Capital Corporation, a Delaware corporation (the "Company"), ReliaStar Financial Corporation, a Delaware corporation ("ReliaStar"), and Northstar Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of ReliaStar ("Holding"), have entered into an Agreement and Plan of Merger dated July 22, 1999 (the "Transaction Agreement"), pursuant to which, among other things, the Company will be merged with and into Holding (the "Merger") and each issued and outstanding share of the common stock of the Company, $.01 par value per share, will be converted into the right to receive (1) .50 shares of the common stock of ReliaStar, $.01 par value per share (the "Share Consideration"), and (2) cash in the amount of $12.50 (the "Cash Consideration" and, together with the Share Consideration, the "Merger Consideration"). In certain circumstances, the Merger Consideration is subject to adjustment as provided in the Transaction Agreement.

You have asked for our opinion as to whether the Merger Consideration to be paid by ReliaStar in the Merger is fair, from a financial point of view, to the stockholders of the Company.

In connection with rendering our opinion, we have, among other things:

I. reviewed certain publicly available historical audited and unaudited financial statements and other information regarding the Company and ReliaStar;

II. reviewed pro forma historical financial statements, operating data and other information regarding the Company and its subsidiaries prepared by the management of the Company;

III. reviewed certain internal financial analyses and projections of the Company and its subsidiaries and of the investment management business of ReliaStar prepared by the management of the Company and ReliaStar, respectively;

IV. reviewed certain other information furnished to us by the Company for purposes of our analyses, including cost savings and related expenses expected to result from this transaction;

V. compared the results of operations of the Company with those of certain public and private companies that we deemed to be reasonably comparable to the Company;

VI. compared the proposed financial terms of the Merger with the financial terms of certain other recent transactions that we deemed to be relevant;

VII. reviewed a draft dated July 20, 1999 of the Transaction Agreement;

VIII. conducted discussions with members of the management of the Company and ReliaStar to discuss the foregoing, as well as other matters we believe relevant to our inquiry; and

IX. performed such other analyses and examinations and considered such other factors as we have deemed appropriate.

Board of Directors
July 22, 1999
Page 2

In preparing our opinion, we have, with your consent, also assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information supplied or otherwise made available to us from public sources or by the Company and ReliaStar and have not independently verified such information. We have neither obtained nor performed any independent valuation or appraisal of the assets or liabilities of the Company or the investment management business of ReliaStar. With respect to the financial projections and forecasts of the Company and the investment management business of ReliaStar provided to us by the Company and ReliaStar, respectively, we have assumed that such financial projections and forecasts have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the senior management of the Company and ReliaStar as to the future competitive, operating and regulatory environments and related financial performance of the investment management business of ReliaStar and the Company and that such forecasts will be realized in the amounts and at the times contemplated thereby. We have not undertaken any independent analysis to verify the reasonableness of the assumptions underlying such forecasts. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and agreements (or drafts thereof) made available to us as of, the date hereof.

Putnam, Lovell, de Guardiola & Thornton Inc. is an investment banking firm focused primarily on the investment management industry and is continually engaged in the valuation of investment management businesses and their securities in connection with mergers and acquisitions, distributions of securities and similar activities. We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement, including, without limitation, any liabilities arising out of the rendering of this opinion. As you may be aware, Putnam, Lovell, de Guardiola & Thornton and its principals have in the past provided financial advisory services to ReliaStar and its subsidiary, Holding, and have received customary fees in consideration for rendering such services. As we have previously informed you, Putnam, Lovell, de Guardiola & Thornton represented Nicholas-Applegate Capital Management in connection with the sale of the Nicholas-Applegate retail mutual funds to the Company, and upon consummation of the Merger, we will receive from Nicholas-Applegate Capital Management a portion of our fees for services provided in that engagement. Roberto de Guardiola owns 15,000 shares of the common stock of the Company.

Based upon and subject to the foregoing, it is our opinion on the date hereof that the Merger Consideration to be paid by ReliaStar in the Merger is fair, from a financial point of view, to the stockholders of the Company.

Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not be used for any other purpose, or reproduced, disclose publicly, referred to or communicate by you in any manner at any time, in whole or in part, without our prior written consent.

Very truly yours,

PUTNAM, LOVELL, DE GUARDIOLA & THORNTON INC.

By: /s/ Roberto de Guardiola
  ---------------------
   Roberto de Guardiola
   Managing Director

                                                                       EXHIBIT C

                        DELAWARE GENERAL CORPORATION LAW

(S) 262. APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the second of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the forgoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   P A R T II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Reference is made to Section 145 of the Delaware General Corporation Law, which provides for indemnification of directors and officers in certain circumstances.

   Article VIII of ReliaStar's Bylaws provides for broad indemnification of its directors and officers. See Exhibit 3(b) to this registration statement.

   ReliaStar also maintains director and officer liability insurance policies.

   In addition, Section 7 of Article Sixth of ReliaStar's Certificate of Incorporation contains broad provisions limiting the liability of directors for monetary damages for breach of fiduciary duty as a director. See Exhibit 3(a) to this registration statement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (A) EXHIBITS

   The following Exhibits are filed as part of this registration statement:

     EXHIBIT
     NUMBER                                EXHIBIT
     ------- ------------------------------------------------------------------
       2     Agreement and Plan of Merger, dated as of July 22, 1999, among
             ReliaStar Financial Corp., Northstar Holding, Inc., and Pilgrim
             Capital Corporation (included in the proxy statement/prospectus as
             Exhibit A).

       3(a)  Certificate of Incorporation, as amended, of ReliaStar
             (incorporated by reference to Exhibit 4(a) to ReliaStar's
             Registration Statement on Form S-8, Registration No. 333-42125).

       3(b) Bylaws, as amended, of ReliaStar (incorporated by reference to Exhibit 3 to ReliaStar's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, File No. 1-10640).

       4     Amended and Restated Rights Agreement dated as of February 11,
             1999 between ReliaStar and Norwest Bank Minnesota, National
             Association, as Rights Agent (incorporated by reference to Exhibit
             1 to Amendment to Registration Statement on Form 8-A/A dated
             February 26, 1999).

       5     Opinion of Faegre & Benson LLP.

       8(a)  Opinion of Faegre & Benson LLP regarding tax matters.

       8(b)  Opinion of Dechert Price & Rhoads regarding tax matters.

      23(a) Consent of Deloitte & Touche LLP, relating to financial statements of ReliaStar.

      23(b)  Consent of KPMG LLP, relating to financial statements of Pilgrim.

      23(c)  Consent of Faegre & Benson LLP (included in Exhibits 5 and 8(a)).

      23(d)  Consent of Dechert Price & Rhoads (included in Exhibit 8(b)).

      24     Powers of Attorney of directors and officers of ReliaStar.

      99(a)  Form of Proxy of Pilgrim.

      99(b) Opinion of Putnam, Lovell, de Guardiola & Thornton, Inc. (included in the proxy statement/prospectus as Exhibit B).

   (B) FINANCIAL STATEMENT SCHEDULES

   Independent Auditors' Report*

   Schedule I -- Summary of Investments--Other than Investments in Related Parties*

   Schedule II -- Condensed Financial Information of Registrant*

   Schedule III -- Supplementary Insurance Information*

   Schedule IV -- Reinsurance*

   Schedule V -- Valuation and Qualifying Accounts*

   All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes to those statements.
--------
   * Incorporated by reference to ReliaStar's Annual Report on Form 10-K for the year ended December 31, 1998.

   (C) REPORTS, OPINIONS OR APPRAISALS

   Information requested hereunder is furnished as Exhibit 99(b) to this registration statement and as Exhibit B to the proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (1)(i) and
  (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Pilgrim pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on the 10th day of September, 1999.

                                          RELIASTAR FINANCIAL CORP.

                                          By /s/ John G. Turner*
                                            -----------------------------------
                                            John G. Turner, Chairman and
                                            Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 10th day of September, 1999, by the following persons in the capacities indicated:

/s/ John G. Turner*                    Chairman and Chief Executive Officer
______________________________________ (Principal Executive Officer)
John G. Turner

/s/ James R. Miller*                   Senior Vice President, Chief Financial Officer and
______________________________________ Treasurer (Principal Financial Officer)
James R. Miller

/s/ Chris D. Schreier*                 Vice President and Controller
______________________________________ (Principal Accounting Officer)
Chris D. Schreier

Carolyn H. Baldwin
David C. Cox
Richard U. De Schutter
John H. Flittie
Luella G. Goldberg
William A. Hodder
James J. Howard                        A majority of the board of directors*
Randy C. James
Richard L. Knowlton
David A. Koch
James J. Renier
Robert C. Salipante
John G. Turner



   * Richard R. Crowl, by signing his name hereto, hereby signs this document on behalf of each of the other above-named officers or directors of the registrant pursuant to powers of attorney duly executed by such persons.

                                          By /s/ Richard R. Crowl
                                            -----------------------------------
                                            Richard R. Crowl
                                            Attorney-in-fact

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                    EXHIBIT                         MANNER OF FILING
 ------- -------------------------------------------   -------------------------
   2     Agreement and Plan of Merger, dated as of
         July 22, 1999, among ReliaStar Financial
         Corp., Northstar Holding, Inc., and Pilgrim
         Capital Corporation (included in the proxy
         statement/prospectus as Exhibit A).........   Filed Electronically

   3(a)  Certificate of Incorporation, as amended,
         of ReliaStar (incorporated by reference to
         Exhibit 4(a) to ReliaStar's Registration
         Statement on Form S-8, Registration No.
         333-42125).................................   Incorporated by Reference

   3(b)  Bylaws, as amended, of ReliaStar
         (incorporated by reference to Exhibit 3 to
         ReliaStar's Quarterly Report on Form 10-Q
         for the quarter ended March 31, 1999, File
         No. 1-10640)...............................   Incorporated by Reference

   4     Amended and Restated Rights Agreement dated
         as of February 11, 1999 between ReliaStar
         and Norwest Bank Minnesota, National
         Association, as Rights Agent (incorporated
         by reference to Exhibit 1 to Amendment to
         Registration Statement on Form 8-A/A dated
         February 26, 1999).........................   Incorporated by Reference

   5     Opinion of Faegre & Benson LLP.............   Filed Electronically

   8(a)  Opinion of Faegre & Benson LLP regarding
         tax matters................................   Filed Electronically

   8(b)  Opinion of Dechert Price & Rhoads regarding
         tax matters................................   Filed Electronically

  23(a)  Consent of Deloitte & Touche LLP, relating
         to financial statements of ReliaStar.......   Filed Electronically

  23(b)  Consent of KPMG LLP, relating to financial
         statements of Pilgrim......................   Filed Electronically

  23(c)  Consent of Faegre & Benson LLP (included in
         Exhibits 5 and 8(a)).......................   Filed Electronically

  23(d)  Consent of Dechert Price & Rhoads (included
         in Exhibit 8(b))...........................   Filed Electronically

  24     Powers of Attorney of directors and
         officers of ReliaStar......................   Filed Electronically

  99(a)  Form of Proxy of Pilgrim...................   Filed Electronically

  99(b)  Opinion of Putnam, Lovell, de Guardiola &
         Thornton, Inc. (included in the proxy
         statement/prospectus as Exhibit B).........   Filed Electronically
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